       FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 2000

                                                      REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             BEYOND.COM CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 7375                                94-3212136
     (STATE OR OTHER JURISDICTION           (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)

                            3200 PATRICK HENRY DRIVE
                            SANTA CLARA, CALIFORNIA
                                 (408) 855-3000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                RONALD S. SMITH
                            CHIEF EXECUTIVE OFFICER
                             BEYOND.COM CORPORATION
                            3200 PATRICK HENRY DRIVE
                         SANTA CLARA, CALIFORNIA 95054
                                 (408) 855-3000

COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

                JUSTIN L. BASTIAN, ESQ.                                    ABIGAIL ARMS, ESQ.
                MORRISON & FOERSTER LLP                                    SHEARMAN & STERLING
                  755 PAGE MILL ROAD                                   801 PENNSYLVANIA AVENUE, N
              PALO ALTO, CALIFORNIA 94304                                WASHINGTON, D.C. 20004
                    (650) 813-5600                                           (202) 508-8000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
---------------

    If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
---------------

    If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                                                       MAXIMUM            MAXIMUM
                  TITLE OF EACH CLASS OF                         AMOUNT TO BE       OFFERING PRICE  AGGREGATE OFFERING
                SECURITIES TO BE REGISTERED                       REGISTERED           PER UNIT            PRICE
-----------------------------------------------------------------------------------------------------------------------
10 7/8% Convertible Subordinated Notes Due December 1,
  2003.....................................................      $42,166,667             39%          $16,445,000(1)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share...................  9,876,730 shares(3)        $1.625        $16,049,687(4)
-----------------------------------------------------------------------------------------------------------------------
         Total.............................................
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------  -----------------
-----------------------------------------------------------  -----------------

                  TITLE OF EACH CLASS OF                         AMOUNT OF
                SECURITIES TO BE REGISTERED                  REGISTRATION FEE
-----------------------------------------------------------  -----------------
10 7/8% Convertible Subordinated Notes Due December 1,
  2003.....................................................      $4,342(2)
------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share...................       $4,238
------------------------------------------------------------------------------------------------------------------
         Total.............................................       $8,580
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(f)(1) under the Securities Act of 1933, this amount is the market value as of June 30, 2000 of the maximum amount of 7 1/4% Convertible Subordinate Notes due December 1, 2003 (the "existing notes") that may be received by the Registrant from tendering holders in the exchange offer.

(2) The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.

(3) The 9,876,730 shares of common stock are being registered to the extent the Registrant elects to pay in common stock instead of cash under the terms of the exchange notes or the exchange offer. Also includes such indeterminate number of shares of Common Stock as shall be issuable upon conversion of the exchange notes being registered hereunder. No additional consideration shall be received for the Common Stock issuable upon conversion of the exchange notes and therefore no registration fee is required pursuant to Rule 457 under the Securities Act.

(4) Estimated in accordance with Rule 457(c) and Rule 457(d) solely for the purpose of calculating the amount of the registration fee based on the average of the high and low price of the Registrant's common stock as reported on The Nasdaq National Market on June 30, 2000.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 3, 2000

PROSPECTUS

                        [LOGO OF BEYOND.COM CORPORATION]

                            ------------------------

                               EXCHANGE OFFER FOR

      10 7/8% CONVERTIBLE SUBORDINATED NOTES DUE DECEMBER 1, 2003 FOR ITS
           7 1/4% CONVERTIBLE SUBORDINATED NOTES DUE DECEMBER 1, 2003

                            ------------------------

     If you elect to participate in the exchange offer, you will receive from us $2,000 principal amount of the 10 7/8% Convertible Subordinated Notes due December 1, 2003 for each $3,000 principal amount of the 7 1/4% Convertible Subordinated Notes due December 1, 2003.

     This exchange offer will expire at 5:00 p.m., Eastern Daylight Time, on -- 2000, unless we extend the offer.

     Our common stock is traded on the Nasdaq National Market under the symbol "BYND." On June 29, 2000, the last reported sale price from our common stock on the Nasdaq National Market was $1.625 per share.

     We mailed this prospectus and the letter of transmittal on July   , 2000.

                            ------------------------

     PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU DECIDE TO PARTICIPATE IN THIS EXCHANGE OFFER OR PURCHASE ADDITIONAL EXCHANGE NOTES.

                            ------------------------

     We have retained Georgeson Shareholder Communications, Inc. as our information agent to assist you in connection with the exchange offer. You may call Georgeson Shareholder Communications, Inc., at (800) 223-2064, toll free, to receive additional documents and to ask questions.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                   THE DEALER MANAGER FOR THE EXCHANGE OFFER:

                               ROBERTSON STEPHENS

                     This prospectus is dated July   , 2000

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date of this prospectus.

                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    7
Special Note Regarding Forward Looking Statements...........
Use of Proceeds.............................................   21
Price Range of Common Stock.................................   21
Dividend Policy.............................................   21
Capitalization..............................................   22
Selected Consolidated Financial Data........................   23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   24
Business....................................................   33
Management..................................................   41
Certain Relationships and Related Transactions..............   45
The Exchange Offer..........................................   47
Description of Exchange Notes...............................   55
Description of Existing Notes...............................   69
Description of Capital Stock................................   84
Book-Entry System -- The Depository Trust Company...........   85
Legal Matters...............................................   87
Experts.....................................................   87
Consolidated Financial Statements...........................   88

                                    SUMMARY

     This summary does not contain all the information you should consider before exchanging your existing notes for the exchange notes. You should read this entire prospectus carefully. Unless otherwise indicated, "we," "us," "our" and similar terms refer to Beyond.com Corporation.

                                  OUR COMPANY

     We are an e-commerce services provider that builds and manages websites for businesses and sells software and computer related products to the government, corporate and consumer markets. Additionally, we operate our own online store, where customers can find an extensive selection of software and computer related products and services.

ESTORE GROUP

     Our eStore Group offers software developers, hardware manufacturers and systems OEMs full-service Web stores that can be rapidly implemented more economically than if they had developed a similar website internally. Businesses can choose from an array of services, including website design and construction, transaction processing, physical and electronic order fulfillment, customer support, marketing, and merchandising support. Our current eStore customers include CADopia, Compaq Computer, Executive Software, HP Shopping Village (a subsidiary of Hewlett Packard), IntelliGolf, McAfee, Palm Computing, Symantec, Systran Software, Telex and Trend Micro.

GOVERNMENT SYSTEMS GROUP

     Our Government Systems Group provides digitally downloadable software and related services to a growing list of United States Government agencies including the Internal Revenue Service (IRS), Office of the Comptroller of the Currency (OCC), Bureau of Engraving and Printing (BEP), Office of Thrift Supervision (OTS), Defense Logistics Agency (DLA), National Imagery and Mapping Agency (NIMA), Patent and Trademark Office (PTO) and the Department of Defense
(DoD).

WEBSITE

     Our online store (www.beyond.com), offers customers a comprehensive selection of software and computer related products, customer reviews, customer service, and competitive prices. We deliver software to customers by physically delivering the shrink-wrap software package or over the Internet via digital download. We carry approximately 177,000 software stock keeping units; approximately 13,000 of these stock keeping units can be delivered to customers via digital download.

STRATEGIC REFOCUS

     At the end of the third quarter of 1999, we made a strategic decision to refocus our business from a consumer retail focused company to a business-to-business e-commerce services company. Under this new direction, we plan to focus our resources and expertise in two areas with substantial revenue growth and profit potential: our eStore and Government Systems Groups.

                               THE EXCHANGE OFFER

                          TERMS OF THE EXCHANGE OFFER

     We have summarized the terms of the exchange offer in this section. Before you decide whether to tender your existing notes in this offer, you should read the detailed description of the offer under "The Exchange Offer" and of the exchange notes under "Description of Exchange Notes" for further information.

Terms of the exchange.........   We are offering up to $42.17 million aggregate
                                 principal amount of new 10 7/8% Convertible
                                 Subordinated Notes due December 1, 2003 for up to $63.25 million aggregate principal amount of 7 1/4% Convertible Subordinated Notes due
                                 December 1, 2003. We are offering to exchange
                                 $2,000 principal amount of exchange notes for each $3,000 principal amount of existing notes.
                                 You may tender all, some or none of your existing notes. We may pay interest on the exchange notes with shares of our common stock, par value $0.001 per share, or in cash, solely at our option.

Conversion Price..............   The exchange notes will be convertible at any
                                 time prior to maturity at a conversion price of $4.00 per share, subject to adjustment under certain conditions.

Expiration date; extension;
  termination.................   The exchange offer and withdrawal rights will
                                 expire at 5:00 p.m., Eastern Daylight Time, on --, 2000, or any subsequent date to which we extend it. We may extend the expiration date for any reason. In the case of any extension, we will issue a press release or other public announcement no later than 9:00 a.m., Eastern
                                 Daylight Time, on the next business day after the previously scheduled expiration date. You must tender your existing notes prior to this date if you wish to participate in the offer.
                                 We have the right to:

                                      - extend the expiration date of the
                                        exchange offer and retain all tendered
                                        existing notes, subject to your right to withdraw your tendered notes, or

                                      - waive any condition or otherwise amend
                                        the terms of the exchange offer in any
                                        respect, other than the condition that
                                        the registration statement be declared
                                        effective.

Conditions to the exchange
offer.........................   The exchange offer is subject to the
                                 registration statement and any post-effective amendment to the registration statement covering the exchange notes being effective under the Securities Act. The offer also is subject to customary conditions, which we may waive. Please read "The Exchange
                                 Offer -- Conditions for completion of the exchange offer" for more information.

Withdrawal Rights.............   You may withdraw a tender of your existing
                                 notes at any time before the exchange offer expires by delivering a written notice of withdrawal to LaSalle National Bank, the exchange agent, before the expiration date. If you change your mind, you may retender your existing notes by again following the exchange offer procedures before the exchange offer expires.

Procedures for tendering
  existing notes..............   If you hold existing notes through a broker,
                                 dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender your existing notes. Tenders of your existing notes will be effected by book-entry transfers through The Depository Trust Company.

                                 If you hold your existing notes through a broker, dealer, commercial bank, trust company or other nominee, you also may comply with the procedures for guaranteed delivery.

                                 Please do not send letters of transmittal to us. You should send those letters to LaSalle National Bank, the exchange agent. The exchange agent can answer your questions regarding how to tender your existing notes.

Interest......................   Interest on the exchange notes will be payable
                                 in cash or, at our option, in common stock at a rate of 10 7/8% per year, payable on June 1 and December 1 of each year. If we elect to pay interest in common stock, the shares of common stock will be valued at 90% of the average of the closing prices for the five trading days immediately preceding the second trading day prior to the interest payment date. The exchange notes will bear interest from the issue date. Existing notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

Exchange Agent................   LaSalle National Bank

Information Agent.............   Georgeson Shareholder Communications, Inc. For
                                 information regarding the exchange offer, please call (toll free (800) 223-2064; collect
                                 (212) 440-9800).

Dealer Manager................   Robertson Stephens

Risk Factors..................   You should consider carefully the matters
                                 described under "Risk Factors," as well as other information set forth in this prospectus and in the letter of transmittal.

Deciding whether to
participate
  in the exchange offer.......   Neither we nor our officers or directors make
                                 any recommendation as to whether you should tender or refrain from tendering all or any portion of your existing notes in the exchange offer. Further, we have not authorized anyone to make any such recommendation. You must make your own decision whether to tender your existing notes in the exchange offer and, if so, the aggregate amount of existing notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisers, if any, based on your own financial position and requirements.

Consequences of not exchanging
  existing notes..............   If you do not exchange your existing notes in
                                 the exchange offer, your existing notes will be subordinate to the exchange notes. Further, the liquidity and trading market for existing notes not tendered in the exchange could be adversely affected to the extent existing notes are tendered and accepted in the exchange offer.

                COMPARISON OF EXCHANGE NOTES AND EXISTING NOTES

     The following is a brief summary of the terms of the exchange notes and the existing notes. For a more complete description of the exchange notes, see "Description of Exchange Notes."

                                         EXCHANGE NOTES                     EXISTING NOTES
                                         --------------                     --------------
Securities.....................  $42.17 million aggregate           $63.25 million aggregate
                                 principal amount of 10 7/8%        principal amount of 7 1/4%
                                 Convertible Subordinated Notes     Convertible Subordinated Notes
                                 due December 1, 2003. The          due December 1, 2003.
                                 exchange notes will be issued
                                 in principal amount of $1,000
                                 and integral multiples of
                                 $1,000.
Issuer.........................  Beyond.com Corporation             Beyond.com Corporation
Maturity.......................  December 1, 2003                   December 1, 2003
Interest.......................  Interest on the exchange notes     Interest on the existing notes
                                 will be payable in cash or, at     is payable in cash at a rate of
                                 our option, in common stock at     7 1/4% per year, payable on
                                 a rate of 10 7/8% per year,        June 1 and December 1 of each
                                 payable on June 1 and December     year.
                                 1 of each year. If we elect to
                                 pay interest in common stock,
                                 the shares of common stock will
                                 be valued at 90% of the average
                                 of the closing prices for the
                                 five trading days immediately
                                 preceding the second trading
                                 day prior to the interest
                                 payment date. The exchange
                                 notes will bear interest from
                                 the issue date. Existing notes
                                 accepted for exchange will
                                 cease to accrue interest from
                                 and after the date of
                                 consummation of the exchange
                                 offer.
Conversion -- General..........  The exchange notes will be         The existing notes are
                                 convertible at any time prior      convertible at any time prior
                                 to the maturity at a conversion    to maturity at a conversion
                                 price of $4.00 per share,          price of $18.34 per share,
                                 subject to adjustment under        subject to adjustment under
                                 certain conditions. However,       certain conditions. However,
                                 the right to convert an            the right to convert an
                                 existing note called for           existing note called for
                                 redemption terminates on the       redemption terminates on the
                                 business day immediately           business day immediately
                                 preceding the redemption date      preceding the redemption date
                                 or such earlier date as the        or such earlier date as the
                                 holder presents any existing       holder presents any existing
                                 note for redemption.               note for redemption.

                                         EXCHANGE NOTES                     EXISTING NOTES
                                         --------------                     --------------
Auto-Conversion................  We may elect to automatically      None.
                                 convert all or part of the
                                 exchange notes on or prior to
                                 maturity if our common stock
                                 price has exceeded 150% of the
                                 conversion price for at least
                                 20 trading days during a 30-day
                                 trading period ending five
                                 trading days prior to the
                                 notice of automatic conversion.
                                 If an automatic conversion
                                 occurs on or prior to December
                                 6, 2001, we will pay additional
                                 interest in cash or, at our
                                 option, in common stock equal
                                 to three interest payments on
                                 the converted exchange notes,
                                 less any interest actually paid
                                 prior to automatic conversion.
                                 If we elect to pay the
                                 additional interest in common
                                 stock, the shares of common
                                 stock will be valued at 90% of
                                 the average of the closing
                                 prices for the five trading
                                 days immediately preceding the
                                 second trading day prior to the
                                 conversion date.
Ranking........................  The exchange notes will be         The existing notes are
                                 subordinated to all of our         subordinated to all of our
                                 senior debt and will be senior     senior debt and will be
                                 in right of payment to our         subordinated to the exchange
                                 existing notes. As of March 31,    notes. As of March 31, 2000, we
                                 2000, we had no outstanding        had no outstanding senior debt.
                                 senior debt. The exchange notes    The existing notes also are
                                 also are effectively               effectively subordinated to all
                                 subordinated to all                indebtedness and other
                                 indebtedness and other             liabilities of our
                                 liabilities of our                 subsidiaries, including trade
                                 subsidiaries, including trade      payables but excluding
                                 payables but excluding             intercompany liabilities.
                                 intercompany liabilities.
Optional Redemption............  We may redeem the exchange         We may redeem the existing
                                 notes on or after December 6,      notes on or after December 6,
                                 2001, in whole or in part, on      2000, in whole or in part, on
                                 not less than 30 but no more       not less than 30 but no more
                                 than 60 days' notice, at the       than 60 days' notice, at the
                                 redemption prices set forth in     redemption prices set forth in
                                 this prospectus, plus accrued      this prospectus, plus accrued
                                 and unpaid interest, if any, to    and unpaid interest, if any, to
                                 the redemption date.               the redemption date.

                                         EXCHANGE NOTES                     EXISTING NOTES
                                         --------------                     --------------
Repurchase at option of          You may require us to              You may require us to
  holders......................  repurchase all or part of your     repurchase all or part of your
                                 exchange notes upon a change in    existing notes upon a change in
                                 control at a repurchase price      control at a repurchase price
                                 equal to 100% of the               equal to 100% of the
                                 outstanding principal amount of    outstanding principal amount of
                                 the existing notes being           the existing notes being
                                 redeemed, plus any accrued and     redeemed, plus any accrued and
                                 unpaid interest.                   unpaid interest.
Listing........................  The exchange notes are expected    The existing notes trade in the
                                 to trade in the                    over-the-counter market.
                                 over-the-counter market.

                                  RISK FACTORS

     You should carefully consider the risks described below before you decide to exchange your existing notes for exchange notes. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business operations.

     If any of the following risks actually occur, they could materially adversely affect our business, financial condition or operating results. In that case, the trading price of our common stock and the existing notes could decline.

OUR LIMITED EXPERIENCE MAKES IT DIFFICULT TO ASSESS WHETHER THE IMPLEMENTATION OF OUR NEW BUSINESS MODEL WILL BE SUCCESSFUL

     Historically, our business has been focused primarily on the online resale of commercial off-the-shelf computer software to consumers, small businesses and large enterprises. We have recently refocused our business from this consumer oriented business model to an e-commerce services provider model that we refer to as our eStore Group. We must launch and operate our eStore business model successfully and generate adequate revenue and gross margin to replace an expected decrease in revenue we may incur in the consumer market as we scale back on our consumer branding efforts. We have limited experience in operating our eStore business and cannot give any assurances that we will be able to fully build this business.

WE HAVE A LIMITED OPERATING HISTORY, HAVE INCURRED NET LOSSES SINCE INCEPTION AND EXPECT TO INCUR NET LOSSES FOR THE FORESEEABLE FUTURE

     We began selling software on our website in November 1994. As a result, we have only a limited operating history upon which you may evaluate our business and prospects. Additionally, because we have refocused our business model to an e-commerce services provider model from a consumer oriented business model, our prior operating history does not provide meaningful information upon which you may evaluate our business and prospects. We incurred net losses of approximately $209.2 million from inception of our business through March 31, 2000. As of March 31, 2000, we had an accumulated deficit of approximately $212.9 million. We expect to continue to incur significant net operating losses for the foreseeable future.

WE ANTICIPATE SIGNIFICANT OPERATING LOSSES AND NEGATIVE CASH FLOW WHICH MAY ADVERSELY AFFECT OUR BUSINESS IN THE FUTURE

     We expect significant operating losses and negative cash flow to continue for the foreseeable future. Because we have planned expenses and relatively low gross margins, our ability to become profitable depends on our ability to generate and sustain higher net revenues. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.

     We base our current and future expense levels, which are largely fixed, on our operating plans and estimates of future revenues. We find sales and operating results difficult to forecast, because they generally depend on the volume and timing of the orders we receive. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. A shortfall in revenues will significantly harm our business and operating results. In view of the rapidly evolving nature of our business, proposed and possible future acquisitions and our limited operating history of selling software online, we have little experience forecasting our revenues. Therefore, we believe that period-to-period comparisons of our financial results are not necessarily meaningful and you should not rely upon them as an indication of our future performance. If we cannot achieve and sustain operating profitability or positive cash flow from operations, we may be unable to meet our debt service obligations or working capital requirements, which would adversely affect our business.

WE MAY NOT ACCURATELY FORECAST OUR SALES AND REVENUES DUE TO A VARIETY OF FACTORS, WHICH WILL CAUSE QUARTERLY FLUCTUATIONS IN OUR OPERATING RESULTS AND MAY RESULT IN VOLATILITY IN OUR STOCK PRICE

     Our revenues and operating results may fluctuate significantly from quarter to quarter due to a number of factors, not all of which are in our control. These factors include:

     - our ability to attract and retain new customers and maintain customer satisfaction;

     - new websites, services and products introduced by us or by our competitors;

     - price competition;

     - decreases in the level of growth, use of or consumer acceptance of the Internet and online services for the purchase of consumer products;

     - the termination of contracts with major purchasers, particularly U.S. Government agencies;

     - technical difficulties or system downtime affecting the Internet or online services, generally, and eStore websites for customers or the operation of our website;

     - the failure of Internet bandwidth to increase significantly over time and/or an increase in the cost to consumers of obtaining or using Internet bandwidth;

     - the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure;

     - government regulations related to use of the Internet for commerce or sales and distribution of software; and

     - general economic conditions and economic conditions specific to the Internet, online commerce and the software industry.

     We must successfully execute our new eStore strategy. This includes adding significant new eStore clients in the software and computer peripherals markets while adding additional high margin services that are valued by our customers. We must also increase the number of repeat purchasers of software through our online sites and increase revenues from purchasers of digitally downloadable software products. In addition, we must successfully maintain the Beyond.com brand. We cannot be certain that we can accomplish these objectives or that our business strategy will be successful.

     Seasonal fluctuations in the software industry, Internet and commercial online service usage, and traditional retail, government and corporate seasonal spending patterns and advertising expenditures may affect our business. In particular, Internet and online service usage and its rate of growth may decline in the summer. These seasonal patterns may cause quarterly fluctuations in our operating results and could adversely and materially affect our financial performance. Our gross margins are likely to fluctuate over time. A number of factors may impact our gross margins, including:

     - the mix of revenues between our eStores Group, Government Systems Group and our website;

     - the mix of transaction versus reseller revenue in our eStore business;

     - the mix of revenues from sales of shrink-wrap products and products delivered through digital download;

     - the mix of revenues from sales of software products and computer peripheral products (such as joysticks, personal organizers and related products);

     - the amount of advertising or promotional revenues we receive; and

     - our ability to rapidly grow value added services for our eStore business.

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We realize higher gross margins from:

     - advertising and promotional revenues than from software products sales;

     - product sales through digital download than from sales of shrink-wrap software products;

     - sales of specialty software products than from sales of widely available commodity software products; and

     - consulting and marketing services for eStores, than from transaction fees.

     We believe that the size of new software products will continue to increase and that they will be suitable for digital download only if network bandwidth increases significantly. This trend may limit our ability to distribute such software products via digital download and may limit our ability to realize the higher gross margins associated with digital download software product sales for our eStore customers. Any change in one or more of these factors could adversely and materially affect our gross margins and operating results in future periods.

     Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indicator of our future performance. It is likely that in some future quarter our operating results may fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock may fall significantly.

IF WE DO NOT SECURE ADDITIONAL CAPITAL TO FUND OUR BUSINESS WE WILL BE UNABLE TO SUSTAIN GROWTH

     We require substantial working capital to fund our business in the longer term. We expect operating losses and negative cash flow to continue for the foreseeable future. We will likely have to raise additional funds to fund our operations and to make interest payments to holders of our existing and exchange notes. We may elect to seek additional funds at any time. The actual amount and timing of our longer-term future capital requirements may differ materially from our estimates. In particular, our estimates may be inaccurate as a result of changes and fluctuations in our revenues, operating costs and development expenses.

     Our revenues and costs also depend upon factors that we cannot control. These factors include changes in technology and regulations, increased competition and factors such as Web integrity, seasonality, and performance by third parties in connection with our operations. Because of these factors, our actual revenues and costs are uncertain and may vary considerably. These variations may significantly affect our future need for capital. We may be unable to raise financing sufficient for our needs, either on suitable terms or at all. This will hinder our ability to satisfy our obligations to holders of our existing and exchange notes. This result would substantially harm the trading price of our common stock and materially harm our business.

IF WE DO NOT OBTAIN SUBSTANTIAL AMOUNTS OF CAPITAL FOR DEBT SERVICE, WE MAY NOT BE ABLE TO REPAY THE EXISTING NOTES AND THE EXCHANGE NOTES IN 2003

     By selling the existing notes in November and December 1998, we incurred $63,250,000 principal amount of indebtedness. Unless we have a high percentage of participation in the exchange offer, we will not have sufficient cash to fund scheduled payments of principal and interest on our existing notes. Likewise, we will likely require substantial amounts of cash to fund scheduled payments of the principal and interest on the exchange notes. We will not be able to meet these cash requirements out of cash flow from operations. We also may be unable to obtain alternative financing. A lack of adequate financing may adversely affect our ability to:

     - respond to changing business and economic conditions;

     - make future acquisitions;

     - absorb negative operating results; or

     - fund capital expenditures or increased working capital requirements.

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

     We could attempt to refinance our outstanding existing or exchange notes if our cash flow from operations is insufficient to repay them at maturity. However, a refinancing might not be available on terms acceptable to us, or at all. If we fail to make necessary payments on the existing or exchange notes, we will be in default under the terms of the existing or exchange notes, as applicable, and may also be in default under agreements controlling our other indebtedness, if any. Any default by us under the existing or exchange notes or on other indebtedness could adversely affect our financial condition and operating results.

POTENTIAL DELISTING OF OUR COMMON STOCK BY NASDAQ

     Our common stock trades on the Nasdaq National Market which has alternative compliance requirements for continued listing of common stock of either (i) a minimum closing bid price of at least $5.00 per share, or (ii) net tangible assets of at least $4,000,000. At June 14, 2000, our common stock had traded below $5.00 for more than 20 consecutive trading days. Similarly, at June 14, 2000, our net tangible assets were less than $4,000,000. On June 14, 2000, we received a letter from Nasdaq indicating that unless the minimum bid price for our common stock returned to at least $5.00 per share for at least 10 consecutive trading days prior to September 12, 2000, our shares would be delisted from the Nasdaq National Market on September 14, 2000. Thus, if we cannot meet the preceding test, or if we cannot raise our net tangible assets to at least $4,000,000 by September 12, 2000, our shares will be delisted from Nasdaq National Market on September 14, 2000. The result of delisting from the Nasdaq National Market could be a reduction in the liquidity of any investment in our common stock, the existing notes, or the exchange notes. Delisting could also reduce the ability of holders of our common stock to purchase or sell shares as quickly and as inexpensively as they have done historically. This lack of liquidity also makes it more difficult for us to raise capital in the future.

WE MAY NOT BE ABLE TO COMPETE WITH MORE ESTABLISHED OR MORE SPECIALIZED
COMPANIES

     We face competition primarily on three fronts: e-commerce service vendors of various types, government resellers and systems integrators, and online resellers of software and computer peripherals.

E-COMMERCE SERVICE VENDORS

     The e-commerce business-to-business outsourcing marketplace for building and managing Web stores is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future as current and new competitors potentially launch new e-commerce services that offer a variety of outsourcing options to businesses. eStore competitors include, but are not limited to, Digital River, ReleaseNow, NetSales and ShopNow. These companies provide similar solutions to our eStore Group offering. Like us, they target the software and hardware industry and similar customers ranging from small to large businesses. Other competitors include Escalate, BuyNow and Sykes Enterprises. Escalate and BuyNow are still new to the market but could pose a competitive threat once established. Sykes Enterprises has a solid clientele in the software and hardware industry and could be a competitive threat if they become an end-to-end or full-service provider.

     Competitive pressures created by any one of these current or future competitors, or by our competitors collectively, could negatively impact our business.

     We believe that the principal competitive factors in our market are:

     - skill in building and managing Web stores that offer a wide array of services, including advertising, merchandising, marketing campaigns, banner campaigns, market research and strategic planning. Marketing services include direct emails with personalized messages, e-packaging solutions that allow customers to rent, demo and download software, update services that inform clients of new upgrades to their software, and e-business centers that target business-to-business clients;

     - expertise in Web user interface design;

     - proprietary technology and operational experience in digital download;

     - rapid website building time;

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

     - operational and service performance excellence in the areas of customer support and site uptime;

     - offering additional services, including fraud elimination services;

     - providing a one-stop solution through key partnerships with companies such as CyberCash, Preview Systems and Ingram Micro that allow companies to outsource some of their services and alleviate internal resources; and

     - expertise in integrating with a client's infrastructure.

     Competitors such as Digital River have longer operating histories and larger customer bases than we do. In addition, some of our current or potential competitors have greater financial, marketing and other resources than we do.

     In addition, as more businesses turn to e-commerce outsourcers to market and sell their products online, well established and well financed entities may:

     - acquire online competitors;

     - invest in online competitors; or

     - form joint ventures with online competitors.

     Certain of our actual or potential competitors, such as Digital River, ReleaseNow, NetSales, ShopNow and BuyNow, may be able to:

     - secure key partnerships with vendors that allow them to outsource their services at a better price than we can;

     - secure key partnerships that enable them greater access to potential customers;

     - devote greater resources to marketing and promotional campaigns;

     - adopt more aggressive pricing or services models to build market share;
       or

     - devote substantially more resources to grow and improve their e-commerce outsourcing offerings than we can.

GOVERNMENT RESELLERS AND SYSTEMS INTEGRATORS

     In the government services marketplace, our competitors including, but not limited to, SoftwareSpectrum, GTSI, ASAP, CDW-G, SoftMart, GMR, MA Federal, SHI.com, and CorporateSoftware & Technology have greater experience in selling software to the large enterprise market than we do. Further, they have more sophisticated infrastructure and larger sales teams than we do.

     For website competition, we expect challenges from current online resellers, such as, Amazon.com, Buy.com, CompUSA, Cyberian Outpost, and Egghead, which may have longer operating histories, larger customer bases and greater financial, marketing and other resources than we do. In addition, new technologies and expansion of existing technologies, such as price comparison programs that select specific titles from a variety of websites, may direct customers to online software resellers that compete with us and may increase our competition.

     In summary, increased competition may cause us to reduce pricing or increase service and marketing expenses that could reduce operating margins and funds available to improve our technology and promote our business. We cannot assure that we can compete successfully against current and future competitors. Failure to compete successfully against our current and future competitors could materially hurt our business.

OUR FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO MAINTAIN OUR CURRENT RELATIONSHIPS WITH SOFTWARE DEVELOPERS AND DISTRIBUTORS

     We are entirely dependent upon the software developers and distributors that supply us with software and computer products for resale, and the availability of these software and computer products is unpredictable. In

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

1999 and 1998, sales of software provided by Microsoft and by a major software distributor accounted for a substantial portion of our revenues. As is common in the industry, we have no long term or exclusive arrangements with any software developers or distributors that guarantee the availability of software for resale. For example, our agreement with Microsoft automatically renews for successive one-year periods but is terminable for any reason by 30 days written notice prior to the expiration of the given term. If this relationship terminates then the publishers or distributors that currently supply us with software might cease to continue to supply us, and we might be unable to establish new relationships with other software developers and distributors.

     We also rely on software distributors to ship shrink-wrap software to customers that do not use digital download. We have limited control over the shipping procedures of our distributors and shipments by these distributors have in the past been, and may in the future be, subject to delays. Although most software we sell carries a warranty from its publisher, publishers or distributors occasionally fail to reimburse us for returns from customers. Furthermore, our contract with Microsoft allows Microsoft to review and approve our creditworthiness. If Microsoft determines that we are not creditworthy or not in compliance with payment or reporting terms, it may require us to post security acceptable to them which could negatively impact our financial condition.

OUR FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO SECURE AND MAINTAIN FUTURE CONTRACTS WITH U.S. GOVERNMENT AGENCIES

     We have several contracts with U.S. Government agencies, which accounted for approximately 14% of our net revenues in 1999 and 17% of our net revenues in the three months ended March 31, 2000. Each of these contracts is subject to annual review and renewal by the government, and may be terminated at any time. Each government contract, option and extension is only valid if the government appropriates enough funds for expenditure on such contracts, options or extensions. Accordingly, we might fail to derive any revenue from sales of software to the U.S. Government in any given future period. If the U.S. government fails to renew or terminates any of these contracts it would adversely affect our business and results of operations.

OUR COMMON STOCK PRICE IS VOLATILE

     The market price for our common stock is volatile and has fluctuated significantly to date. The trading price of our common stock is likely to continue to be highly volatile and subject to wide fluctuations in response to factors including the following:

     - actual or anticipated variations in our quarterly operating results;

     - announcements of technological innovations, new sales formats or new products or services by us or our competitors;

     - changes in financial estimates by securities analysts;

     - conditions or trends in the Internet and online commerce industries;

     - changes in the economic performance and/or market valuations of other Internet, online service or retail companies;

     - announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     - additions or departures of key personnel; and

     - sales of common stock.

     In addition, the securities market has experienced extreme price and volume fluctuations, and the market prices of the securities of Internet-related and technology companies have been especially volatile. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of stock, many

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

companies have been the object of securities class action litigation. If we were to be sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources.

OUR SUCCESS IS SUBJECT TO RISKS ASSOCIATED WITH DEPENDENCE ON THE INTERNET AND INTERNET INFRASTRUCTURE
DEVELOPMENT

     Our success will depend in large part on continued growth in, and the use of, the Internet. There are critical issues concerning the commercial use of the Internet, which remain unresolved. The issues concerning the commercial use of the Internet, which we expect will affect the development of the market for our services include:

     - security;

     - reliability;

     - cost;

     - ease of access;

     - quality of service; and

     - necessary increases in bandwidth availability.

     The adoption of the Internet for information retrieval and exchange, commerce and communications, particularly by those enterprises that have historically relied upon traditional means of commerce and communications, generally will require that these enterprises accept a new medium for conducting business and exchanging information. These entities likely will accept this new medium only if the Internet provides them with greater efficiency and an improved area of commerce and communication.

     Demand and market acceptance of the Internet are subject to a high level of uncertainty and are dependent on a number of factors, including the growth in consumer access to and acceptance of new interactive technologies, the development of technologies that facilitate interactive communication between organizations and targeted audiences and increases in user bandwidth. If the Internet fails to develop or develops more slowly than we expect as a commercial or business medium, it will adversely affect our business.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH ONLINE COMMERCE SECURITY AND CREDIT CARD FRAUD

     A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. To securely transmit confidential information, such as customer credit card numbers, we rely on encryption and authentication technology that we license from third parties.

     To the extent that our activities or those of third party contractors involve the storage and transmission of proprietary information (such as credit card numbers), security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our business may be adversely affected if our security measures do not prevent security breaches, and we cannot assure that we can prevent all security breaches. In addition, we have suffered losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, a merchant is liable for fraudulent credit card transactions where, as is the case with the transactions we process, that merchant does not obtain a cardholder's signature. Fraudulent use of credit card data in the future could adversely affect our business.

OUR SUCCESS IS SUBJECT TO RISKS ASSOCIATED WITH DIGITAL DOWNLOAD

     Our success will depend in part on our customers accepting digital download as a method of buying software. We typically derive higher gross margins from software sales to consumers via digital download than we do on shrink-wrap software sales. Digital download is a relatively new method of selling software products and its growth and market acceptance is highly uncertain and subject to a number of factors, including:

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

     - the availability of sufficient network bandwidth to enable purchasers to rapidly download software;

     - the impact of time-based Internet access fees;

     - the number of software titles that are available for purchase through digital download as compared to those available through traditional methods;

     - the level of consumer comfort with the process of downloading software;
       and

     - the relative ease of this process and transaction security concerns.

     We believe there is a maximum size of a software product that most consumers are willing to purchase via digital download. We also believe that the size of new software products will continue to increase and that these software products will be unsuitable for digital download without significant increases in network bandwidth. It will adversely affect our business if digital download fails to achieve widespread market acceptance. Even if digital download achieves widespread acceptance, we might not overcome the substantial existing and future technical challenges associated with electronically delivering software reliably and consistently on a long-term basis. Our business environment is characterized by rapid technological change, frequent new product enhancements and uncertain product life cycles. If we are unable to enhance our digital download technology in a timely and cost-effective manner, we may lose customers to our competitors. This would also adversely affect our business.

WE DEPEND ON THE CONTINUED SERVICE OF KEY PERSONNEL WHOSE EXPERTISE WOULD BE DIFFICULT TO REPLACE AND WE MAY BE UNABLE TO RETAIN QUALIFIED PERSONNEL IN THE FUTURE

     Our future success depends on the continued service and performance of our senior management and other key personnel, particularly William S. McKiernan, Chairman of our Board of Directors and Ronald S. Smith, our Chief Executive Officer. Competition for qualified management personnel is intense, particularly in the Silicon Valley area, and we may be unable to successfully attract, assimilate, or retain sufficiently qualified personnel in the future.

WE ARE SUBJECT TO CAPACITY CONSTRAINT RISKS, RELIANCE ON INTERNALLY DEVELOPED SYSTEMS AND SYSTEM DEVELOPMENT RISKS

     An element of our strategy is to generate a high volume of traffic on, and use of, our website. Our revenues depend in part, on the number of customers who use our website to purchase software. Accordingly, our website, transaction processing systems and network infrastructure performance, reliability and availability are critical to our operating results. These factors are also critical to our reputation and our ability to attract and retain customers and maintain adequate customer service levels. The volume of goods we sell and the attractiveness of our product and service offerings will decrease if there are any systems interruptions that affect the availability of our website or our ability to fulfill orders. We have experienced periodic systems interruptions, which we believe may continue to occur. We are continually enhancing and expanding our technology and transaction processing systems, and network infrastructure and other technologies, to accommodate a substantial increase in the volume of traffic on our website. We may be unsuccessful in these efforts or we may be unable to accurately project the rate or timing of increases in the use of our website. We may also fail to timely expand and upgrade our systems and infrastructure to accommodate these increases. In addition, we cannot predict whether additional network capacity will be available from third party suppliers as we need it. Also, our network or our suppliers' network might be unable to timely achieve or maintain a sufficiently high capacity of data transmission to timely process orders or effectively conduct digital download, especially if our website traffic increases. Our failure to achieve or maintain high capacity data transmission could significantly reduce consumer demand for our services.

WE HAVE OVERLAPPING MANAGEMENT WITH CYBERSOURCE WHICH MAY LEAD TO POTENTIAL CONFLICTS OF INTERESTS

     In connection with the spin off of our Internet commerce services business to CyberSource in December 1997, we entered into agreements with CyberSource to define the ongoing relationship between the two companies. At the time these agreements were negotiated, all of our directors were also directors of

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

CyberSource and other members of our management team joined CyberSource as executive officers. As a result, these and subsequent agreements may not be deemed the result of arm's length negotiations. Further, although we and CyberSource are engaged in different businesses, the two companies currently have no policies to govern the pursuit or allocation of corporate opportunities between CyberSource and us in the event they arise. Our business could be adversely affected if the overlapping board members of the two companies pursue CyberSource's interests over ours either in the course of intercompany transactions or where the same corporate opportunities are available to both companies.

OUR SYSTEMS ARE LOCATED IN SINGLE FACILITY WHICH SUBJECTS US TO THE RISK OF SYSTEM FAILURE

     Our success, in particular our ability to successfully receive and fulfill orders and provide high quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications systems. Substantially all of our development and management systems are in a single facility we lease in Santa Clara, California.

     Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We have no formal disaster recovery plan and carry insufficient business interruption insurance to compensate us for losses that may occur. Furthermore, our security mechanisms or those of our suppliers may not prevent security breaches or service breakdowns. Despite our implementation of security measures, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. These events could cause interruptions or delays in our business, loss of data or render us unable to accept and fulfill customer orders.

IF WE ARE UNABLE TO RESPOND TO RAPID TECHNOLOGICAL CHANGE IN A TIMELY MANNER, WE MAY LOSE CUSTOMERS TO OUR COMPETITORS

     To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our online store. The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences and frequent new product and service introductions. If competitors introduce products and services embodying new technologies or if new industry standards and practices emerge, then our existing Website, proprietary technology and systems may become obsolete. Our future success will depend on our ability to do the following:

     - both license and internally develop leading technologies useful in our business;

     - enhance our existing services;

     - develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers; and

     - respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

     To develop our website and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively, or we may fail to adapt our website, proprietary technology and transaction processing systems to customer requirements or emerging industry standards. If we face material delays in introducing new services, products and enhancements then our customers may forego the use of our services and use those of our competitors.

IN ORDER TO ENSURE THE QUALITY OF OUR BRAND, WE MUST SUCCESSFULLY PROTECT OUR PROPRIETARY RIGHTS

     We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. To protect our proprietary rights, we rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others. We pursue the registration of our trademarks and service marks in the U.S., and have applied for the registration of our trademarks and service marks. We applied for Federal registration of the service marks "BEYOND.COM" on July 10, 1998, and "BEYOND DOT COM" on July 14, 1998, although we cannot be certain that federal registration of these service marks or any other service mark will issue. In addition, effective trademark, service mark, copyright and trade secret protection may be unavailable in every country in which our products and services are available online.

     We have licensed in the past, and expect to license in the future, certain of our proprietary rights, such as trademarks or copyrighted material, to third parties. While we attempt to ensure that these licensees maintain the quality of our brand, the licensees could take actions that materially harm the value of our proprietary rights or reputation. Furthermore, the steps we take to protect our proprietary rights may be inadequate or third parties might infringe or misappropriate our trade secrets, copyrights, trademarks, trade dress and similar proprietary rights. In addition, others could independently develop substantially equivalent intellectual property. We may have to litigate in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and the diversion of our management and technical resources which could harm our business.

INTELLECTUAL PROPERTY CLAIMS AGAINST US CAN BE COSTLY AND RESULT IN THE LOSS OF SIGNIFICANT RIGHTS

     Other parties may assert infringement or unfair competition claims against us. In the past, other parties have sent us notice of claims of infringement of proprietary rights, and we expect to receive other notices in the future. We cannot predict whether others will assert claims of infringement against us, or whether any past or future assertions or prosecutions will adversely affect our business. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, then we may face wasted time, costly litigation, diversion of technical and management personnel, or product shipment delays. As a result of such a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. If there is a successful claim of product infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, it could adversely affect our business.

WE MAY BECOME SUBJECT TO ADDITIONAL GOVERNMENT REGULATION WHICH MAY AFFECT THE MANNER IN WHICH WE
CONDUCT OUR BUSINESS

     Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The most recent session of the U.S. Congress resulted in Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, contracts and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the U.S. and abroad that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business.

WE MAY FACE CLAIMS BASED ON OUR INTERNET CONTENT FOR WHICH WE ARE NOT COMPLETELY COVERED BY INSURANCE

     We believe that our future success will depend in part upon our ability to deliver original and compelling descriptive content about the software products we sell, or our customers sell, on the Internet. As a publisher of online content, we face potential liability for defamation, negligence, copyright, patent or trademark infringement, or other claims based on the nature and content of materials that we publish or distribute. In the past, plaintiffs have brought such claims and sometimes successfully litigated them against online services. In addition, in the event that we implement a greater level of interconnectivity on our website, we will not and cannot practically screen all of the content our users generate or access, which could expose us to liability with respect to such content. Although we carry general liability insurance, our insurance may not cover claims of these types or may be inadequate to indemnify us for all liability that may be imposed on us. If we face liability, particularly liability that is not covered by our insurance or is in excess of our insurance coverage, then our reputation and our business may suffer.

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WE MAY BE SUBJECT TO SALES AND OTHER TAXES WHICH WOULD RESULT IN A DECLINE IN
OUR PROFITS

     We do not currently collect sales or other similar taxes for physical shipments of goods into states other than California, Virginia and the District of Columbia. We do not currently collect sales or other similar taxes for digital download of goods into states other than the District of Columbia. However, one or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us and other out of state companies which engage in online commerce. In addition, any new operations in states outside California and the District of Columbia, including operations assumed in connection with the proposed BuyDirect.com merger, could subject our shipments into such states to state sales taxes under current or future laws. If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our merchandise, it could adversely affect our business.

MANAGEMENT AND CERTAIN STOCKHOLDERS CAN EXERCISE SIGNIFICANT INFLUENCE OVER US WHICH MAY NOT BE IN THE BEST INTEREST OF OTHER STOCKHOLDERS

     As of May 31, 2000, William S. McKiernan, the Chairman of our Board of Directors, and his respective affiliates beneficially own in the aggregate approximately 20.2% of our outstanding common stock. Therefore, if William S. McKiernan and his respective affiliates act together, they will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying, preventing or deterring a change in our control which could adversely affect the market price of our common stock.

OUR SUCCESS IS SUBJECT TO RISKS ASSOCIATED WITH GLOBAL EXPANSION

     Although we sell software to customers outside the U.S., we have no overseas electronic fulfillment or distribution facility or arrangement. We also have no website content localized for foreign markets. Therefore, we may be unable to expand our global presence effectively. In addition, international operations are subject to inherent risks, including:

     - regulatory requirements;

     - export restrictions;

     - tariffs and other trade barriers;

     - difficulties in protecting intellectual property rights;

     - longer payment cycles;

     - problems in collecting accounts receivable;

     - political instability; and

     - fluctuations in currency exchange rates.

     In addition, the United States imposes export restrictions on certain software because of its encryption technology and we may face liability if we violate these restrictions.

IF OUR SOFTWARE SYSTEMS ARE NOT YEAR 2000 READY, OUR BUSINESS WILL BE ADVERSELY AFFECTED

     Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the recent change in the century. If not corrected, many computer software applications could fail or create erroneous results beyond the Year 2000. We assessed our proprietary software and our internally developed systems, which permit the sale, order, processing and delivery of off-the-shelf software to our customers to determine Year 2000 compliance. We searched through software code for each of these applications and identified all instances where date specific information is required. We further investigated whether these date fields contain two or four digits. We believe our other proprietary software and internally developed systems are Year 2000 compliant.

     In addition to our proprietary software and internally developed systems, we utilize software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the Year 2000 phenomenon. For example, we are dependent on the institutions involved in processing our members' credit card payments for Internet services. We are also dependent on telecommunications vendors and leased point-of-purchase vendors to maintain network reliability.

     Our software applications run on several hardware platforms and associated operating systems. In addition, our software operates in accordance with several external Internet protocols, such as HTTP and NNTP. Our software is therefore dependent upon the correct processing of dates by these systems and protocols. We reviewed information made publicly available by our hardware platform providers regarding Year 2000 compliance and researched the date handling capabilities of applicable Internet protocols. We do not believe that the underlying systems and protocols that operate in conjunction with our software applications contain material Year 2000 deficiencies.

     We use multiple software systems for our internal business purposes, including accounting, email, development, human resources, customer service and support, and sales tracking systems. We have made inquiries of vendors of the systems that we believe are mission critical to our business regarding their Year 2000 readiness. Each of these vendors has indicated to us that it believes its applications are Year 2000 compliant, although we have not received affirmative documentation in this regard from any of these vendors. To date, we have not experienced any material Year 2000 problems with regards to our proprietary software, internally developed systems, and hardware or software platforms developed by external vendors.

THE INTRODUCTION OF THE EURO CURRENCY CREATES A SIGNIFICANT AMOUNT OF
UNCERTAINTY

     In January 1999, the new "Euro" currency was introduced in certain European countries that are part of the European Monetary Union ("EMU"). During 2002, all EMU countries are expected to completely replace their national currencies with the Euro. A significant amount of uncertainty exists as to the effect the Euro will have on the marketplace generally and, additionally, all of the final rules and regulations have not yet been defined and finalized by the European Commission with regard to the Euro currency. We list the prices for our products, accounts, and invoices for sales and collect payments in U.S. dollars, even for sales outside the U.S. We currently utilize third-party vendor equipment and software products that may or may not be EMU compliant. Although we are currently taking steps to address the impact, if any, of EMU compliance for such third-party products, the failure of any critical component to operate properly during and after the Euro conversion process may have an adverse effect on our business or results of operations or require us to incur expenses to remedy such problems.

OUR CHARTER DOCUMENTS AND OTHER AGREEMENTS CONTAIN PROVISIONS WHICH MAY ADVERSELY AFFECT A POTENTIAL TAKEOVER

     Provisions of our Amended and Restated Certificate of Incorporation, Bylaws, option agreements and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock".

THE EXCHANGE NOTES ARE SUBORDINATED TO OUR SENIOR DEBT, BUT SENIOR IN PAYMENT TO THE EXISTING NOTES

     The exchange notes will be unsecured and subordinated in right of payment to senior debt. The exchange notes are also senior to the existing notes. As a result of such subordination, in the event of our liquidation or insolvency, a payment default with respect to senior debt, a covenant default with respect to designated senior debt or upon acceleration of the exchange notes due to an event of default, our assets will be available to pay obligations on the exchange notes only after all senior debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the exchange notes then outstanding. Neither we nor our subsidiaries are prohibited under the exchange note indenture from incurring debt.

     As of March 31, 2000, we had no outstanding senior debt. The existing notes are also effectively subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables but excluding intercompany liabilities.

WE MAY NOT HAVE THE FINANCIAL RESOURCES TO REPURCHASE THE EXCHANGE NOTES IN THE EVENT OF A CHANGE IN CONTROL

     We may be unable to repurchase the exchange notes in the event of a change in control. Upon a change in control, you may require us to repurchase all or a portion of your exchange notes. If a change in control were to occur, we may not have enough funds to pay the repurchase price for all tendered exchange notes. The terms of our existing bank facility prohibit the repurchase of the exchange notes in cash. Any future credit agreements or other debt agreements may contain similar provisions, or expressly prohibit the repurchase of the exchange notes upon a change in control or may provide that a change in control constitutes an event of default under that agreement. If a change in control occurs at a time when we are prohibited from repurchasing the exchange notes, we could seek the consent of our lenders to repurchase the exchange notes or could attempt to refinance the debt agreements. If we do not obtain consent, we could not repurchase the exchange notes. Our failure to repurchase the exchange notes would constitute an event of default under the exchange note indenture, which might constitute an event of default under the terms of our other debt. Our obligation to offer to repurchase the exchange notes upon a change in control would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

IF AN ACTIVE MARKET FOR THE EXCHANGE NOTES FAILS TO DEVELOP, THE TRADING PRICE AND LIQUIDITY OF THE EXCHANGE NOTES COULD BE MATERIALLY ADVERSELY AFFECTED

     Prior to the offering there has been no trading market for the exchange notes. The dealer manager has advised us that it currently intends to make a market in the exchange notes. The liquidity of the trading market for the exchange notes will depend in part on the level of participation of the holders of existing notes in the exchange offer. The greater the participation in the exchange offer, the greater the liquidity of the trading market for the exchange notes and the lesser the liquidity of the trading market for the existing notes not tendered in the exchange offer. However, Robertson Stephens is not obligated to make a market and may discontinue this market making activity at any time without notice. In addition, market making activity by Robertson Stephens will be subject to the limits imposed by the Securities Act and the Exchange Act. As a result, we cannot assure you that any market for the exchange notes will develop or, if one does develop, that it will be maintained. If an active market for the exchange notes fails to develop or be sustained, the trading price and liquidity of the exchange notes could be materially adversely affected.

WE EXPECT THE TRADING PRICE OF THE EXCHANGE NOTES AND THE UNDERLYING COMMON STOCK TO BE HIGHLY VOLATILE, WHICH COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR EXCHANGE NOTES AND UNDERLYING COMMON STOCK

     The trading price of the exchange notes and the underlying common stock will fluctuate in response to variations in:

     - operating results;

     - announcements by us or our competitors of technological innovations or new products;

     - qualifications of volume shipment programs from major customers;

     - general conditions in the disk drive and computer industries; and

     - general economic and market conditions.

     In addition, stock markets have experienced extreme price volatility in recent years, particularly for high technology companies. In the past, our common stock has experienced volatility not necessarily related to announcements of our financial performance. Broad market fluctuations may also adversely affect the market price of our exchange notes and underlying common stock.

     In the event of a change in control after the expiration date, holders of the exchange notes will receive substantially less than holders of existing notes to the extent that a holder elects to exercise his or her repurchase right.

     In the event that there is a change in control prior to the expiration date of the exchange offer, holders of existing notes would have the right to receive, to the extent they elected to exercise their repurchase right, $63,250,000 in aggregate principal amount as a result of the change in control. In the event that there is a change in control after the expiration date of the exchange offer and 100% of the holders of the existing notes tendered in the exchange, holders of the exchange notes would have the right to receive, to the extent they elected to exercise their repurchase right, $42,166,666 as a result of the change in control.

IF WE AUTOMATICALLY CONVERT THE EXCHANGE NOTES, YOU SHOULD BE AWARE THAT THERE IS A SUBSTANTIAL RISK THAT THE PRICE OF OUR COMMON STOCK COULD FLUCTUATE FROM THE DATE WE ELECT TO AUTOMATICALLY CONVERT TO THE CONVERSION DATE

     We may elect to automatically convert the exchange notes on or prior to maturity if our common stock price has exceeded 150% of the conversion price for at least 20 trading days during a 30-day trading period ending five trading days prior to the notice of automatic conversion. You should be aware that there is a substantial risk that the price of our common stock could fluctuate between the time when we may first elect to automatically convert the exchange notes and the automatic conversion date. This time period may extend from 15 to 30 calendar days from the time we elect to automatically convert the exchange notes until the conversion date.

YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS

     This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify such forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the growth of certain electronic-commerce, electronic software delivery, software and related service markets and spending. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described above and elsewhere in this prospectus.

                                USE OF PROCEEDS

     We will not receive any proceeds from the exchange of the existing notes for the exchange notes pursuant to the exchange offer.

                          PRICE RANGE OF COMMON STOCK

     The following table sets forth the high and low closing sales prices of a share of the common stock reported on The Nasdaq National Market during the indicated periods.

                                                               HIGH      LOW
                                                              ------    ------
FISCAL YEAR 1998
Second Quarter (from June 17, 1998).........................  $19.94    $13.19
Third Quarter...............................................  $19.94    $ 8.38
Fourth Quarter..............................................  $29.06    $ 6.31

FISCAL YEAR 1999
First Quarter...............................................  $38.50    $21.80
Second Quarter..............................................  $35.50    $17.44
Third Quarter...............................................  $30.00    $12.25
Fourth Quarter..............................................  $15.25    $ 7.50

FISCAL YEAR 2000
First Quarter...............................................  $ 8.09    $ 4.28
Second Quarter (through June 30, 2000)......................  $ 3.88    $ 1.34

     On June 30, 2000, the last reported sales price of our common stock on The Nasdaq National Market was $1.344 per share.

                                DIVIDEND POLICY

     We do not pay any dividends on our common stock. We currently intend to retain earnings, if any, for use in our business and do not anticipate paying cash dividends to holders of our common stock. Our existing credit facility currently restricts the payment of dividends.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization:

     - at March 31, 2000:

     - as adjusted to give effect to the issuance of the exchange notes in the exchange offer on the assumption that $63.25 million of the outstanding existing notes were validly tendered and accepted for exchange; and

     - as adjusted to reflect an extraordinary gain of $37,950,000 million on the assumed early extinguishment of all outstanding existing notes. The extraordinary gain was calculated using an estimated fair value of the exchange notes of $25,300,000. The actual fair value of the exchange notes will be determined on the date of the exchange. The amount of the actual extraordinary gain to be recorded will be based on the actual fair value of the exchange notes.

     To the extent that existing notes are not validly tendered or accepted in the exchange offer, the amount attributed to the exchange notes would decrease, the amount attributed to the existing notes would increase and the extraordinary gain would be reduced. The financial data at March 31, 2000 in the following table are derived from our unaudited financial statements for the quarter ended March 31, 2000.

                                                                  MARCH 31, 2000
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
Long-term debt
  10 7/8% Convertible Subordinated Notes due 2003
     (exchange-notes).......................................  $     --     $ 25,300
  7 1/4% Convertible Subordinated Notes due 2003
     (existing-notes).......................................    63,250           --
Stockholders' equity:
  Common stock, no par value:
     Authorized 70,000,000 in 1999 and 50,000,000 in 1998
     Issued and outstanding shares 37,834,055(1)............   296,924      296,924
  Deferred compensation.....................................      (622)        (622)
  Accumulated deficit.......................................  (212,910)    (174,960)
                                                              --------     --------
  Total stockholders' equity................................    83,392      121,342
                                                              --------     --------
          Total capitalization..............................  $146,642     $146,642
                                                              ========     ========

---------------
(1) Outstanding shares exclude the shares reserved for issuance upon conversion of the exchange notes, the shares issuable upon exercise of outstanding warrants, the shares issuable under our employee stock purchase plan, the shares issuable upon exercise of options outstanding and available under our stock option plans, and the shares issuable upon exercise of options outside our stock option plans.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from our Consolidated Financial Statements which have been audited by Ernst & Young LLP, independent auditors, and are included in this prospectus, and are qualified by reference to such Consolidated Financial Statements and the related Notes. The consolidated statement of operations data for the three months ended March 31, 1999 and 2000 and the consolidated balance sheet data as of March 31, 2000 are derived from the unaudited financial statements included in this prospectus. The consolidated statement of operations data for the years ended December 31, 1995 and 1996, and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from audited consolidated financial statements not included in this prospectus. The historical results are not necessarily indicative of future results.

                                                                                                       THREE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                     MARCH 31,
                                                   -------------------------------------------------   -------------------
                                                    1995     1996      1997       1998      1999(2)    1999(2)      2000
                                                   ------   -------   -------   --------   ---------   --------   --------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
Net revenues.....................................  $1,003   $ 5,858   $16,806   $ 36,650   $ 117,282   $ 19,102   $ 31,339
Cost of revenues.................................     623     5,137    14,873     31,074     101,290     16,204     27,162
                                                   ------   -------   -------   --------   ---------   --------   --------
Gross profit.....................................     380       721     1,933      5,576      15,992      2,898      4,177
Operating expenses:
  Research and development.......................     388       431     1,060      4,140      10,385      1,731      3,680
  Sales and marketing............................     407       704     1,696     27,206      81,349     16,563     16,992
  General and administrative.....................     103       450     1,087      3,801      12,319      2,258      3,700
  Goodwill and deferred compensation
    amortization.................................      --        --        --      1,565      36,745        732     11,486
  Restructuring..................................      --        --        --         --          --         --     13,707
                                                   ------   -------   -------   --------   ---------   --------   --------
         Total operating expenses................     898     1,585     3,843     36,712     140,798     21,284     49,565
                                                   ------   -------   -------   --------   ---------   --------   --------
Loss from operations.............................    (518)     (864)   (1,910)   (31,136)   (124,806)   (18,386)   (45,388)
Interest and other income, net...................       7        85       167         63          41       (410)      (395)
                                                   ------   -------   -------   --------   ---------   --------   --------
Loss from continuing operations..................    (511)     (779)   (1,743)   (31,073)   (124,765)   (18,796)   (45,783)
Loss from discontinued operations................      --      (736)   (3,616)        --          --         --         --
                                                   ------   -------   -------   --------   ---------   --------   --------
Net loss.........................................  $ (511)  $(1,515)  $(5,359)  $(31,073)  $(124,765)  $(18,796)  $(45,783)
                                                   ======   =======   =======   ========   =========   ========   ========
Basic and diluted net loss per share from
  continuing operations(1).......................  $(0.07)  $ (0.10)  $ (0.21)  $  (1.65)  $   (3.67)  $  (0.66)  $  (1.23)
                                                   ======   =======   =======   ========   =========   ========   ========
Basic and diluted net loss per share from
  discontinued operations(1).....................      --     (0.08)    (0.40)        --          --         --         --
                                                   ------   -------   -------   --------   ---------   --------   --------
Basic and diluted net loss per share(1)..........  $(0.07)  $ (0.18)  $ (0.61)  $  (1.65)  $   (3.67)  $  (0.66)  $  (1.23)
                                                   ======   =======   =======   ========   =========   ========   ========
Number of shares used in computing basic and
  diluted net loss per share(1)..................   9,000     9,000     9,000     18,900      34,039     28,364     37,114
                                                   ======   =======   =======   ========   =========   ========   ========

                                                                     DECEMBER 31,
                                                  --------------------------------------------------   MARCH 31,
                                                   1995     1996       1997       1998       1999        2000
                                                  ------   -------   --------   --------   ---------   ---------
CONSOLIDATED BALANCE SHEET DATA
Cash, cash equivalents, and short-term
  investments...................................  $  255   $ 3,737   $  2,571   $ 81,548   $  66,313   $ 50,145
Working capital (deficiency)....................    (106)    3,543      1,093     80,128      68,093     37,448
Total assets....................................     579     5,691      9,586    109,904     220,376    173,704
Long-term obligations, net of current
  portion.......................................     105       105         99     63,250      63,260     63,250
Redeemable convertible preferred stock..........     651     6,395     12,565         --          --         --
Stockholders' equity (net capital deficiency)...  $ (793)  $(2,409)  $(11,191)  $ 24,723   $ 127,512   $ 83,392
OTHER FINANCIAL DATA
Ratio of Earnings to Fixed Charges(3)...........     N/A       N/A        N/A        N/A         N/A        N/A
Deficiency of Earnings Available to Cover Fixed
  Charges(3)....................................  $ (511)  $(1,515)  $ (5,359)  $(31,073)  $(124,765)  $(45,783)

---------------
(1) For explanation of the calculation of per share amounts, see Note 1 of Notes to Consolidated Financial Statements.

(2) The results of operations for fiscal 1999 and the three months ended March 31, 1999 and 2000 include the results of operations of BuyDirect.com from its date of acquisition, March 30, 1999.

(3) For purposes of this computation, the ratio of earnings to fixed charges has been calculated by dividing fixed charges into loss from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense and a portion of base rental charges considered to represent interest cost.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     At the end of the third quarter of 1999, we made a strategic decision to refocus the our business from a consumer retail focused company to a business-to-business e-commerce services company. With this new direction, we plan to focus our resources and expertise in two areas that we believe have substantial revenue growth and profit potential: our eStore and Government Systems Groups. While we will still sell software and computer related products via our website, we do not intend to spend significant advertising dollars to attract new customers to the website as we have done in the past. Notwithstanding our recent shift in focus, we intend to continue to reassess our business and it is possible that, under certain circumstances, portions of our business maybe sold to enable us to more narrowly focus on our eStore Group. As part of this refocus, we reduced our workforce by approximately 75 employees in January 2000, or approximately 20% of our total workforce, and consolidated facilities and disposed of excess capital assets. Additionally, we terminated our existing marketing agreements focused on generating consumer sales with AOL, CNET, Excite, Yahoo! and ZDNet during February and March 2000 at a cost of approximately $10.1 million in termination fees and associated prepaid and intangible assets write-offs. We recorded a restructuring charge of $13.7 million in the first quarter of 2000. Management expects the workforce reduction, facilities consolidation, and termination of marketing agreements will lower future operating expenses and reduce cash obligations for the remainder of fiscal 2000.

eSTORE GROUP

     Our eStore Group allows software developers, hardware manufacturers and systems OEMs to launch a full-service Web store at a substantially lower total cost than they would incur if they had developed a similar system internally. Businesses can choose from an array of services, including website design and construction, transaction processing, physical and electronic order fulfillment, customer support, marketing, merchandising support, fraud management, tax payment, currency conversion and reporting. Our current eStore customers include CADopia, Compaq Computer, Executive Software, HP Shopping Village (a subsidiary of Hewlett Packard), McAfee.com, Microsoft, Palm Computing, Symantec, Systran Software, Telex and Trend Micro.

     We derive revenue for our eStore Group from two different business models. One model, where we earn revenues by reselling the products of our eStore customers, is a traditional reseller model that is characterized by higher per transaction revenue but lower margins. The second model, where we are paid fees based on the transactions we complete and the services we render, is a transaction and services model which typically has lower revenue per transaction but higher potential gross margins. In the near term, we expect our gross margins will fluctuate around our current levels, depending on the mix of these two models in any given quarter. We believe in the long term, as we migrate to a higher percentage of customers under the transaction model and leverage our merchandising expertise and digital service capabilities, our gross margins will be higher than current levels.

GOVERNMENT SYSTEMS GROUP

     Our Government Systems Group provides digitally downloadable software and related services to a growing list of U.S. Government agencies including the Internal Revenue Service (IRS), Office of the Comptroller of the Currency (OCC), Bureau of Engraving and Printing (BEP), Office of Thrift Supervision (OTS), Defense Logistics Agency (DLA), National Imagery and Mapping Agency (NIMA), Patent and Trademark Office (PTO), and the Department of Defense (DoD).

WEBSITE

     Our online store (www.beyond.com), offers customers a comprehensive selection of software and computer related products, customer reviews, customer service, and competitive prices. We deliver software to customers by physically delivering the shrink-wrap software package, or over the Internet via digital download. We carry approximately 177,000 software stock keeping units and approximately 13,000 of these stock keeping units can be delivered to customers via digital download.

     Each year since inception, we have incurred significant net losses. These annual net losses have increased from $5.5 million in 1997, to $31.1 million in 1998, to $124.8 million in 1999. For the three months ended March 31, 2000 our net loss was $45.8 million. We anticipate our operating expenses, net of goodwill and deferred compensation amortization, will decrease from 1999 levels in the remainder of fiscal 2000 as a result of our restructuring activities in the first quarter of 2000, lower headcount, reduced advertising and business model transition. However, our de-emphasis on advertising to promote our brand and our reallocation of resources to the eStore Group could result in dramatically reduced revenues and increased losses, if the market does not accept our eStore product or if sale of our eStore product grow at a slower pace than we expect.

     In addition, as a result of the BuyDirect.com merger, we recorded a significant amount of goodwill, the amortization of which will adversely affect our earnings and profitability for the foreseeable future. We recorded goodwill and other intangible assets of approximately $136.5 million, to be amortized through 2002. We believe it is likely that we will not generate additional earnings sufficient to recover the amount of goodwill and other intangible assets recorded during the period in which they are amortized.

     As we currently have relatively low gross margins, our ability to become profitable given our planned expenses depends on our ability to generate and sustain higher net revenues. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. We do not expect to achieve operating "break even" until at least the fourth quarter of 2002. We have little experience forecasting our revenues. We base our current and future expense levels, which are largely fixed, on our operating plans and estimates of future revenues. In view of the rapidly evolving nature of our business and our limited operating history, we have little experience forecasting our revenues. Therefore, we believe that period-to-period comparisons of our financial results are not necessarily meaningful and you should not rely upon them as an indication of our future performance. If we cannot achieve and sustain operating profitability or positive cash flows from operations, we may be unable to meet our debt service obligations or working capital requirements, which would adversely affect our business.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

     NET REVENUES. Our revenues are primarily derived from two sources: the operation of eStores and resale of computer software. Our revenues include sales of software to customers using credit cards, to corporate customers that are invoiced directly under credit terms, to U.S. Government agencies pursuant to contractual arrangements and, to a lesser extent, amounts received from software developers for advertising and promotion. Revenue from the sale of software, net of estimated returns, is recognized when persuasive evidence of an arrangement exists, either shipment of the physical product or delivery of the electronic product has occurred, fees are fixed and determinable, and collectibility is considered probable. Sales of software under contracts with the U.S. Government require continuing service, support and performance by the Company. Accordingly, the related revenues and costs are deferred and recognized over the period the service, support and performance are provided. Revenues derived from software developers for advertising and promotion are recognized as the services are provided. Costs of deferred revenue relate to software licenses purchased from software developers for sales to U.S. Government agencies. As our business model shifts away from aggressive advertising promotion of our consumer business, we may not be able to develop the eStore service to replace potential lost consumer revenues. This could have a materially adverse affect on our business, and could adversely impact our ability to meet our debt service obligations.

     Our revenues can be categorized into the following three segments:

     - eStore revenue was $9.2 million in the quarter ended March 31, 2000, compared to $3.4 million in the quarter ended March 31, 1999. The increase was primarily the result of the addition of a number of new eStore customers, including Compaq Computer, HP Shopping Village, My Software and Symantec. eStore revenue represented 29.3% of total revenue in the first quarter 2000 compared to 18.0% of total revenue in the first quarter 1999.

     - Government Systems revenue was $10.2 million in the first quarter 2000 compared to $3.1 million in the first quarter 1999. The increase in 2000 was primarily the result of the addition of a number of new contracts with U.S. Government agencies including, the Bureau of Engraving and Printing (BEP),

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

       Department of Defense (DoD), Internal Revenue Service (IRS), and Patent and Trademark Office (PTO) as well as the expansion of existing contracts. Government Systems revenue represented 32.5% of total revenue in the quarter ended March 31, 2000 compared to 16.0% of total revenue in the quarter ended March 31, 1999.

     - Website revenue was $12.0 million in the first quarter 2000 compared to $12.6 million in the first quarter 1999. The decrease in 2000 was primarily the result of the change in our business focus. Website revenue represented 38.2% of total revenue in 2000 compared to 65.9% of total revenue in 1999.

     COST OF REVENUES. Our cost of revenues consists primarily of the costs of software and software licenses sold to consumer and corporate customers, related credit card processing fees, and the costs of software licenses and software updates provided to U.S. Government agencies.

     Our cost of revenues can be categorized into the following three segments:

     - eStore's cost of revenues was $7.8 million in the first quarter 2000 compared to $2.7 million in the first quarter 1999. The increase in 2000 was primarily the result of the addition of new eStore customers, including Compaq Computer, HP Shopping Village, My Software and Symantec.

     - Government Systems cost of revenues was $9.4 million in the first quarter 2000 compared to $2.8 million in the first quarter 1999. The increase in 2000 was primarily the result of the addition of new contracts with U.S. Government agencies, including, the BEP, DoD, IRS, and PTO as well as the expansion of existing contracts.

     - Website cost of revenues was $9.9 million in the first quarter 2000 compared to $10.7 million in the first quarter 1999. The decrease in 2000 was primarily the result of the change in our business focus.

     GROSS MARGIN. Our gross margin (gross profit as a percentage of net revenues) decreased from 15.2% in the first quarter 1999 to 13.3% in the first quarter 2000. This decrease primarily resulted from a higher percentage of lower margin government business in the first quarter of 2000 as compared to the first quarter of 1999.

     RESEARCH AND DEVELOPMENT EXPENSES. Our research and development expenses primarily consist of personnel and other expenses associated with developing and enhancing our websites as well as associated facilities related expenses. Our research and development expenses increased from $1.7 million in the first quarter 1999 to $3.7 million in the first quarter 2000, primarily as a result of an increase in personnel related costs. These expenses increased as a percentage of net revenues from 9.1% in the quarter ended March 31, 1999 to 11.7% in the quarter ended March 31, 2000.

     SALES AND MARKETING EXPENSES. Our sales and marketing expenses consist primarily of costs associated with promoting our websites, including personnel and related expenses. Our sales and marketing expenses increased from $16.6 million in the quarter ended March 31, 1999 to $17.0 million in the quarter ended March 31, 2000. These expenses decreased as a percentage of net revenues from 86.7% in the quarter ended March 31, 1999 to 54.2% in the quarter ended March 31, 2000.

     During the first quarter of 2000, we terminated our existing marketing agreements with AOL, CNET, Excite, Yahoo!, and ZDNet for a cost of approximately $10.1 million in termination fees and write-offs associated with prepaid and intangible assets. As a result, we are no longer obligated to make payments under these agreements in any future periods.

     GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administrative expenses consist primarily of personnel expenses, legal and accounting expenses,and corporate facility-related expenses. Our general and administrative expenses increased from $2.3 million in the quarter ended March 31, 1999 to $3.7 million in the quarter ended March 31, 2000. These expenses were constant as a percentage of net revenues of 11.8% in the quarters ended March 31, 1999 and 2000.

     AMORTIZATION OF GOODWILL AND DEFERRED COMPENSATION. Expenses associated with the amortization of goodwill and deferred compensation related to the acquisition of BuyDirect.com in March 1999 and the grant of stock options, increased from $732,000 in the quarter ended March 31, 1999, to $11.5 million in the quarter ended March 31, 2000. This increase was primarily the result of a full quarter of amortization of goodwill

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

related to the acquisition of BuyDirect.com during the first quarter of 2000. We believe it is unlikely that we will generate additional earnings sufficient to recover the amount of goodwill and other intangible assets recorded during the period in which they are amortized.

     RESTRUCTURING. The $13.7 million of restructuring charges recorded in the quarter ended March 31, 2000 were primarily comprised of approximately $10.1 million in termination fees and associated prepaid and intangible assets write-offs related to certain marketing agreements, $2.0 million in employee termination costs, $700,000 for the write-off of excess equipment and facilities consolidation, and $900,000 of other expenses related to the write-off of prepaid royalties and consultation expenses related to our change in business focus. No restructuring charges were recorded in the quarter ended March 31, 1999.

     OTHER EXPENSE, NET. Other expense, net, primarily consists of earnings on our cash and short-term investments, net of interest costs related to our financing obligations. Other expense, net, decreased from $410,000 for the quarter ended March 31, 1999 to $395,000 in the quarter ended March 31, 2000. In the first quarter 2000, interest expense totaling approximately $1,271,000 primarily arose from our 7 1/4% Convertible Subordinated Notes. Interest expense in the first quarter 2000 was offset primarily by interest income totaling approximately $867,000 earned on our cash and short-term investment balances. In the first quarter 1999, interest expense totaling approximately $1,268,000 arose from our 7 1/4% Convertible Subordinated Notes, offset by interest income totaling approximately $858,000 from our cash balances.

     INCOME TAXES. No provision for income taxes has been recorded due to operating losses with no current tax benefit. Results of Operations for the years ended December 31, 1998 and 1999

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999

  Net Revenues

     - eStore revenue was $25.0 million in 1999 compared to $1.7 million in 1998. The increase in 1999 was primarily the result of the addition of a number of new eStore customers, including Compaq Computer, HP Shopping Village, My Software and Symantec; and the fact that our eStore service was relatively new in 1998 with revenue only in the fourth quarter of 1998. eStore revenue represented 21.4% of total revenue in 1999 compared to 4.7% of total revenue in 1998.

     - Government Systems revenue was $29.7 million in 1999 compared to $10.5 million in 1998. The increase in 1999 was primarily the result of the addition of a number of new contracts with U.S. Government agencies including, the BEC, DoD, IRS, and PTO as well as the expansion of existing contracts. Government systems revenue represented 25.3% of total revenue in 1999 compared to 28.7% of total revenue in 1998.

     - Website revenue was $62.5 million in 1999 compared to $24.4 million in 1998. The increase in 1999 was primarily the result of the acquisition of BuyDirect and our aggressive marketing and advertising campaign. Website revenue represented 53.3% of total revenue in 1999 compared to 66.6% of total revenue in 1998.

  Cost of Revenues

     - eStore's cost of revenues was $20.9 million in 1999 compared to $1.4 million in 1998. The increase in 1999 was primarily the result of the addition of a number of new eStore customers, including Compaq Computer, HP Shopping Village, My Software and Symantec; and the fact that our eStore service was relatively new in 1998 with cost of revenues only in the fourth quarter of 1998.

     - Government Systems cost of revenues was $27.0 million in 1999 compared to $9.6 million in 1998. The increase in 1999 was primarily the result of the addition of a number of new contracts with U.S. Government agencies, including, the BEC, DoD, IRS, and PTO as well as the expansion of existing contracts.

     - Website cost of revenues was $53.4 million in 1999 compared to $20.0 million in 1998. The increase in 1999 was primarily the result of increases in revenues resulting from the acquisition of BuyDirect and an aggressive marketing and advertising campaign.

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

     GROSS MARGIN. Our gross margin (gross profit as a percentage of net revenues) decreased from 15.2% in 1998 to 13.6% in 1999. This decrease primarily resulted from an increase in consumer rebate programs along with an increase in lower margin government business during 1999.

     RESEARCH AND DEVELOPMENT EXPENSES. Our research and development expenses primarily consist of personnel and other expenses associated with developing and enhancing our websites as well as associated facilities related expenses. Our research and development expenses increased from $4.1 million in 1998 to $10.4 million in 1999, primarily as a result of an increase in personnel related costs of $7.0 million. These expenses decreased as a percentage of net revenues from 11.2% in 1998 to 8.9% 1999. The increase in absolute spending was the result of increases in our personnel and depreciation on computer equipment. The decrease in spending as a percentage of revenue was due to faster growth in revenues versus expenses. We anticipate that research and development expenses will decrease in absolute dollar terms in fiscal 2000.

     SALES AND MARKETING EXPENSES. Our sales and marketing expenses consist primarily of advertising expenditures and costs associated with promoting our websites, including personnel and related expenses. In addition, expenditures associated with our strategic marketing alliances are included in sales and marketing expenses. Our sales and marketing expenses increased significantly from $27.2 million in 1998 to $81.3 million in 1999. These expenses decreased as a percentage of net revenues from 74.1% in 1998 to 69.4% in 1999. The absolute dollar spending for these expenses increased as the result of increased costs associated with strategic marketing alliances of $21.9 million, branding and marketing campaigns of $19.9 million, and an increase in personnel to support increased sales and marketing activity of $17.4 million.

     During the first quarter of 2000 we terminated our existing marketing agreements with AOL, CNET, Excite, Yahoo!, and ZDNet for approximately $10.1 million in termination fees and write-offs associated with prepaid and intangible assets. As a result, we are no longer obligated to make payments under these agreements in any future periods. These agreements represented 27% of the sales and marketing expenses in 1999. Based on our termination of these agreements and future reductions in advertising expenditures, we anticipate that sales and marketing expenses will decrease in absolute dollar terms in fiscal 2000.

     GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administrative expenses consist primarily of personnel expenses, legal and accounting expenses, and corporate facility-related expenses. Our general and administrative expenses increased from $3.8 million in 1998 to $12.3 million in 1999. These expenses decreased as a percentage of net revenues from 10.4% in 1998 to 10.5% in 1999. The increase in absolute dollars was primarily the result of increased personnel-related costs of $7.4 million and facilities-related expenses of $1.3 million associated with the hiring of additional personnel, as well as legal and accounting fees of $2.1 million associated with strategic initiatives conducted during the year. We anticipate that general and administrative expenses will decrease in absolute dollar terms in fiscal year 2000.

     GOODWILL AND DEFERRED COMPENSATION AMORTIZATION. As a result of the BuyDirect.com merger on March 30, 1999, we recorded $136.5 million of goodwill. In 1999 we amortized $34.1 million dollars of this goodwill balance and will amortize an additional $39.1 million dollars in fiscal year 2000. The goodwill associated with the BuyDirect acquisition will be fully amortized in fiscal 2002. There may be additional goodwill amortization charges if additional mergers are completed. We recorded deferred compensation during 1999 of $4.6 million dollars in conjunction with our BuyDirect merger and deferred compensation in 1998 of $3.8 million in connection with certain stock options granted prior to our initial public offering. During 1999, we amortized $2.5 million of deferred compensation to expense and recorded a further reduction in deferred compensation of $2.8 million as a result of employee terminations.

     INTEREST INCOME, NET. Interest income, net, consists of earnings on our cash and short-term investments, net of interest costs related to our financing obligations. Interest income, net, decreased from $63,000 in 1998 to $41,000 in 1999. In 1999, interest expense totaling approximately $5.1 million primarily arose from our 7 1/4% Convertible Subordinated Notes. Interest expense in 1999 was offset primarily by interest income totaling approximately $5.0 million earned on our cash and short-term investment balances. In 1998, interest expense totaling approximately $1.3 million arose from our 7 1/4% Convertible Subordinated Notes, offset by interest income totaling approximately $1.4 million from our cash balances.

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

     INCOME TAXES. We incurred a net operating loss for 1998 and for 1999, with no current tax benefit. As a result, in these periods no provision for income taxes has been recorded. As of December 31, 1999, for federal income tax purposes we had approximately $135,000,000 of net operating loss carryforwards, which expire between 2002 and 2019. Based on application of criteria outlined in Statement of Financial Accounting Standards No. 109 (FAS 109) to our limited operating history, losses incurred to date, and the difficulty in accurately predicting our future operating results, we have recorded a full valuation allowance against our deferred income tax assets for 1998 and 1999. Additionally, any attempt by us to utilize such net operating loss carryforwards and any tax credit carryforwards may be subject to a substantial annual limitation imposed by ownership change provisions of the Internal Revenue Code of 1986, as amended, and by similar state provisions. Such annual limitation may result in the expiration of net operating loss carryforwards and tax credits before utilization. (See Note 12 of Notes to Consolidated Financial Statements).

YEARS ENDED DECEMBER 31, 1998 AND 1997

Net Revenues

     - eStore revenue was $1.7 million, or 4.7% of total revenue, in 1998 with revenue only in the fourth quarter. There were no eStore revenues in 1997.

     - Government Systems revenue was $10.5 million in 1998 compared to $5.6 million in 1997. The increase in 1998 was primarily the result of the expansion of existing contracts with U.S. Government agencies. Government Systems revenue represents 28.7% of total revenue in 1998 compared to 33.2% of total revenue in 1997.

     - Website revenue was $24.4 million in 1998 compared to $11.2 million in 1997. The increase in 1998 was primarily the result of an aggressive marketing and advertising campaign. Website revenue represents 66.6% of total revenue in 1998 compared to 66.8% of total revenue in 1997.

Cost of Revenues

     - eStore's cost of revenues was $1.4 million in 1998 with cost of revenues only in the fourth quarter. There were no eStore cost of revenues in 1997.

     - Government Systems cost of revenues was $9.6 million in 1998 compared to $5.1 million in 1997. The increase in 1998 was primarily the result of the expansion of existing contracts with U.S. Government agencies.

     - Website cost of revenues was $20.0 million in 1998 compared to $9.8 million in 1997. The increase in 1998 was primarily the result of an aggressive marketing and advertising campaign.

     Gross Margin. Our gross margin increased from 11.5% in 1997 to 15.2% in 1998. This increase primarily resulted from a shift in our revenue mix as we received an increased percentage of higher margin consumer business, an increased percentage of higher margin digital download revenues, and an increased percentage of higher margin advertising and promotional revenues from software publishers.

     Research and Development Expenses. Our research and development expenses consist primarily of personnel and other expenses associated with developing and enhancing our websites as well as associated facilities related expenses. Our research and development expenses increased from $1.1 million in 1997 to $4.1 million in 1998, primarily as a result of an increase in personnel related costs of $1.5 million and depreciation on computer equipment of $225,000. These expenses also increased as a percentage of net revenues from 6.3% in 1997 to 11.3% 1998.

     Sales and Marketing Expenses. Our sales and marketing expenses consist primarily of promotional expenditures and costs associated with operating our websites, including personnel and related expenses. In addition, we included the expenditures associated with our strategic marketing alliances under sales and marketing expenses. Our sales and marketing expenses increased significantly from $1.7 million in 1997 to $27.2 million in 1998. These expenses also increased significantly as a percentage of net revenues from 10.1%

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

in 1997 to 74.2% in 1998. This increase both in absolute dollars and as a percentage of net revenues was primarily the result of costs of:

     - $7.2 million for developing and maintaining our strategic marketing alliances;

     - $11.3 million for our branding and marketing campaign (including expenses associated with our re-branding efforts); and

     - $3.7 million for an increase in personnel to support increased sales and marketing and advertising.

     General and Administrative Expenses. Our general and administrative expenses consist primarily of personnel expenses, legal and accounting expenses, and corporate facility-related expenses. Our general and administrative expenses increased from $1.1 million in 1997 to $3.8 million in 1998. These expenses also increased, as a percentage of net revenues, from 6.5% in 1997 to 10.4% in 1998. This increase in both absolute dollars and as a percentage of net revenues was primarily the result of increased personnel-related costs and facilities-related expenses associated with the hiring of additional personnel of $2.3 million.

     Interest Income, Net. Interest income, net, consists of earnings on our cash investments, net of interest costs related to our financing obligations. Interest income, net, decreased from $167,000 in 1997 to $63,000 in 1998. This decrease was primarily a result of increased interest expenses totaling approximately $1.3 million associated with our credit facility and our 7 1/4% Convertible Subordinated Notes offset by interest income totaling approximately $1.4 million from higher average cash balances.

     Income Taxes. We incurred a net operating loss for 1997 and 1998, with no current tax benefit. As a result, in these periods no provision for income taxes was recorded.

LIQUIDITY AND CAPITAL RESOURCES

     From inception through March 31, 2000, we financed our operations primarily through private sales of preferred stock, our initial public offering in June 1998 of 5,750,000 shares of our common stock, our second public offering in April 1999 of 3,000,000 shares of our common stock, and the sale of convertible notes in November and December 1998. We raised cumulative net cash proceeds totaling $14.8 million through private sales of preferred stock. In June 1998, we received net proceeds of $46.8 million from our initial public offering. We raised an additional $2.0 million at the closing of our initial public offering through the sale of common stock to America Online pursuant to a Common Stock and Warrant Subscription Agreement entered into in March 1998. In November and December 1998, we raised net cash proceeds totaling approximately $63.3 million through the sale of our 7 1/4% Convertible Subordinated Notes. In April 1999 we received net proceeds of $98.5 million from our second public offering.

     As of March 31, 2000, we had approximately $50.1 million of cash compared with $66.3 million at December 31, 1999. We believe that our cash, cash equivalents, and short-term investments at March 31, 2000 will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. Thereafter, we expect that the cash we generate from operations likely will not be sufficient to satisfy our longer term cash needs. We will need significant amounts of cash to make a variety of payments, in the longer term including:

     - payment of the principal and interest on 7 1/4% Convertible Subordinated Notes when due;

     - continued investment in technical infrastructure; and

     - payment of ongoing operating expenses.

     We may need to sell additional equity or debt securities to raise cash to meet these obligations. Such sales likely would result in additional dilution to our stockholders. In addition, we cannot assure that financing will be available in amounts or on terms acceptable to us, if at all.

     We used net cash of $16.8 million in operating activities in the three months ended March 31, 2000. Our cash used in operating activities in the three months ended March 31, 2000 was primarily comprised of the net effect of:

     - a net loss of $45.8 million offset by non-cash charges for depreciation and amortization, including amortization of goodwill and deferred compensation of $12.9 million;

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

     - a decrease in accounts receivable totaling $7.3 million primarily related to the collection of U.S. Government agency receivables;

     - a decrease in prepaid partnership agreements of approximately $4.1 million associated primarily with write-offs related to the restructuring;

     - a decrease in accounts payable totaling $4.4 million; and

     - an increase in accrued liabilities associated with the restructuring.

     We received net cash of $22.8 million from investing activities primarily related to sales of short-term investments for the three months ended March 31, 2000.

     We received net cash of $1.0 million in the three months ended March 31, 2000 from financing activities primarily related to proceeds from stock option exercises and employee purchases of our stock.

     To the extent that the existing notes are tendered in the exchange offer contemplated in this prospectus, the book value of the existing notes tendered would be reduced to the fair value of the exchange notes issued. At the time of the exchange, we will record an extraordinary gain for the difference between the book value of the existing notes tendered and the fair value of the exchange notes issued. In addition, we will incur additional interest expense over the term of the exchange notes to accrete the exchange notes from the fair value recorded to the principal amount of the exchange notes calculated using the interest method.

YEAR 2000 RISK MAY ADVERSELY AFFECT OUR COMPANY

     Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the recent change in the century. If not corrected, many computer software applications could fail or create erroneous results beyond the Year 2000. We assessed our proprietary software and our internally developed systems, which permit the sale, order, processing and delivery of off-the-shelf software to our customers to determine Year 2000 compliance. We searched through software code for each of these applications and identified all instances where date specific information is required. We further investigated whether these date fields contain two or four digits. We believe our other proprietary software and internally developed systems are Year 2000 compliant.

     In addition to our proprietary software and internally developed systems, we utilize software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the Year 2000 phenomenon. For example, we are dependent on the institutions involved in processing our members' credit card payments for Internet services. We are also dependent on telecommunications vendors and leased point-of-purchase vendors to maintain network reliability.

     Our software applications run on several hardware platforms and associated operating systems. In addition, our software operates in accordance with several external Internet protocols, such as HTTP and NNTP. Our software is therefore dependent upon the correct processing of dates by these systems and protocols. We reviewed information made publicly available by our hardware platform providers regarding Year 2000 compliance and researched the date handling capabilities of applicable Internet protocols. We do not believe that the underlying systems and protocols that operate in conjunction with our software applications contain material Year 2000 deficiencies.

     We use multiple software systems for our internal business purposes, including accounting, email, development, human resources, customer service and support, and sales tracking systems. We have made inquiries of vendors of the systems that we believe are mission critical to our business regarding their Year 2000 readiness. Each of these vendors has indicated to us that it believes its applications are Year 2000 compliant, although we have not received affirmative documentation in this regard from any of these vendors. To date, we have not experienced any material Year 2000 problems with regards to our proprietary software, internally developed systems, and hardware or software platforms developed by external vendors.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to the impact of interest rate changes, foreign currency fluctuations, and change in the market values of our investments.

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

     INTEREST RATE RISK. Our exposure to market rate risk for changes in interest rates relate primarily to our investment portfolio. We have not used derivative financial instruments in our investment portfolio. We invest our excess cash in debt instruments of the U.S. Government and its agencies, and in high-quality corporate issuers and, by policy, limit the amount of credit exposure to any one issuer. We protect and preserve our invested funds by limiting default, marketand reinvestment risk. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectations due to changes in interest rates. We may suffer losses in principal if forced to sell securities that have declined in market value due to changes in interest rates. We have no cash flow exposure due to rate changes for our $63.3 million Convertible Subordinated Notes.

     FOREIGN CURRENCY RISK. To date we have not experienced material risks associated with foreign currencies as a result of our operations. However, with our expansion internationally, we will be exposed to risks associated with fluctuations in foreign currencies during fiscal 2000.

     INVESTMENT RISK. To date, we have not invested in equity instruments of companies.

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                                    BUSINESS

     We are an e-commerce services provider that builds and manages websites for businesses and sells software and computer related products to the government, corporate and consumer markets. Additionally, we operate our own online store, where customers can find an extensive selection of software and computer related products and services.

ESTORE GROUP

     Our eStore Group offers software developers, hardware manufacturers and systems OEMs full-service Web stores that can be rapidly implemented more economically than if they had developed a similar website internally. Businesses can choose from an array of services, including website design and construction, transaction processing, physical and electronic order fulfillment, customer support, marketing, and merchandising support. Our current eStore customers include CADopia, Compaq Computer, Executive Software, HP Shopping Village (a subsidiary of Hewlett Packard), IntelliGolf, McAfee, Palm Computing, Symantec, Systran Software, Telex and Trend Micro.

GOVERNMENT SYSTEMS GROUP

     Our Government Systems Group provides digitally downloadable software and related services to a growing list of United States Government agencies including the Internal Revenue Service (IRS), Office of the Comptroller of the Currency (OCC), Bureau of Engraving and Printing (BEP), Office of Thrift Supervision (OTS), Defense Logistics Agency (DLA), National Imagery and Mapping Agency (NIMA), Patent and Trademark Office (PTO), and the Department of Defense
(DoD).

WEBSITE

     Our online store (www.beyond.com), offers customers a comprehensive selection of software and computer related products, customer reviews, customer service, and competitive prices. We deliver software to customers by physically delivering the shrink-wrap software package or over the Internet via digital download. We carry approximately 177,000 software stock keeping units; approximately 13,000 of these stock keeping units can be delivered to customers via digital download.

STRATEGIC REFOCUS

     At the end of the third quarter of 1999, we made a strategic decision to refocus our business from a consumer retail focused company to a business-to-business e-commerce services company. Under this new direction, we plan to focus our resources and expertise in two areas with substantial revenue growth and profit potential: our eStore and Government Systems Groups.

PRODUCTS, SERVICES AND SOLUTIONS

  E-commerce Outsourcing Solutions and eStore Service

     We are a leading e-commerce services provider that builds and manages Web stores for numerous businesses, including, CADopia, Compaq Computer, Executive Software Inc., HP Shopping Village (a subsidiary of Hewlett Packard), IntelliGolf, McAfee, Palm Computing, Symantec, Systran Software Inc., Telex and Trend Micro. Revenues from our eStore Group grew from $1.7 million in 1998 to $25.0 million in 1999, and were $9.2 million for the three months ended March 31, 2000. We believe our eStore Group provides a superior economic model that enables software developers, OEM's and other businesses to sell directly on the Web. Our eStore group offers cost-effective solutions that address the inefficiencies inherent in traditional marketing models. Key components of our solution include:

          WEB STORE DEVELOPMENT AND DESIGN. Our Web store solution can be customized to meet the characteristics of the customer's product or industry. We leverage the extensive experience we have gained by running our own website as well as numerous eStores since 1998.

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          MERCHANDISING AND MARKETING SOLUTIONS.  By operating our own online software store, which has consistently been cited by Media Metrix as a top Internet shopping site, we have gained significant experience selling and merchandising products over the Web. We have successfully transferred our expertise in the North American market to other global markets including Europe, Asia and Australia. This global merchandising and marketing experience is important to companies wanting to engage in e-commerce, as well as companies currently engaged in e-commerce that need help maximizing their sales on the Internet. Our marketing and merchandising solutions include affiliate programs, rebate and gift certificate programs, direct marketing and sales support expertise.

          ORDER MANAGEMENT AND FULFILLMENT. We have established a number of order fulfillment partnerships that provide cost effective order fulfillment services for our eStore customers as well as our own website. These solutions include reseller models, consignment models, and electronic data interface to our eStore customers or their third-party order fulfillment partners. These solutions ensure that the retail customer has a highly reliable and seamless procurement experience.

          CUSTOMER SUPPORT. In conjunction with the operation of our eStores, we have developed customer service capabilities in North America, Europe, Asia and Australia. We utilize both internal and outsourced customer service solutions, and tailor our customer service solution to specific customer's needs at cost effective prices.

  Software and Computer Peripheral Reseller Solutions

     Our website is a leading online reseller of packaged and digitally downloadable computer software and computer related products and services to U.S. Government agencies and consumers. We provide customers with superior value by offering one of the largest selections of brand name high quality software available online as well as the convenience of shopping from the home or office, 24-hours-a-day, seven-days-a-week. Since we launched our retail software website in November 1994, net revenues from our Government Systems Group and website increased from approximately $5.9 million in 1996, to approximately $16.8 million in 1997, to approximately $34.9 million in 1998, to approximately $92.2 million in 1999. During the three months ended March 31, 2000 net revenues from our Government Systems Group was approximately $10.2 million. Since our launch, we have delivered software products to more than two million cumulative customers. In 1998 and 1999, we fulfilled 43% and 59%, respectively, of our deliveries to customers through digital download. In both 1998 and 1999, we fulfilled all of our deliveries related to our U.S. Government contracts through digital download.

     The key benefits of our reseller solutions for the software supply chain include:

          ENTERPRISE BENEFITS. We provide our government and corporate customers with significant savings in the purchase, delivery, installation and maintenance of their software assets. Using digital download, our enterprise customers are ableto deploy their software purchases rapidly, efficiently and securely. Additionally, they are able to track and update their software assets more effectively to ensure consistent use of compatible software across the enterprise.

          SOFTWARE DEVELOPER BENEFITS. As an online reseller of software products, we are not constrained by the inherent limitations of a physical store. Our digital download capability reduces software developers' risk of customer demand forecasting. Our e-commerce solution reduces administrative costs and mitigates potential revenue recognition and restatement concerns associated with demand forecasting. Finally, software developers can work with us to obtain demographic and behavioral data about their end users, expanding their opportunities for marketing and targeted services.

          CONSUMERS AND SMALL BUSINESSES. Software publishers primarily sell to consumer and small business purchasers through a network of distributors and resellers. We believe our website provides an inherent cost advantage in this market space over the traditional software resellers.

STRATEGY

     LEVERAGE ECONOMIC MODEL; FOCUS ON E-COMMERCE OPPORTUNITIES. We believe our e-commerce solutions provide our customers with inherent economic advantages relative to traditional commercial practices. We have invested significant time and money developing e-commerce expertise associated with our website and eStore Group. We intend to aggressively apply this experience to additional software and technology reseller opportunities and to opportunities that present themselves in other industries as well. With the forecasted growth of e-commerce, we believe our acquired expertise in this field will provide significant value for prospective customers who want to establish an e-commerce presence.

     DEVELOP AND PROMOTE OUR E-COMMERCE VALUE ADD SERVICES. The array of value add customer services that accompany our eStores present our customers with cost effective solutions for running their Internet based commerce solution. These value add services should provide us with an additional revenue source, while leveraging our existing strengths in marketing, payment processing and order fulfillment.

     UTILIZE OUR INTERNATIONAL E-COMMERCE EXPERIENCE ON BEHALF OF OUR
CUSTOMERS. We conduct e-commerce in more than 20 countries around the world. We believe this provides our current and prospective customers with experience in markets where they may not have relevant experience. We believe this breadth of international coverage provides us with a competitive advantage over other prospective e-commerce providers that lack our international expertise.

     PROMOTE DIGITAL DOWNLOAD. We are a leader in digital downloading of software with approximately 13,000 software stock keeping units available for delivery to the end user's personal computer. Digital download offers convenience to customers and an economic advantage to us and to software publishers over traditional methods of software delivery.

     MAINTAIN TECHNOLOGY FOCUS AND EXPERTISE. We intend to leverage our scalable, state-of-the-art, interactive commerce platform to enhance the services we offer and expand the benefits of online software reselling. We also intend to use our technology platform to further enhance our customer interaction and support systems to provide us with a competitive advantage. Our internal development group will continue to develop, purchase, license and make technological advancements to our website and our transaction processing systems to enhance our availability, reliability and site uptime.

     LEVERAGE OUR DIRECT MARKETING EXPERTISE. We will continue to utilize many online sales and marketing techniques to increase brand recognition and drive traffic to our online stores. We have established direct links with certain software developers' websites. These links allow a potential customer visiting that developer's website to automatically link to our order form and purchase software. We also have established customer specific email campaigns that notify customers about new products and promotions they may find of interest.

     LEVERAGE OUR AFFILIATES PROGRAM. Our Affiliates Program increases our market presence by allowing affiliate websites to offer software to their audience for which we provide fulfillment. The affiliate embeds a hyperlink to our site, together with software recommended for that affiliate's targeted customer base. This hyperlink automatically connects the customer to our online store where the affiliate's customer may place an order. The affiliate can offer enhanced services and recommendations, while avoiding ordering and fulfillment costs. Under these arrangements, we pay the affiliate a small percentage commission based on the sales generated through the affiliate. As of March 31, 2000, we have approximately [54,000] affiliates, a [265%] increase from December 31, 1998.

TECHNOLOGY

     We use complex proprietary and commercially licensed technology to simplify and enhance the customer experience by developing ways to simplify the use of digital download, by reducing the number of customer actions required to complete a transaction and by clearly displaying the location of digitally downloaded software on the consumer's desktop. We are also using our technology to make management reporting processes as seamless and simple as possible. By using a combination of proprietary solutions and commercially available licensed technologies, we have developed systems for online content dissemination, online transaction processing, customer service, market analysis and electronic data interchange. We have integrated these proprietary and commercially available systems into a unified software sales and reporting system. During the three months ended March 31, 2000, research and development costs were $3.7 million. Research and development costs in 1999, 1998, and 1997 were $10.4 million, $4.2 million, and $1.1 million respectively.

     SCALABILITY AND FLEXIBILITY. We built our hardware and software architecture on a transaction processing model that allows us to distribute the processing load among multiple parallel servers. This architecture allows us to scale by either adding new servers or increasing the capacity of existing servers. We designed our hardware and software configuration to scale to support growth while maintaining user performance and minimizing the cost per transaction. In the rapidly changing Internet environment, it is important that we are able to update our system to stay current with new technologies. Our system's template technology and modular database design allow us to easily add or replace software components, page layout templates, and search and retrieval engines with minimal effort and disruption. We designed our hardware and software architecture to allow us to inexpensively and rapidly add co-branded websites that integrate with our online store.

     SEAMLESSNESS. Our multiple hardware and software systems are designed to integrate seamlessly to manage real time transactions with limited human intervention including the ability to automatically process orders for downloadable software to completion, electronically route orders for physical products to one of our distributors, as well as charge the customer's credit card after confirmation of shipment, and automatically route orders requiring human intervention to our customer service representatives.

     COMPONENTS OF OUR TECHNOLOGY. We use commercially available and internally developed software. Our policy is to limit the number of hardware and software vendors whose products are used in our production systems. This policy facilitates integration, maintenance, performance and upgrades.

     STORE ENGINE ARCHITECTURE. We base our hardware and software systems on a distributed transaction processing model. This model allows us to distribute applications and data among multiple parallel servers. We developed many of the software components and pages of our website in a manner that lets us separate the page look and feel from the individual data elements and their associated database lookups. This separation permits frequent changes to product pricing information, reduces software updates for website changes, and minimizes the engineering required to maintain a growing amount of items and content. We use proprietary technology that allows websites with different formats to integrate our online store elements, such as search, vendor and product pages. This technology allows us to maintain several Web storefronts over a single order processing and customer service system.

     ENTERPRISE DOWNLOAD MANAGER. For the large enterprise environment, we have developed technology to aid in the distribution of large software products and large numbers of software products. This technology includes server software, which maintains a cache of software downloaded to key locations behind a customer's firewall, and an enhanced version of the Sm@rtCert(TM) technology licensed on a non-exclusive basis from CyberSource, which we offer as an integrated service. We call this integrated service the "Enterprise Download Manager." By distributing caches of software (many of which may be too large to download) to key locations within an enterprise, a large enterprise can ensure that the current release of software is available to its staff with minimal supervision. We can overcome problems of failed download and lost connections by providing a dedicated server to manage and receive the download. By using a local cache, the Enterprise Download Manager satisfies most requests for software updates internally, significantly reducing the amount of network traffic. We use this technology to deliver products electronically along with marketing and promotional information. In addition, our Enterprise Download Manager service tracks the transmission of software via digital download. If there is a disruption of the transmission, the Enterprise Download Manager restarts the transmission and completes the interrupted download without restarting the entire download.

     BACK OFFICE PROCESSING. The real time nature of fulfilling downloaded software orders adds significant complexity to the design of our back office system. Typical transaction processing systems assume that a physical process must take place to deliver the product. The time required for physical delivery eliminates the need to process orders in real time (as well as the customer's expectation of real time processing). When a customer wants to download the software they purchase via digital download, the customer expects to be able to start downloading within seconds of confirming the transaction. This need for almost instant initiation of delivery impacts the design and operation of our entire back office system. We must automate every element of a sale because we do not have the time needed for human intervention.

     Our transaction processing system incorporates commercially available database components purchased from leading vendors, proprietary software products developed internally and Internet commerce services supplied by CyberSource. This system accepts orders captured by the store engine and processes them according to pre-coded rules, validates each order, screens the order for possible fraud, authorizes the payment method and transmits an electronic message to our distributors for physical delivery or allows the customer to digitally download the product following approval of an order. Our customer service representatives can access the entire history of any order or customer online through a Web-based interface. Representatives also can manage an order entirely from within this interface. Our system logs all actions by a customer service representative including the identity of the representative, the actions taken and a time stamp of the action.

     DATA WAREHOUSE. We use a database management system to index, retrieve and manipulate product information, content, product catalogs, orders, transactions, and customer information, and perform rapid searching, sorting, viewing and distribution of a large volume of content. The data warehouse allows us to access detailed transaction and customer interaction data and perform proprietary market analysis. Our data warehouse incorporates commercially available hardware and software combined with our proprietary software in an internally developed configuration. This data warehouse provides a unified platform for our store engine and back office systems. Any reduction in performance, disruption in Internet access or discontinuation of services provided to us by CyberSource could materially adversely affect our business. We cannot assure that we will:

     - accommodate increases in network traffic in the future;

     - accurately project the rate or timing of such increases;

     - upgrade our systems and infrastructure to accommodate future traffic levels on our online sites;

     - effectively upgrade and expand our transaction processing systems;

     - successfully integrate any newly developed or purchased modules with our existing systems;

     - successfully use new technologies; or

     - successfully adapt our online sites, proprietary technology and transaction processing systems to meet customer requirements or emerging industry standards.

SECURITY

     CUSTOMER REASSURANCE. To be successful, we must maintain the integrity and security of information such as credit card numbers. We believe that our existing security systems are at least as secure as those used for traditional transactions (i.e., in-store or mail order purchases). We also believe we have a comprehensive security strategy. Our system automatically monitors each purchase, confirms each order by email to the customer within minutes of order placement and advises customers by email shortly after our distributors ship physical orders.

     FAULT TOLERANCE AND SCALABLE INTERNET ACCESS. We have designed our systems for automatic transfer to back-up systems in the event of a failure. We have also equipped our systems with fully automated reporting tools. These tools provide automated trouble notification and detailed event logging. We maintain a minimum of two of each critical production system. For distributed systems such as Web servers, as many as 30 systems may be active. A load distribution system monitors traffic to each server. Should a system fail to respond to a request, the automated distribution system redistributes traffic among the remaining machines with no loss of user functionality. Standby systems that monitor the health of the live machine automatically take over in the event of a failure of our firewall and load distribution system. After correcting the problem, these automated systems then notify technical staff by pager so our staff can replace or repair the failed system.

     We contract with a hosting provider that specializes in providing scalable business solutions to high volume Internet sites for mission critical Internet connectivity. We contract with the hosting provider to deliver a secure platform for server hosting with non-interruptible power supply and back up generators, fire suppression, raised floors, heating ventilation and air-conditioning, separate cooling zones, seismically braced racks, 24-hours-a-day, seven-days-a-week operations and high levels of physical security. We connect our systems to a high speed Internet connection with multiple, redundant interconnects to key backbone locations.

     Notwithstanding these precautions, we cannot assure that the security mechanisms used by us, our suppliers or our Internet provider will prevent security breaches or service breakdowns. Despite the network security measures we have implemented, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. Such a disruption could lead to interruptions or delays in service, loss of data, or inability to accept and fulfill customer orders. Any of these events may materially affect our business, results of operations and financial condition.

COMPETITION

     We face competition primarily on three fronts: e-commerce service vendors of various types, government resellers and systems integrators, and online resellers of software and computer peripherals.

  E-Commerce Service Vendors

     The e-commerce business-to-business outsourcing marketplace for building and managing web stores is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future as current and new competitors potentially launch new e-commerce services that offer a variety of outsourcing options to businesses. eStore competitors include Digital River, ReleaseNow, NetSales and ShopNow. These companies provide similar solutions to our eStore Group offering. Like us, they target the software and hardware industry and similar customers ranging from small to large businesses. Other competitors include Escalate, BuyNow and Sykes Enterprises. Escalate and BuyNow are still new to the market but could pose a competitive threat once established. Sykes Enterprises has a solid clientele in the software and hardware industry and could be a competitive threat if they become an end-to-end or full-service provider.

     Competitive pressures created by any one of these current or future competitors, or by our competitors collectively, could negatively impact our business.

     We believe that the principal competitive factors in our market are:

     - skill in building and managing Web stores that offer a wide array of services, including advertising, merchandising, marketing campaigns, banner campaigns, market research and strategic planning. Marketing services include direct emails with personalized messages, e-packaging solutions that allow customers to rent, demo and download software, update services that inform clients of new upgrades to their software, and e-business centers that target business-to-business clients;

     - expertise in Web user interface design;

     - proprietary technology and operational experience in digital download;

     - rapid website building time;

     - operational and service performance excellence in the areas of customer support and site uptime;

     - offering additional services, including fraud elimination services;

     - providing a one-stop solution through key partnerships with companies such as CyberCash, Preview Systems and Ingram Micro that allow companies to outsource some of their services and alleviate internal resources; and

     - expertise in integrating with a client's infrastructure.

     Competitors such as Digital River have longer operating histories and larger customer bases than we do. In addition, some of our current or potential competitors have greater financial, marketing and other resources than we do.

     In addition, as more businesses turn to e-commerce outsourcers to market and sell their products online, other entities may:

     - acquire online competitors;

     - invest in online competitors; or

     - form joint ventures with online competitors.

     Certain of our actual or potential competitors, such as Digital River, ReleaseNow, NetSales, ShopNow and BuyNow, may be able to:

     - secure key partnerships with vendors that allow them to outsource their services at a better price we can;

     - secure key partnerships that enable them greater access to potential customers;

     - devote greater resources to marketing and promotional campaigns;

     - adopt more aggressive pricing or services models to build market share;
       or

     - devote substantially more resources to grow and improve their e-commerce outsourcing offerings than we can.

  Government Resellers and Systems Integrators

     In the government systems marketplace, competitors such as Software Spectrum, GTSI, ASAP, CDW-G, SoftMart, GMR, MA Federal, SHI.com, and Corporate Software & Technology have greater experience in selling software to the large enterprise market than we do. Further, they have more sophisticated infrastructure and larger sales teams than we do.

  Online Resellers of Software and Computer Peripherals

     For website competition, we expect challenges from current online resellers, such as, Amazon.com, Buy.com, CompUSA, Cyberian Outpost, and Egghead, which may have longer operating histories, larger customer bases, and greater financial, marketing, and other resources than we do. In addition, new technologies or the expansion of existing technologies, such as price comparison programs that select specific titles from a variety of websites, may direct customers to online software resellers that compete with us.

     In summary, increased competition may cause us to reduce pricing or increase service and marketing expenses that could reduce operating margins and funds available to improve our technology and promote our businesses. We cannot assure that we can compete successfully against current and future competitors. Failure to compete successfully against our current and future competitors could materially hurt our business.

PROPRIETARY RIGHTS

     We rely on a combination of copyright, trademark, patent and trade secret laws and contractual restrictions to establish and protect our technology and proprietary rights and information. We require employees and consultants to sign confidentiality agreements. However, we cannot assure you that our processes will be sufficient to prevent misappropriation of our technology and proprietary rights and information, or that our competitors will not independently develop technologies that are substantially equivalent or superior to ours.

EMPLOYEES

     As of December 31, 2000, we employed approximately 389 employees. However, in early 2000, we terminated approximately 20% of our workforce. We also employ independent contractors and other temporary employees. Labor unions do not represent any of our employees. We consider our employee relations to be good. Competition for qualified personnel in our industry is intense, particularly for software development and other technical staff. We believe that we need to continue to attract, hire and retain qualified personnel to be successful in the future.

PROPERTIES

  Facilities

     Beyond's executive office is a subleased property located in Santa Clara, California. We also lease or sublease additional office space facilities in certain locations in the United States. The following is a summary of the office space square footage that we are leasing by location:

                                                                                     SQUARE
LOCATION                                               BUSINESS USE                  FOOTAGE
--------                                               ------------                  -------
Santa Clara, California..............  Company Headquarters and Primary              104,540
                                         Administrative, Engineering and Marketing
                                         Facility
Reston, Virginia.....................  Government Sales Office                         6,414
Portland, Oregon.....................  Customer Service Center                         3,233

LEGAL PROCEEDINGS

     From time to time we may be involved in litigation relating to claims arising from the normal course of our business. The Company is not currently subject to any material legal proceedings.

                                   MANAGEMENT

     The following table sets forth certain information about our executive officers and directors.

NAME                                   AGE                    POSITION WITH COMPANY
----                                   ---                    ---------------------
William S. McKiernan.................   43    Chairman of the Board of Directors
Ronald S. Smith......................   59    Chief Executive Officer
C. Richard Neely, Jr.................   45    Senior Vice President of Finance and Administration
                                              and Chief Financial Officer
John D. Vigouroux....................   40    Senior Vice President, Sales and Marketing
Montgomery B. Mars...................   36    Vice President, Business and Corporate Development
Brian C. Mellea......................   46    Vice President, Marketing
Eric A. Chatham......................   37    Vice President, Infrastructure Engineering
Mark. W. Bailey......................   41    Director
Ronald S. Posner.....................   57    Director
Richard Scudellari...................   43    Director

     William S. McKiernan is our co-founder and has served as our Chairman of the Board of Directors since March 1998. From our inception in 1994 to March 1998, Mr. McKiernan served as our President and Chief Executive Officer. Mr. McKiernan also currently serves as Chairman of the Board of Directors and Chief Executive Officer of CyberSource Corporation. From 1992 to 1994, Mr. McKiernan held a number of positions at McAfee Associates, Inc. (now known as Network Associates), including President and Chief Operating Officer, the positions he held during its initial public offering in October 1992. Prior to joining McAfee Associates in 1992, Mr. McKiernan was Vice President of Princeton Venture Research Inc., an investment banking and venture consulting firm from 1990 to 1992. Mr. McKiernan has also held management positions with IBM/ROLM and Price Waterhouse. Mr. McKiernan holds a Master's degree in Business Administration from the Harvard Business School.

     Ronald S. Smith serves as our President, Chief Executive Officer and a member of our Board of Directors. Prior to joining us, Mr. Smith was President of Merisel, North American Distribution and President of Merisel Canada. Prior to joining Merisel, Mr. Smith was Chief Executive Officer of Cygnet Storage Systems. From 1994 through 1997 Mr. Smith was President and Chief Executive Officer of NCR Canada, Ltd., the Canadian affiliate of NCR Corporation. Mr. Smith holds a Bachelor of Science degree in math and physics from Dalhousie University and a Bachelor of Mechanical Engineering degree from The Technical University of Nova Scotia.

     C. Richard "Rick" Neely, Jr. serves as our Senior Vice President of Finance and Administration and Chief Financial Officer. Mr. Neely joined us in December 1999 as Chief Financial Officer and was named Interim Chief Executive Officer in January 2000, and served in that capacity until June 2000. From 1998 until joining us, Mr. Neely was Vice President of Finance and Operations Controller for Synopsys Inc., the leading provider of EDA software tools to the global electronics market. From 1996 to 1998, Mr. Neely was Vice President of Finance and Corporate Controller at Heartport Inc., a medical device manufacturing company. Prior to Heartport Inc., Mr. Neely was Group Controller and Director of Finance at Advanced Micro Devices Inc. Mr. Neely holds a Master's degree in Business Administration in Finance and Marketing from the University of Chicago and a Bachelor of Arts in Economics from Whitman College, where he graduated summa cum laude.

     John D. Vigouroux became our Senior Vice President, Sales and Marketing in January 2000. Mr. Vigouroux's previous role with us was Vice President of Business and Corporate Development. Prior to joining us, Mr. Vigouroux was Vice President of Business development at NetObjects from June 1997 to October 1998. From August 1996 to June 1997, Mr. Vigouroux was the Director of Business Development of Cisco Systems Inc. Prior to that, Mr. Vigouroux served as Manager of Strategic Opportunities of Adobe Systems Inc. from August 1993 to August 1996. Mr. Vigouroux holds a Masters degree in Business Administration from New Hampshire College and a Bachelor of Arts degree in Organizational Behavior and Development from Averett College in Danville, VA.

     Montgomery B. Mars was appointed as our Vice President of Business and Corporate Development in October 1999. Previously, Mr. Mars was Director of Business Development for us. Prior to joining us, Mr. Mars ran his own management consulting business for early stage technology companies and held Vice President and Director level positions at Mercator Genetics and Ixsys Inc. Mr. Mars was also a Corporate Attorney at Latham & Watkins. Mr. Mars holds a Bachelor of Science degree in Biochemistry from UC Davis, a Juris Doctorate degree from the University of Southern California and a Masters degree in Business Administration from the Wharton School at the University of Pennsylvania.

     Brian C. Mellea became our Vice President of Marketing in April 1999. Prior to joining us, Mr. Mellea was Director of Marketing at Inpart from 1998 until 1999. Prior to joining Inpart, Mr. Mellea served as Senior Marketing Manager for Apple Computer. Mr. Mellea holds a Bachelor of Science in Civil Engineering from Worcester Polytechnic Institute, a Master of Science in Engineering from MIT, and a Masters degree in Business Administration from Harvard Business School.

     Eric A. Chatham became our Vice President of Infrastructure Engineering in October 1999. Prior to joining us, Mr. Chatham was the Director of Operations and Crisis Management for eBay. Prior to joining eBay, Mr. Chatham served as Director of Operations and Corporate Integration for Informix from December 1998 until February 1999. Prior to joining Informix, Mr. Chatham served as Director of MIS and Operations from December 1997 until December 1998 and Manager of Desktop and Server Support from April 1996 until December 1997 for Red Brick Systems. Mr. Chatham holds a Bachelor of Science degree, with a concentration in computer sciences, from Humboldt State University.

     Mark W. Bailey joined our Board of Directors in April 2000. Mr. Bailey has been Chief Executive Officer of WebPartner since November 1999 and Chairman of WebPartner since 1997. Prior to becoming WebPartner's Chief Executive Officer, Mr. Bailey was Vice President of Business Development at Healtheon Corporation from July 1998 to October 1999. For six months prior to joining Healtheon, Mr. Bailey served as general partner of Venrock Associates, the venture capital arm of the Rockefeller family. From 1989 to 1997, Mr. Bailey was Senior Vice President of Business Development at Symantec Corporation.

     Ronald S. Posner joined our Board of Directors in March 1999, and serves as Chairman of NetCatalyst.com, an internet accelerator firm based in Los Angeles. Prior to NetCatalyst.com, Mr. Posner was Chairman of PS Capital, a venture capital firm. Mr. Posner has held or currently holds key advisory roles within a number of startups and public companies. In addition, he is a board member of Click2learn.com Inc. and Smallworld.

     Richard Scudellari was a member of our Board of Directors since our inception through March 1998. Mr. Scudellari rejoined the Board in April 2000. Mr. Scudellari has been a partner at Morrison & Foerster LLP, a law firm, since February 1999. From 1990 to January 1999, Mr. Scudellari was a partner at Jackson Tufts Cole & Black, LLP, a law firm. Mr. Scudellari is also a member of the board of CyberSource Corporation. Mr. Scudellari holds a Bachelor of Science degree and Juris Doctorate degree from Boston College.

EXECUTIVE COMPENSATION.

  Directors

     We pay non-employee directors an annual director's fee in the amount of $10,000, in quarterly installments.

     In January 1999, we granted Mr. Kolde (who resigned from our Board in April
2000) an option to purchase 10,000 shares of common stock at an exercise price of $20.75 per share.

     The 1999 Stock Incentive Plan provides for initial grants of 20,000 shares upon appointment to the Board of Directors and subsequent grants of 5,000 shares following the conclusion of each Annual Meeting of Stockholders commencing with the 2000 Annual Meeting of Stockholders. These options would vest over four years.

     In March 1999, we granted each of Messrs. Carlston, Chen and Posner (Messrs. Carlston and Chen each resigned from our Board in April 2000) options to purchase 20,000 shares of common stock at an exercise price of $23.75 per share under the 1998 Stock Option Plan. These options vest over four years with 25% of the total shares granted vesting in March 2000 and the remaining shares vesting monthly thereafter through March 2003, contingent upon continuous service as a Director. Each of Messrs. Carlston, Chen and Posner waived his rights to the initial automatic option grants under our 1998 Stock Option Plan.

  Executive Officers

     The following table sets forth certain information concerning compensation of and stock options granted to each of the persons serving as our Chief Executive Officer and each of our four other most highly compensated executive officers for the fiscal year ended December 31, 1999. We refer to these officers as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                         COMPENSATION
                                            ANNUAL COMPENSATION           SECURITIES
                                      -------------------------------     UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR    SALARY ($)    BONUS ($)    OPTIONS (#)     COMPENSATION
---------------------------           ----    ----------    ---------    ------------    ------------
Mark L. Breier(1)...................  1999     $290,000      $34,000        250,000             --
  Chief and Executive Officer         1998      150,000       37,500      1,000,000             --
Gordon F. Jones(3)..................  1999      145,000       78,000        140,000        $65,000(2)
  Senior Vice President and Chief
  Information Officer
Mala Anand(4).......................  1999      205,000           --         45,000             --
  Vice President, Engineering         1998       92,000       15,000        180,000             --
Kendall M. Fargo....................  1999      124,000       91,000         60,000             --
  Vice President, Corporate
     Operations                       1998       70,000      134,000         40,000             --
                                      1997       45,000       50,000         50,000             --
John D. Vigouroux(5)................  1999      189,000       13,000         36,250             --
  Senior Vice President, Sales        1998       22,000           --        145,000             --
  and Marketing

---------------
(1) Mr. Breier was hired in March 1998 and resigned in January 1999.

(2) Represents a relocation allowance.

(3) Mr. Jones was hired in May 1999.

(4) Ms. Anand was hired in June 1998 and resigned in March 2000.

(5) Mr. Vigouroux was hired in October 1998.

     Option grants in last fiscal year

     The following table sets forth certain information with respect to stock options granted in fiscal 1999 to the Named Executives Officers.

                                               INDIVIDUAL GRANTS(1)
                                     ----------------------------------------     POTENTIAL REALIZABLE
                                     % OF TOTAL                                     VALUE AT ASSUMED
                        NUMBER OF     OPTIONS                                    ANNUAL RATES OF STOCK
                       SECURITIES    GRANTED TO                                     APPRECIATION FOR
                       UNDERLYING    EMPLOYEES                                       OPTION TERM(4)
                         OPTIONS     IN FISCAL    EXERCISE PRICE   EXPIRATION   ------------------------
NAME                   GRANTED (#)    YEAR(2)      ($/SHARE)(3)       DATE        5% ($)       10% ($)
----                   -----------   ----------   --------------   ----------   ----------   -----------
Mark L. Breier.......    250,000        7.09%        $32.1250       4/22/2009   13,082,060   $20,830,994
Gordon F. Jones......    140,000        3.97%         24.0625       5/07/2009    5,487,339     8,737,670
Mala Anand...........     45,000        1.28%         20.75         6/15/2009    1,520,980     2,421,907
Kendall M. Fargo.....      5,000        0.14%         22.75         4/01/2009      185,287       295,038
                          55,000        1.56%          7.75        10/27/2009      694,316     1,105,583
John D. Vigouroux....     36,250        1.03%          7.75        10/27/2009      457,618       728,680

---------------
(1) Each of these options vests over four years at a rate of 25% of the shares subject to the option after one year and the remaining shares subject to the option at the rate of 1/48th per month thereafter. Each of these options has a ten-year term.

(2) Based on an aggregate of 3,528,457 options granted by us during the fiscal year ended 1999 to employees of and consultants to us, including the Named Executives.

(3) The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by our Board of Directors.

(4) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of the common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

     Aggregate option exercises in last fiscal year and fiscal year-end option values

     The following table sets forth certain information regarding stock options held as of December 31, 1999 by the Named Executive Officers.

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS AS OF          IN-THE-MONEY OPTIONS AS OF
                                SHARES                        DECEMBER 31, 1999 (#)       DECEMBER 31, 1999 ($)(1)
                             ACQUIRED ON       VALUE       ---------------------------   ---------------------------
NAME                         EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         ------------   ------------   -----------   -------------   -----------   -------------
Mark L. Breier.............     25,274        $427,131       412,226        812,500      $2,148,728     $2,932,031
Gordon F. Jones............         --              --            --        140,000              --             --
Mala Anand.................         --              --        67,500        157,500              --             --
Kendall M. Fargo...........     10,000         269,833        58,458        111,042         388,078        217,544
John D. Vigouroux..........         --                        42,292        138,958           5,287         15,104

---------------
(1) The value of unexercised "in-the-money" options represents the difference between the exercise price of stock options and $7.8125, the closing sales price of the common stock on December 31, 1999.

EMPLOYMENT AGREEMENTS

     We and Mark L. Breier (who was our President and Chief Executive Officer through January 2000) were parties to an employment agreement dated March 23, 1998 (the "Breier Agreement"). Mr. Breier's annual base salary under the Breier Agreement was $200,000, subject to good faith adjustment by our Board of Directors. In addition, Mr. Breier was eligible to participate in the our executive benefit plans and to earn an annual bonus in the amount of $50,000, payable quarterly, based on achievement of objectives mutually determined by Mr. Breier and our Board of Directors at the beginning of each year of employment. According to the Breier Agreement, $25,000 of Mr. Breier's potential bonus for 1998 was guaranteed and paid to Mr. Brier in quarterly installments.

     Pursuant to the Breier Agreement, we granted an option to purchase 1,000,000 shares of common stock to Mr. Breier on March 30, 1998, under the 1995 Stock Option Plan. This option has an exercise price of $2.60 per share and is governed generally by the terms of the 1995 Stock Option Plan, with certain limited exceptions including acceleration of the vesting in connection with a change of control (as defined in the Breier Agreement).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OPTION GRANTS AND AGREEMENTS WITH EXECUTIVE OFFICERS AND DIRECTORS

     In April 1999, we loaned Gordon F. Jones, our Senior Vice President, Chief Information Officer, $117,000 to assist Mr. Jones' transition to working for us. This loan is memorialized in a promissory note issued by Mr. Jones to us, which provides for repayment by October 1999, and bears interest at a rate of 6.5% compounded annually. In July 1999, Mr. Jones had fully repaid the principal plus all interest incurred.

     In January 2000, our Board of Directors adopted the Chairman Grant Program and reserved 1,000,000 shares of common stock for issuance to selected full-time employees under this plan. William S. McKiernan, our Chairman of the Board, agreed to contribute 1,000,000 shares of our common stock owned by him to the Plan over the one year term of the Plan. Shares will be issued on a quarterly basis, in the total amount of 250,000 shares per quarter. The shares shall be awarded to selected full time employees who have gone beyond normal expectations in their contributions to our success as a whole.

     In January 2000, Mark L. Breier resigned as President and Chief Executive Officer. Per the terms of his employment agreement, we will continue to pay Mr. Breier his base salary from the date of his resignation until the lesser of twelve months or that number of months before which he obtains a position with another firm.

     In March 2000, James R. Lussier resigned as our Vice President, Business Operations and Corporate Strategy. Per the terms of his separation agreement, we will continue to pay Mr. Lussier his base salary for four months after the date of separation agreement.

RELATIONSHIP WITH CYBERSOURCE CORPORATION

     Pursuant to the terms of an agreement entered into in connection with the spin-off of CyberSource Corporation ("CyberSource"), we use services supplied by CyberSource on a non-exclusive basis. These services relate to credit card processing, fraud screening, export control, sales tax computation, electronic licensing, hosting of electronic downloads and fulfillment notification. Any discontinuation of such services, or any reduction in performance that requires us to replace such services, could be disruptive to our business. We also received a non-exclusive license to certain CyberSource technology. Under the services agreement, we are obligated to compensate CyberSource on a basis of services used per order or transaction. At the time these agreements were negotiated, all of our directors were also directors of CyberSource and other members of our management team joined CyberSource as executive officers. As a result, these and subsequent agreements may not be deemed the result of arm's length negotiations. Further, although we and CyberSource are engaged in different businesses, the two companies currently have no policies to govern the pursuit or allocation of corporate opportunities between CyberSource and us in the event they arise. Our business could be adversely affected if the overlapping board members of the two companies pursue CyberSource's interests over ours either in the course of intercompany transactions or where the same corporate opportunities are available to both companies.

     In connection with the CyberSource spin-off, we approved loans in amounts equal to the adverse incremental income tax any stockholder incurred as a result of the spin-off and the transactions contemplated thereby. In April 1998, we loaned $270,000 to William S. McKiernan, the sole stockholder incurring such adverse tax consequences, so as to offset Mr. McKiernan's incremental 1997 income tax. The loan to Mr. McKiernan is secured by 129,808 shares of common stock held by Mr. McKiernan and was due and payable no later than December 17, 1999. Interest accrued on the loan to Mr. McKiernan at the rate of six and two hundredths percent (6.02%), compounded annually. In May 1999, Mr. McKiernan had fully repaid the principal plus all interest incurred.

     We entered into a Software License Agreement with CyberSource in June 1999, pursuant to which CyberSource purchased a perpetual, transferable, worldwide license to copy, modify, market and otherwise use technology related to transaction processing services. Pursuant to the terms of the agreement, we will not license or otherwise distribute the software to any of CyberSource's competitors through June 2001, and CyberSource will own all modifications or derivative works of the software. We will indemnify CyberSource against any legal cause of action brought against CyberSource to the extent that the cause of action is based on a claim that the software infringes any intellectual property rights of a third party, and CyberSource will indemnify us against any legal cause of action brought against us to the extent that the cause of action is based on a claim that any modification or derivative of the software infringes any intellectual property rights of a third party. The purchase price of the license was $600,000.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING EXISTING NOTES

     We are offering to exchange $2,000 principal amount of exchange notes for each $3,000 principal amount of existing notes that are validly tendered on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

     Holders must tender existing notes in a principal amount of $3,000 and any integral multiple of $3,000.

     You may tender all, some or none of your existing notes.

     The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of existing notes in any jurisdiction in which the exchange offer or the acceptance of the offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

     Our board of directors and officers do not make any recommendation to the holders of existing notes as to whether or not to tender all or any portion of their existing notes. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your existing notes and, if so, the amount of existing notes to tender.

EXPIRATION DATE

     The expiration date for the offer is 5:00 p.m., Eastern Daylight Time, on[ --, 2000], unless we extend the offer. We may extend this expiration date for any reason. The last date on which tenders will be accepted, whether on[ --, 2000] or any later date to which the exchange offer may be extended, is referred to as the expiration date.

EXTENSIONS; AMENDMENTS

     We expressly reserve the right, in our discretion, for any reason to:

     - delay the acceptance of existing notes for exchange,

     - extend the time period during which the exchange offer is open, by giving oral or written notice of an extension to the holders of existing notes in the manner described below. During any extension, all existing notes previously tendered and not withdrawn will remain subject to the exchange offer, and

     - amend the terms of the exchange offer other than the condition that the registration statement become effective under the Securities Act.

     If we consider an amendment to the exchange offer to be material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment in a prospectus supplement, and if required by law, we will extend the exchange offer for a period of five to ten business days.

     We will give oral or written notice of any (1) extension, (2) amendment,
(3) non-acceptance or (4) termination to the holders of the existing notes as promptly as practicable. In the case of any extension, we will issue a press release or other public announcement no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the previously scheduled expiration date.

PROCEDURES FOR TENDERING EXISTING NOTES

     Your tender to us of existing notes and our acceptance of your tender will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

     TENDER OF EXISTING NOTES HELD THROUGH A CUSTODIAN. If you are a beneficial holder of the existing notes, that are held of record by a custodian bank, depository institution, broker, dealer, trust company or other nominee, you must instruct the custodian to tender the existing notes on your behalf. Your custodian will provide you with their instruction letter which you must use to give these instructions. Any beneficial owner of existing notes held of record by The Depository Trust Company or its nominee, through authority granted by The Depository Trust Company, may direct The Depository Trust Company participant through which the beneficial owner's existing notes are held in The Depository Trust Company to tender on the beneficial owner's behalf.

     TENDER OF EXISTING NOTES HELD THROUGH THE DEPOSITORY TRUST COMPANY. To effectively tender existing notes that are held through The Depository Trust Company, Depository Trust Company participants should transmit their acceptance through the Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. Delivery of tendered existing notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering Depository Trust Company participant must comply with the guaranteed delivery procedures set forth below. No letters of transmittal will be required to tender existing notes through ATOP.

     In addition, the exchange agent must receive:

     - a completed and signed letter of transmittal or an electronic confirmation pursuant to The Depository Trust Company's ATOP system indicating the principal amount of existing notes to be tendered and any other documents, if any, required by the letter of transmittal, and

     - prior to the expiration date, a confirmation of book-entry transfer of such existing notes, into the exchange agent's account at The Depository Trust Company, in accordance with the procedure for book-entry transfer described below, or

     - the holder must comply with the guaranteed delivery procedures described below.

     Your existing notes must be tendered by book-entry transfer. The exchange agent will establish an account with respect to the existing notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in The Depository Trust Company must make book-entry delivery of existing notes by having The Depository Trust Company transfer such existing notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. Although your existing notes will be tendered through The Depository Trust Company facility, the letter of transmittal, or facsimile, or an electronic confirmation pursuant to The Depository Trust Company's ATOP system, with any required signature guarantees and any other required documents, if any, must be transmitted to and received or confirmed by the exchange agent at its address set forth below under "Exchange agent," prior to 5:00 p.m. Eastern Daylight Time on the expiration date. You or your broker must ensure that the exchange agent receives an agent's message from The Depository Trust Company confirming the book-entry transfer of your existing notes. An agent's message is a message transmitted by The Depository Trust Company and received by the exchange agent that forms a part of the book-entry confirmation which states that The Depository Trust Company has received an express acknowledgement from the participant in The Depository Trust Company tendering the shares that such participant agrees to be bound by the terms of the letter of transmittal. Delivery of documents to The Depository Trust Company in accordance with its procedures does not constitute delivery to the exchange agent.

     If you are an institution which is a participant in The Depository Trust Company's book-entry transfer facility, you should follow the same procedures that are applicable to persons holding existing notes through a financial institution.

     Do not send letters of transmittal or other exchange offer documents to us, Robertson Stephens or the information agent.

     It is your responsibility that all necessary materials get to the exchange agent before the expiration date. If the exchange agent does not receive all of the required materials before the expiration date, your existing notes will not be validly tendered.

     Any existing notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     We will have accepted the validity of tendered existing notes if and when we give oral or written notice to LaSalle National Bank, the exchange agent. The exchange agent will act as the tendering holders' agent for purposes of receiving the exchange notes from us. If we do not accept any tendered existing notes for exchange because of an invalid tender or the occurrence of any other event, LaSalle National Bank will return those existing notes to you, without expense, promptly after the expiration date via book-entry transfer through The Depository Trust Company.

OUR INTERPRETATIONS ARE BINDING

     We will determine in our sole discretion, all questions as to the validity, form, eligibility and acceptance of existing notes tendered for exchange. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of any particular existing notes not properly tendered or to not accept any particular existing note which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular existing notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender existing notes in the exchange offer. Our interpretation of the terms and conditions of the exchange offer as to any particular existing note either before or after the expiration date, including the letter of transmittal and the instructions to such letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing notes for exchange must be cured within such reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of existing notes for exchange, nor shall any of them incur any liability for failure to give such notification.

ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all existing notes properly tendered, and will issue the exchange notes promptly after acceptance of the existing notes. The discussion under the heading "Conditions for completion of the exchange offer" provides further information regarding the conditions to the exchange offer. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered existing notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly after giving such notice.

     For each $3,000 principal amount of existing notes accepted for exchange, the holder of such existing note will receive exchange notes having a principal amount of $2,000. The exchange notes will bear interest from the issue date. Existing notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

     In all cases, issuance of exchange notes for existing notes that are accepted for exchange in the offer will be made only after timely receipt by the exchange agent of:

     - a timely book-entry confirmation of such existing notes into the exchange agent's account at the book-entry transfer facility,

     - a properly completed and duly executed letter of transmittal or an electronic confirmation of the submitting holder's acceptance through The Depository Trust Company's ATOP system, and

     - all other required documents, if any.

     If we do not accept any tendered existing notes for any reason set forth in the terms and conditions of the exchange offer, or if existing notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged existing notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility will be returned in accordance with the book-entry procedures described above, and the existing notes that are not exchange notes will be credited to an account maintained with The Depository Trust Company, as promptly as practicable after the expiration or termination of the exchange offer.

GUARANTEED DELIVERY PROCEDURES

     If you desire to tender your existing notes and you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your existing notes if:

     - your tender is made through an eligible institution,

     - prior to the expiration date, the exchange agent received from the eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of such letter of transmittal or an electronic confirmation pursuant to the Depository Trust Company's ATOP system, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

        (a) sets forth the name and address of the holder of existing notes and the amount of existing notes tendered,

        (b) states that the tender is being made thereby, and

        (c) guarantees that within three New York Stock Exchange trading days after the expiration date a book-entry confirmation and any other documents required by the letter of transmittal, if any, will be deposited by the eligible institution with the exchange agent; and

     - book-entry confirmation and all other documents, if any, required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

WITHDRAWAL RIGHTS

     You may withdraw your tender of existing notes at any time prior to 5:00 p.m., Eastern Daylight Time, on the expiration date. For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, set forth below under the heading "Exchange agent" prior to 5:00 p.m., Eastern Daylight Time, on the expiration date. Any notice of withdrawal must:

     - specify the name of the person who tendered the existing notes to be withdrawn;

     - contain a statement that you are withdrawing your election to have your existing notes exchanged;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the existing notes were tendered, including any required signature guarantees; and

     - if you have tendered your existing notes in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn existing notes and otherwise comply with the procedures of such facility.

     Any existing notes that have been tendered for exchange, but which are not exchanged for any reason, will be credited to an account maintained with the book-entry transfer facility for the existing notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

     Properly withdrawn existing notes may be retendered by following the procedures described under the heading "Procedures for tendering existing notes" above at any time on or prior to 5:00 p.m., Eastern Daylight Time, on the expiration date.

CONDITIONS FOR COMPLETION OF THE EXCHANGE OFFER

     We will not accept existing notes for exchange notes and may terminate or not complete the exchange offer if the registration statement covering the exchange offer is not effective under the Securities Act.

     We may not accept existing notes for exchange and may terminate or not complete the exchange offer if:

     - any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

     - any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer or impair the contemplated benefits of the exchange offer to us;

     - any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

        -- any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

        -- any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least twenty percent in either the Dow Jones Average of industrial stocks or the Standard & Poor's 500 Index from January, 2000;

        -- a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

        -- any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

        -- a commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer;

        -- if any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer;

     - any tender or exchange offer, other than this exchange offer by us, with respect to some or all of our outstanding common stock or any merger, acquisition or other business combination proposal involving us shall have been proposed, announced or made by any person or entity;

     - any event or events occur that have resulted or may result, in our judgment, in an actual or threatened change in our business condition, income, operations, stock ownership or prospects and our subsidiaries, taken as a whole;

     - as the term "group" is used in Section 13(d)(3) of the Securities Exchange Act,

        -- any person, entity or group acquires more than five percent of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to --, 2000;

        -- any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than two percent of our outstanding shares; or

        -- any new group shall have been formed that beneficially owns more than five percent of our outstanding shares of common stock which in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of shares.

If any of the above events occur, we may:

     - terminate the exchange offer and as promptly as practicable return all tendered existing notes to tendering note holders;

     - extend the exchange offer and, subject to the withdrawal rights described in "The Exchange Offer" on page 50, retain all tendered existing notes until the extended exchange offer expires;

     - amend the terms of the exchange offer; or

     - waive the unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

     The conditions are for our sole benefit. We may assert these conditions with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to them. We may waive any condition in whole or in part at any time in our discretion. Our failure to exercise our rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right which may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding upon all parties.

     If a stop order issued by the SEC is in effect with respect to the registration statement of which this document is a part, we will not accept any existing notes tendered and we will not exchange for any exchange notes.

FEES AND EXPENSES

     Robertson Stephens is acting as the dealer manager in connection with the exchange offer. Robertson Stephens will receive a fee in the manner described below for its services as dealer manager, in addition to being reimbursed for its out-of-pocket expenses, including the reasonable Attorneys' fees and disbursements of counsel, in connection with the exchange offer.

     The fees will be paid for each $3,000 principal amount of existing notes tendered, based on a sliding scale, with higher fees per existing note paid on the incremental principal amount of existing notes tendered above specified thresholds. The fee scale ranges from $60.00 per $3,000 principal amount up to a maximum of $165 per $3,000 principal amount if more than 70% of the aggregate principal amount of the existing notes are tendered. Based on the foregoing fee structure, if all the outstanding existing notes are tendered in the exchange offer, Robertson Stephens will receive an aggregate fee of approximately $1,550,000 or 2.45%, of the principal amount of existing notes currently outstanding. Regardless of the amount of existing notes tendered Robertson Stephens will receive a minimum fee of $500,000.

     We have agreed to indemnify Robertson Stephens against specified liabilities relating to or arising out of the offer, including civil liabilities under the federal securities laws, and to contribute to payments which Robertson Stephens may be required to make in respect thereof. However, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Robertson Stephens may from time to time hold existing notes, exchange notes and our common stock in its proprietary accounts, and to the extent it owns existing notes in these accounts at the time of the exchange offer, Robertson Stephens may tender these existing notes.

     We have retained Georgeson Shareholder Communications, Inc. to act as the information agent and LaSalle National Bank to act as the exchange agent in connection with the exchange offer. The information agent may contact holders of existing notes by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the exchange offer to beneficial owners. The information agent and the exchange agent each will receive reasonable compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with their services, including liabilities under the federal securities laws.

     Neither the information agent nor the exchange agent has been retained to make solicitations or recommendations. The fees they receive will not be based on the principal amount of existing notes tendered under the exchange offer.

     We will not pay any fees or commissions to any broker or dealer or any other person, other than Robertson Stephens, for soliciting tenders of existing notes under the exchange offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

LEGAL LIMITATION

     The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, or may be waived by us in whole or in part at any time prior to the expiration date of the exchange offer in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time prior to the expiration date of the exchange offer.

     In addition, we will not accept for exchange any existing notes tendered, and no exchange notes will be issued in exchange for any such existing notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

     LaSalle National Bank has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions, requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

                             LaSalle National Bank

       By Registered & Certified Mail:             By Regular Mail or Overnight Courier:
      135 South LaSalle St. Suite 1960               135 South LaSalle St. Suite 1960
              Chicago, IL 60603                              Chicago, IL 60603

                            In Person by Hand Only:

                        135 South LaSalle St. Suite 1960
                               Chicago, IL 60603

                             For Information Call:

                                 (312) 904-5619

          By Facsimile Transmission (for Eligible Institutions only):

                     Attention: Corporate Trust Operations
                              Confirm by Telephone

                                 (312) 904-5619

     If you deliver the letter of transmittal to an address other than as set forth above or transmission of instructions via facsimile other than as set forth above, then such delivery or transmission does not constitute a valid delivery of such letter of transmittal.

FEES AND EXPENSES

     We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses in the aggregate to be approximately $400,000.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE EXISTING NOTES

     Holders who tender their existing notes for exchange will not be obligated to pay any related transfer taxes. The existing notes that are not exchanged for exchange notes pursuant to the exchange offer will be subordinate in payment to the exchange notes.

                         DESCRIPTION OF EXCHANGE NOTES

     We will issue the exchange notes under an indenture, dated as of          ,
2000, between us and LaSalle National Bank, as trustee. The following description is a summary of the material provisions of the exchange notes and the exchange notes indenture (the "Indenture"). This summary is subject to and is qualified by reference to all the provisions of the exchange notes indenture.

     As used in this "Description of Exchange Notes" section, references to "we," "our" or "us" refer solely to Beyond.com Corporation and not its subsidiaries.

GENERAL

     Our 10 7/8% Convertible Subordinated Notes:

     - will be general unsecured obligations of ours;

     - will mature on December 1, 2003;

     - will bear interest at a rate of 10 7/8% per year. The exchange notes will bear interest from the issue date. Existing notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

     - Interest will be in cash or, at our option, in common stock at rate of 10 7/8% per year, payable on June 1 and December 1 of each year. If we elect to pay interest in common stock, the shares of common stock will be valued at 90% of the average of the closing prices for the five trading days immediately preceding the second trading day prior to the interest payment date.

     - will subordinate to senior to all our existing notes and all existing and future senior indebtedness (as defined below) and any of our subsidiaries in right of payment;

     - will be issuable in denominations of $1,000 principal amount and integral multiples thereof; and

     - will be issued only in fully registered book entry form, without coupons, and will be represented by one or more permanent Global Notes (referred to in this Section as "Global Notes").

     A holder of our 10 7/8% Convertible Subordinated Notes may serve notices and demands to or upon us in respect of our 10 7/8% Convertible Subordinated Notes and our Indenture with LaSalle National Bank at our office or agency maintained for that purpose in Chicago, Illinois. In the event that The Depository Trust Company issues physical or "definitive" notes (referred to in this Section as "Definitive Notes"), holders of our 10 7/8% Convertible Subordinated Notes may surrender their 10 7/8% Convertible Subordinated Notes for payment, conversion, registration of transfer or exchange at our office or agency maintained for that purpose in Chicago, Illinois. In addition, in our Indenture with LaSalle National Bank we have agreed, if Definitive Notes are issued, maintain an office or agency for the foregoing purposes in the Borough of Manhattan, The City of New York. In our Indenture with LaSalle National Bank, we agreed at all times to maintain a paying agent, Conversion Agent and Registrar for our 10 7/8% Convertible Subordinated Notes in Chicago, Illinois, and, if Definitive Notes are issued under the limited circumstances described below, in the Borough of Manhattan, The City of New York. The Trustee will initially act as paying agent, Conversion Agent (as defined below) and Registrar (as defined below) in Chicago, Illinois.

INTEREST

     $42,166,667 principal amount of our 10 7/8% Convertible Subordinated Notes
bear interest from July   , 2000 at 10 7/8% per year. Interest will be in cash
or, at our option, in common stock at rate of 10 7/8% per year, payable on June 1 and December 1 of each year. If we elect to pay interest in common stock, the shares of common stock will be valued at 90% of the average of the closing prices for the five trading days immediately preceding the second trading day prior to the interest payment date. We will pay interest semi-annually on December 1 and June 1 of each year, commencing December 1, 2000. We will make interest payments to holders of record at the close of business on November 15 or May 15 preceding each interest payment date. We will compute the interest on the basis of a 360 day year composed of twelve 30 day months. We will pay principal of and interest on our 10 7/8% Convertible Subordinated Notes at the office of the paying agent. The Trustee will initially act as the paying agent. At our option, we may pay interest either by check mailed to the address of the person entitled thereto as it appears in the Note register or by transfer to an account located in the United States such person maintains. However, we will make any payments to LaSalle National Bank, Chicago, Illinois by wire transfer of immediately available funds to the account of The Depository Trust Company or its nominee. For purposes of this discussion, we refer to The Depository Trust Company as "DTC" and LaSalle National Bank as "Trustee."

FORM, DENOMINATION AND REGISTRATION

     Except under the limited circumstances described below, the Trustee will issue our 10 7/8% Convertible Subordinated Notes only in fully registered book entry form which will be represented by one or more permanent Global Notes without coupons deposited with a custodian for and registered in the name of a nominee of DTC. Our 10 7/8% Convertible Subordinated Notes will be issuable in denominations of $1,000 principal amount and integral multiples thereof. The records of DTC will reflect holdings of beneficial interests in any Global Note. DTC will effectuate any transfer of a beneficial interest through its records, or through records of DTC's direct and indirect participants. Beneficial interests may not be exchanged for Definitive Notes except under the limited circumstances described below. Except as described below, the record ownership of Global Notes may be transferred, in whole or in part, only to DTC, another nominee of DTC, or to a successor of DTC or its nominee.

     We will not charge for any registration of transfer or exchange of our 10 7/8% Convertible Subordinated Notes but we may require you to pay an amount sufficient to cover any applicable tax or other governmental charge.

     In case any of our 10 7/8% Convertible Subordinated Notes you own become mutilated or defaced, we will execute and, on our request, the Trustee will authenticate and deliver a new substantially identical 10 7/8% Convertible Subordinated Note, dated the date of its authentication in exchange and substitution for your canceled original 10 7/8% Convertible Subordinated Note. In case any of our 10 7/8% Convertible Subordinated Notes you own become destroyed, lost or stolen:

     - you must give us and the Trustee such security or indemnity as we may require to hold us both harmless; and

     - you must furnish to us satisfactory evidence of the destruction, loss or theft of such 10 7/8% Convertible Subordinated Note and your ownership thereof.

     When we issue any substituted 10 7/8% Convertible Subordinated Note, we may require you to pay us an amount sufficient to cover applicable fees and expenses.

BOOK ENTRY NOTES

     If and when DTC issues Global Notes, DTC will credit, on its internal system, the respective principal amounts of the individual beneficial interests represented by such Global Notes to the accounts of persons who have accounts with DTC. Only the following persons may own beneficial interests in a Global
Note:

     - persons who have accounts with DTC;

     - persons who hold beneficial interests through participants; or

     - certain banks, brokers, dealers, trust companies and other parties that clear their transactions through or maintain a custodial relationship with a participant, either directly or indirectly, and have indirect access to the DTC system.

     Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of these ownership interests will be effected through, records DTC maintains (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC or its nominee is the registered owner or holder, as defined on our Indenture with LaSalle National Bank, of a Global Note, DTC or the nominee will be considered the sole owner or holder of our 10 7/8% Convertible Subordinated Notes represented by the Global Note for all purposes under our Indenture with LaSalle National Bank and our 10 7/8% Convertible Subordinated Notes. With limited exceptions, if you own beneficial interests in the Global Notes, then you:

     - will not be entitled to have certificates registered in your name;

     - will not receive or be entitled to receive physical delivery of certificates in definitive form; and

     - will not be considered the owner or holder of our 10 7/8% Convertible Subordinated Notes represented by such Global Notes.

     If you are the beneficial owner of an interest in a Global Note, you will not be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under our Indenture with LaSalle National
Bank).

     DTC may discontinue providing its services as depository with respect to our 10 7/8% Convertible Subordinated Notes at any time. As an owner of beneficial interests in the Global Note, you will be entitled to receive physical delivery of Definitive Notes in certificated form under the following limited circumstances:

     - DTC or any successor depository notifies us that it is unwilling or unable to continue as depository for a Global Note;

     - DTC ceases to be a "clearing agency" registered under the Exchange Act and we do not appoint a successor depository within 90 days; or

     - an Event of Default, as defined in our Indenture with LaSalle National Bank, has occurred and is continuing

     If DTC issues Definitive Notes in certificated form under such circumstances, then the certificates shall be registered in the names DTC shall direct. We expect that such instructions will be based upon directions received by DTC from its participants.

     We will make payments on Global Notes to DTC or its nominee as the registered owner thereof. Neither we, the Trustee nor any paying agent will have any responsibility or liability for:

     - any aspect of the records relating to beneficial ownership interest in the Global Notes;

     - payments made on account of beneficial ownership interests in the Global Notes; or

     - maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment regarding a Global Note held by it or its nominee, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants to indirect participants and by participants and indirect participants to owners of beneficial interests in such Global Note will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees. Such payments, however, will be the responsibility of the applicable participants and indirect participants.

     To convert your beneficial ownership of interests in Global Notes into common stock, you should contact your broker or other participant or indirect participant through whom you hold beneficial interests. Your broker, participant or indirect participant, as the case may be, shall provide you with information on procedures, including proper forms and cut off times, for submitting requests for conversion.

     DTC will effect transfers between participants in accordance with DTC rules and will settle these transfers in same day funds. However, the laws of some states may require that certain persons take physical delivery of securities in definitive form. Such laws may impair your ability to transfer or pledge your beneficial interests in the Global Notes.

     DTC will take any action a holder of our 10 7/8% Convertible Subordinated Notes is permitted to take (including the presentation of our 10 7/8% Convertible Subordinated Notes for conversion) only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes. DTC will only take such action in respect of that portion of principal amount of our 10 7/8% Convertible Subordinated Notes as to which the participant, or participants, has given direction.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book entry changes to accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of our 10 7/8% Convertible Subordinated Notes. Some participants (or their representatives), together with other entities, own DTC. Other entities such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly have indirect access to the DTC system.

     Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time. If we intend to redeem our 10 7/8% Convertible Subordinated Notes, we will send redemption notices with respect to Global Notes to DTC or its nominee. If we intend to redeem less than all of our 10 7/8% Convertible Subordinated Notes evidenced by a Global Note, DTC will reduce the amount of the interest of each participant in such 10 7/8% Convertible Subordinated Notes in accordance with its procedures.

     Although voting with respect to our 10 7/8% Convertible Subordinated Notes is limited, in those cases that require a vote, neither DTC nor its nominee will itself consent or vote with respect to Global Notes. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns DTC or its nominee consenting or voting rights to those participants to whose accounts our 10 7/8% Convertible Subordinated Notes are credited on the record date listed in the omnibus proxy. We believe that the arrangements among DTC, its participants and indirect participants, and beneficial owners will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of our 10 7/8% Convertible Subordinated Notes.

     We obtained the information in this section concerning DTC and DTC's book entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

CONVERSION RIGHTS

     You may, at any time prior to the close of business on December 1, 2003, convert the principal amount of any of our 10 7/8% Convertible Subordinated Notes (or any portion thereof equal to $1,000 or any integral multiple thereof) into shares of our common stock at the conversion price of $4.00 per share, subject to adjustment as described below. However, your right to convert a 10 7/8% Convertible Subordinated Note previously called for redemption will terminate at the close of business on the business day immediately preceding the redemption date for the 10 7/8% Convertible Subordinated Notes. Your right to convert a 10 7/8% Convertible Subordinated Note also will terminate on any earlier date on which you present the 10 7/8% Convertible Subordinated Note for redemption (unless we have defaulted in making the redemption payment when due, in which case your conversion right shall terminate at the close of business on the date the default is cured and the 10 7/8% Convertible Subordinated Note is redeemed).

     If you exercise your option to require us to purchase any of our 10 7/8% Convertible Subordinated Notes and you deliver a "change in control purchase notice," you may convert your 10 7/8% Convertible Subordinated Note only if you withdraw your notice by a "written notice of withdrawal" delivered to a paying agent prior to the close of business on the business day prior to the change in control purchase date in accordance with our Indenture with LaSalle National Bank.

     We will make no payment or adjustment for dividends or distributions with respect to shares of our common stock issued upon conversion of a 10 7/8% Convertible Subordinated Note. Except as otherwise provided in our Indenture with LaSalle National Bank, we will not pay interest accrued on converted
10 7/8% Convertible Subordinated Notes. However, we will pay interest accrued to but excluding December 6, 2001, on any of our 10 7/8% Convertible Subordinated Notes called for redemption and converted on or before the close of business on the business day immediately preceding December 6, 2001. If you surrender any of our 10 7/8% Convertible Subordinated Notes for conversion between the record date for the payment of an installment of interest and the related interest payment date, then notwithstanding such conversion, we will pay the person in whose name such 10 7/8 Convertible Subordinated Note was registered at the close of business on the record date. In such event, unless your Note has been called for redemption, when you surrender your 10 7/8 Convertible Subordinated Note for conversion you must also pay us an amount equal to the interest payable on such interest payment date on the principal amount of your converted 10 7/8% Convertible Subordinated Note. We will not issue fractional shares upon conversion, but we will pay cash for any fractional interest based upon the closing price (as defined in our Indenture with LaSalle National Bank) of the common stock on the trading day immediately prior to the date of conversion.

     We will adjust the conversion price of our 10 7/8% Convertible Subordinated Notes if certain events occur. These events include:

     - our issuance of shares of common stock as a dividend or distribution on our common stock;

     - our subdivision or combination of our outstanding common stock;

     - our issuance to all or substantially all holders of our common stock of rights or warrants entitling them to subscribe for or purchase our common stock at a price per share less than the then current market price per share (as defined in our Indenture with LaSalle National Bank);

     - our distribution to all or substantially all of our common stockholders of shares of our capital stock (other than common stock), evidence of indebtedness, or other non cash assets;

     - our distribution to all or substantially all of our common stockholders of rights or warrants to subscribe for our securities (other than those rights and warrants referred to above and other limited rights);

     - our distribution to all or substantially all of our common stockholders of cash in an aggregate amount that exceeds an amount equal to 12.5% of our market capitalization (determined as provided in our Indenture with LaSalle National Bank); and

     - our purchase of common stock pursuant to a tender offer made by us, or any of our Subsidiaries, to the extent that the tender offer involves aggregate consideration that exceeds an amount equal to 12.5% of our market capitalization (determined as provided in our Indenture with LaSalle National Bank) on the expiration date of the tender offer.

     Notwithstanding the foregoing, we will not adjust the conversion price for a transaction of the nature described above if all holders of our 10 7/8% Convertible Subordinated Notes are entitled to participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which common stockholders participate in the transaction.

     We need not adjust the conversion price for any issuance of common stock pursuant to a plan for reinvestment of dividends or interest or for a change in the par value of common stock. To the extent that our 10 7/8% Convertible Subordinated Notes become convertible into the right to receive cash, we need not adjust the conversion price thereafter as to the cash, and interest will not accrue on the cash. From time to time we may reduce the conversion price by any amount for any period of time if the period is at least 20 days or such longer period as may be required by law and if the reduction is irrevocable during the period.

     However, in no event may we reduce the conversion price to less than the par value of a share of common stock. We need not adjust the conversion price until the cumulative adjustments require an increase or decrease of at least 1% in the conversion price as last adjusted.

     We or our successor, purchaser or transferee corporation must execute a supplemental indenture if we experience any of the following:

     - a reclassification or change of shares of common stock (other than a change in par value, or as a result of a subdivision or combination, or any other change for which a conversion price adjustment is provided in our Indenture with LaSalle National Bank);

     - a consolidation or merger to which we are a party other than a merger in which we are the continuing corporation and which does not result in any reclassification of, or change (other than a change in name or par value, or as a result of a subdivision or combination) in, outstanding shares of common stock; or

     - a sale or conveyance of all or substantially all of our property and assets to any person.

     This supplemental indenture must provide that the holders of our 10 7/8% Convertible Subordinated Notes shall have the right to convert such 10 7/8 Convertible Subordinated Note into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such transaction by a holder of the number of shares of common stock deliverable upon conversion of such 10 7/8 Convertible Subordinated Note immediately prior to such transaction. This provision is subject to any applicable right of the holders upon a Change in Control (as defined below). Such supplemental indenture shall provide for adjustments to the conversion price which shall be as nearly equivalent as may be practicable to the adjustments of the conversion price provided by our Indenture with LaSalle National Bank.

     The term "all or substantially all" as used in the previous two paragraphs will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances, and there may be a degree of uncertainty in interpreting such phrase. As a consequence, in the event the holders of our 10 7/8% Convertible Subordinated Notes were to assert that an adjustment to the conversion price, or the conversion privilege of our 10 7/8% Convertible Subordinated Notes or the execution of a supplemental indenture was required under our Indenture with LaSalle National Bank, and we were to contest such assertion, then we cannot assure you as to how a court would interpret the phrase. This uncertainty may prevent the Trustee or the holders of our 10 7/8% Convertible Subordinated Notes from successfully asserting that the conversion price or the conversion privilege is subject to adjustment, or our 10 7/8% Convertible Subordinated Notes are convertible into other shares of stock and other securities and property that the holders would have owned immediately after the transaction if the holders had converted our 10 7/8% Convertible Subordinated Notes immediately before the effective date of the transaction.

     If we issue certain rights, warrant, evidences of indebtedness, securities or other property (including cash) to holders of the common stock and we make a corresponding adjustment to the conversion price, then you may face a constructive distribution taxable as a dividend.

AUTO-CONVERSION

     We may elect to automatically convert the exchange notes on or prior to maturity if our common stock price has exceeded 150% of the conversion price for at least 20 trading days during a 30-day trading period ending five trading days prior to the notice of automatic conversion. If an automatic conversion occurs on or prior to December 6, 2001, we will pay additional interest in cash or, at our option, in common stock equal to three interest payments on the converted exchange notes, less any interest actually paid prior to automatic conversion. If we elect to pay the additional interest in common stock, the shares of common stock will be valued at 90% of the average of the closing prices for the five trading days immediately preceding the second trading day prior to the conversion date.

OPTIONAL REDEMPTION

     We may redeem our 10 7/8% Convertible Subordinated Notes at our option on or after December 6, 2001, in whole or, from time to time, in part, upon not less than 30 nor more than 60 days' notice by mail.

PERIOD REDEMPTION PRICE

     The redemption prices (expressed as a percentage of principal amount) are as follows for our 10 7/8% Convertible Subordinated Notes we redeem during the periods set forth below:

December 6, 2001 through November 30, 2002..................  106.215%
December 1, 2002 and thereafter.............................  103.108%

and 100% at December 1, 2003, in each case together with accrued interest to, but excluding, the redemption date.

     In each case these redemption amounts include accrued interest up to but not including the redemption date. However, we will pay installments of interest which are due and payable on interest payment dates falling on or before the relevant redemption date to holders in whose names such 10 7/8% Convertible Subordinated Notes are registered at the close of business on the relevant record dates.

     If we redeem less than all of our outstanding 10 7/8% Convertible Subordinated Notes, the Trustee shall select our 10 7/8% Convertible Subordinated Notes to be redeemed in principal amounts of $1,000 or multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a holder's 10 7/8% Convertible Subordinated Notes is selected for partial redemption and such holder converts a portion of our 10 7/8% Convertible Subordinated Notes, the converted portion shall be deemed to be of the portion selected for redemption.

     All of our 10 7/8% Convertible Subordinated Notes which we or any of our Subsidiaries redeem or otherwise acquire prior to maturity will be immediately canceled and may not be held, reissued or resold.

PURCHASE OF NOTES AT THE OPTION OF HOLDERS UPON A CHANGE IN CONTROL

     In the event of a Change in Control, each holder will have the option, subject to the terms and conditions of our Indenture with LaSalle National Bank, to require us to purchase all or any part of such holder's 10 7/8% Convertible Subordinated Notes. However, the principal amount of our 10 7/8% Convertible Subordinated Notes we repurchase must be $1,000 or an integral multiple thereof. We must then purchase the holder's 10 7/8% Convertible Subordinated Notes as of the date that is 30 business days after the occurrence of such Change in Control (referred to in this Section as the "Change in Control Purchase Date"). The purchase price we pay must be equal to 100% of the principal amount thereof, plus accrued interest up to but not including the Change in Control Purchase Date. We have the option to pay the repurchase price in cash, common stock or a combination of cash and common stock.

     Within 10 business days after the occurrence of a Change in Control, we shall mail to the Trustee and to each holder and cause to be published a written notice of the Change in Control, setting forth, among other things, the terms and conditions, and the procedures required for exercise of, such holder's right to require the purchase of such holder's 10 7/8% Convertible Subordinated Notes.

     To exercise the purchase right upon a Change in Control, a holder must deliver written notice of such exercise to a paying agent at any time prior to the close of business on the business day prior to the Change in Control Purchase Date, specifying our 10 7/8% Convertible Subordinated Notes with respect to which the purchase right is being exercised. The holder may withdraw such notice of exercise by a written notice of withdrawal delivered to a paying agent at any time prior to the close of business on the business day prior to the Change in Control Purchase Date.

     A Change in Control shall be deemed to have occurred if any of the following occurs after the initial sale of our 10 7/8% Convertible Subordinated
Notes:

     - any "person" or "group" is or becomes the "beneficial owner" (as such terms are defined below), directly or indirectly, of shares of our Voting Stock representing 50% or more of the total voting power of all outstanding classes of our Voting Stock (as defined below) or has the power, directly or indirectly, to elect a majority of the members of the Board of Directors, or

     - we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into us, in any such event other than pursuant to a transaction in which the persons that "beneficially owned" directly or indirectly, shares of our Voting Stock immediately prior to such transaction "beneficially own," directly or indirectly, shares of our Voting Stock representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving or transferee person; or

     - we liquidate or dissolve.

For purposes of this definition:

     (1) "person" and "group" have the meanings given such terms under Sections 13(d) and 14(d) of the Exchange Act, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d 5-(b)(I) under the Exchange Act;

     (2) a "beneficial owner" shall be determined in accordance with Rule 13d-3 under the Exchange Act, except that the number of shares of our Voting Stock shall be deemed to include, in addition to all outstanding shares of our Voting Stock and unissued shares deemed to be held by the "person" or "group" (as such terms are defined above) or other person with respect to which the Change in Control determination is being made, all unissued shares deemed to be held by all other persons;

     (3) the term "beneficially owned" shall have a meaning correlative to that of beneficial owner; and

     (4) "unissued shares" means shares of Voting Stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a Change in Control.

     Notwithstanding the foregoing, we will deem a Change in Control not to have occurred if:

     - the closing price (as defined in our Indenture with LaSalle National
       Bank) of our common stock for any five trading days during the ten trading days immediately preceding the Change in Control is at least equal to 105% of the conversion price in effect immediately preceding the Change in Control;

     - at least 90% of the consideration (excluding cash payments for fractional shares or cash payments for appraisal rights) in the transaction or transactions constituting the Change in Control consists of shares of common stock or securities convertible into shares of common stock that are, or upon issuance will be, traded on a national securities exchange in the United States of America or through the Nasdaq National Market.

     We believe the term "all or substantially all" as used in the definition of Change in Control will likely be interpreted under applicable state law and its meaning will be dependent upon particular facts and circumstances. We believe there may be a degree of uncertainty in interpreting such phrase. As a consequence, in the event that holders of our 10 7/8% Convertible Subordinated Notes elect to exercise their rights under our Indenture with LaSalle National Bank following the occurrence of a transaction which they believe constitutes a transfer of "all or substantially all of the assets" within the meaning above and we elect to contest such attempted exercise, there can be no assurance as to how a court would interpret the phrase. This uncertainty may prevent the Trustee or the holders of our 10 7/8% Convertible Subordinated Notes from successfully asserting that a Change in Control has occurred.

     We will comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act, will file Schedule 13E-4 or any successor or similar schedule if required thereunder, and will otherwise comply with all federal and state securities laws in connection with any offer we make to purchase Notes at the option of the holders upon a Change in Control.

     The Change in Control purchase feature of our 10 7/8% Convertible Subordinated Notes may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management. We are not aware of any specific effort to accumulate shares of common stock or to obtain control of our company by means of a merger, tender offer, solicitation or otherwise, nor is the Change in Control purchase feature part of a plan by management to adopt a series of anti-takeover provisions. Instead,
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the Change in Control purchase feature is a result of negotiations between us and the initial purchasers of our 10 7/8% Convertible Subordinated Notes.

     Subject to the limitation on mergers and consolidations discussed below, we could, in the future, enter into transactions, including recapitalizations, that would not constitute a Change in Control under our Indenture with LaSalle National Bank, but that would increase the amount of indebtedness (including Senior Indebtedness) outstanding or otherwise adversely affect the holders of our 10 7/8% Convertible Subordinated Notes. The Indenture does not restrict our ability, or that of our subsidiaries, to create additional indebtedness (including Senior Indebtedness). If we take on significant amounts of additional indebtedness, it could have an adverse effect on our ability to repay the principal and interest on our indebtedness, including our 10 7/8% Convertible Subordinated Notes.

     If a Change in Control were to occur, we cannot assure that we would have sufficient funds to pay the Change in Control Purchase Price for the tendered
10 7/8% Convertible Subordinated Notes. In addition, other indebtedness which we may incur in the future may have similar change of control provisions permitting the holders thereof to accelerate or require us to repurchase such indebtedness upon the occurrence of events similar to a Change in Control. If we fail to repurchase our 10 7/8% Convertible Subordinated Notes when required following a Change in Control, it will result in an Event of Default under our Indenture with LaSalle National Bank whether or not such repurchase is permitted by the subordination provisions thereof.

     Other than granting holders the option to require us to purchase all or part of their 10 7/8% Convertible Subordinated Notes upon the occurrence of a Change in Control as described above, our Indenture with LaSalle National Bank does not contain any covenants or other provisions designed to afford holders protection in the event of takeovers, recapitalizations, highly leveraged transactions or similar restructurings we may undertake.

     In the event that DTC issues Definitive Notes under the limited circumstances herein, holders electing to exercise the option to have their Notes repurchased following a Change in Control must surrender such Definitive Notes, together with such additional documents as are required by our Indenture with LaSalle National Bank, at the office of a paying agent. Where not all of our 10 7/8% Convertible Subordinated Notes represented by a Definitive Note are submitted for purchase, a new Definitive Note in respect of the principal amount of our 10 7/8% Convertible Subordinated Notes that have not been so submitted for purchase will be issued to the holder.

SUBORDINATION OF NOTES

     As set forth in our Indenture with LaSalle National Bank, our 10 7/8% Convertible Subordinated Notes are senior in right of payment to the 7 1/4% Convertible Subordinated Notes subordinated in right of payment to the prior payment in full of all of our Senior Indebtedness, whether outstanding on the date of our Indenture with LaSalle National Bank or thereafter created, assumed or guaranteed. If we pay or distribute any assets in any dissolution, winding up, liquidation or reorganization (whether in insolvency or bankruptcy proceedings or otherwise), we must repay all Senior Indebtedness, which does not include the 7 1/4% Convertible Subordinated Notes, in full before we make any payment in respect of our 10 7/8% Convertible Subordinated Notes. In the event we default in payment (whether at maturity or at a date fixed for prepayment or by acceleration or otherwise) of principal, premium, if any, or interest on Senior Indebtedness, we cannot make any payment in respect of our 10 7/8% Convertible Subordinated Notes until we have paid in full the Senior Indebtedness then due or the cure, waiver or cessation of the default. Unless and until such default has been cured, waived or has ceased to exist, we may not make any payment on our 10 7/8% Convertible Subordinated Notes if an event of default occurs with respect to any Senior Indebtedness (other than a default in the payment of principal, premium, if any, or interest on Senior Indebtedness) which permits a holder thereof to accelerate its maturity, and the holder delivers written notice of such default to the Trustee and to us. However, nothing in the sentence will prevent us from making previous payment (which is not otherwise prohibited) on our 10 7/8% Convertible Subordinated Notes for a period of more than 180 days after the date such written notice of default is given unless the maturity of such Senior Indebtedness has been accelerated. If the holder accelerates the Senior Indebtedness, we cannot make any payment on our 10 7/8% Convertible Subordinated Notes until

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such acceleration has been waived, rescinded or annulled or such Senior
Indebtedness has been paid in full. Notwithstanding the provisions described in the preceding sentences, not more than one written notice of default shall be given with respect to the same issue of Senior Indebtedness within a period of 360 consecutive days, and no event of default which existed on the date of any written notice of default and was known to the holders of any issue of Senior Indebtedness shall be made the basis for the giving of a subsequent written notice of default by the holders of such issue of Senior Indebtedness.

     We may not make any payment or distribution of assets of any kind to the Trustee, any paying agent or any holder of our 10 7/8% Convertible Subordinated Notes in violation of any of the subordination provisions of our Indenture with LaSalle National Bank, whether in cash, property or securities, in respect of our 10 7/8% Convertible Subordinated Notes before we have repaid all Senior Indebtedness in full. If we do so, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

     Because of the subordination provisions described above, in the event of our bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more ratably, and holders of our 10 7/8% Convertible Subordinated Notes may receive less ratably, than our other creditors (excluding holders of our 7 1/4% Convertible Subordinated Notes. Such subordination will not prevent the occurrence of any Event of Default under our Indenture with LaSalle National Bank.

     The Indenture does not limit the amount of indebtedness, including Senior Indebtedness, that we, or any subsidiary, can create, incur, assume or guarantee. As of March 31, 2000, we had no Senior Indebtedness outstanding.

CERTAIN DEFINITIONS

     For purposes of this description, the following terms have the meanings set forth below.

     "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Conversion Agent" means an office or agency that we maintain where securities may be presented for conversion.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect us against fluctuations in currency values.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable from time to time and are consistently applied.

     "Indebtedness" means, with respect to any person, without duplication, (a) all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade accounts payable and other current liabilities incurred in the ordinary course of business; (b) all obligations of such person evidenced by bonds, notes, debentures, or other similar instruments; (c) all Capitalized Lease Obligations of such person; (d) all guarantees of Indebtedness referred to in this definition by such person;
(e) all obligations of such person under or in respect of Currency Agreements and Interest Rate Protection Obligations of such person; and (f) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) through (e) above.

     "Interest Rate Protection Agreement" means any arrangement between us and any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments
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

calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Interest Rate Protection Obligations" means the obligations we have pursuant to an Interest Rate Protection Agreement.

     "Paying Agent" means an office or agency that we maintain where securities may be presented for payment.

     "Registrar" means an office or agency that we maintain where securities may be presented for registration of transfer or for exchange.

     "Senior Indebtedness" means the principal of and premium, if any, interest and other amounts payable on or in respect of any of our Indebtedness, whether outstanding on the date of our Indenture with LaSalle National Bank or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to, or shall be junior in right of payment to, or shall be pari passu in right of payment with, our 10 7/8% Convertible Subordinated Notes. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (a) Indebtedness evidenced by our 10 7/8% Convertible Subordinated Notes, (b) Indebtedness evidenced by our 7 1/4 Convertible Subordinated Notes,
(c) Indebtedness which, when incurred and without respect to any election under
Section 1111(b) of Title 11, United States Code (or any successor provision thereto), is without recourse to us, (d) trade accounts payable or other current liabilities incurred in the ordinary course of business, (e) Indebtedness of or amounts we owe for compensation to employees or for services rendered to us, (f) any liability for federal, state, local or other taxes owed or owing by us, (g) our Indebtedness to a Subsidiary of ours and (h) amounts owing under leases (other than Capitalized Lease Obligations).

     "Significant Subsidiary" means any Subsidiary of ours which is a "significant subsidiary" within the meaning of Rule 1-02 under Regulation SX promulgated by the Commission, as such Rule is in effect on the date of our Indenture with LaSalle National Bank, but substituting 50% for 10% in each instance that 10% appears in such Rule.

     "Subsidiary" means, with respect to any person, a corporation a majority of whose outstanding Voting Stock is at the time of determination thereof, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more of its Subsidiaries, and any other person (other than a corporation), including, without limitation, a joint venture, in which such person, one or more Subsidiaries of such person or such person and one or more of its Subsidiaries, directly or indirectly, at the date of determination thereof, owns at least a majority of the ownership interests entitled to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions). For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof under ordinary circumstances have the power to vote in the election of the board of directors, managers or trustees of any person (or other persons performing similar functions), irrespective of whether or not, at the time, Capital Stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

EVENTS OF DEFAULT; NOTICE AND WAIVER

     If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary) occurs and is continuing, the Trustee may, by notice to us, declare all unpaid principal of and accrued interest to the date of acceleration on our 10 7/8% Convertible Subordinated Notes then outstanding to be due and payable immediately. Also, in such event, the holders of at least 25% in principal amount of our 10 7/8% Convertible Subordinated Notes then outstanding
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

may, by notice to us and the Trustee, declare all unpaid principal of and accrued interest to the date of acceleration on our 10 7/8% Convertible Subordinated Notes then outstanding to be due and payable immediately. If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary occurs, all unpaid principal of and accrued interest on our 10 7/8% Convertible Subordinated Notes then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

     Our Indenture with LaSalle National Bank provides that the holders of a majority in principal amount of our outstanding 10 7/8% Convertible Subordinated Notes may on behalf of all holders waive any existing default or Event of Default and its consequences except a default or Event of Default in the payment of principal of or accrued interest on our 10 7/8% Convertible Subordinated Notes or any default in respect of any provision of our Indenture with LaSalle National Bank that cannot be modified or amended without the consent of the holder of each Note affected.

     The following will be "Events of Default" under our Indenture with LaSalle National Bank:

     - our failure to pay any interest on our 10 7/8% Convertible Subordinated Notes for 30 days after the same is due or our failure to pay any principal of or premium, if any, on our 10 7/8% Convertible Subordinated Notes when due;

     - our failure to comply with any of our other agreements contained in our 10 7/8% Convertible Subordinated Notes or our Indenture with LaSalle National Bank for 60 days after receipt of notice of such failure from the Trustee or the holders of not less than 25% in aggregate principal amount of our 10 7/8% Convertible Subordinated Notes then outstanding;

     - our default under any bond, debenture, note or other evidence of indebtedness for money borrowed or that of any Significant Subsidiary having an aggregate outstanding principal amount in excess of $10 million, which default shall have resulted in such indebtedness being accelerated, without such indebtedness being discharged, or such acceleration having been rescinded or annulled, within ten days from the date of such acceleration; and

     - certain events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary.

     The Trustee shall, within 90 days after the occurrence of any default known to it, give to the holders notice of such default; provided that, except in the case of a default in the payment of principal of or interest on any of our 10 7/8% Convertible Subordinated Notes, the Trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interests of the holders.

     No holder may pursue any remedy under our Indenture with LaSalle National Bank or our 10 7/8% Convertible Subordinated Notes against us (except actions for payment of overdue principal or interest or for the conversion of our 10 7/8% Convertible Subordinated Notes), unless:

     - the holder gives to the Trustee written notice of a continuing Event of Default;

     - the holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy;

     - such holder or holders offer satisfactory indemnity to the Trustee against any loss, liability or expense;

     - the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

     - the Trustee shall not have received during such 60 day period a contrary direction from the holders of at least a majority in principal amount of the outstanding Notes.

     We must deliver an Officers' Certificate to the Trustee within 90 days after the end of each fiscal year as to the signers' knowledge of our compliance with all conditions and covenants contained in our Indenture with LaSalle National Bank, and stating whether or not the signers know of any default or Event of Default. If any

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such signer knows of such a default or Event of Default, the Officers'
Certificate shall describe the default or Event of Default and the efforts to remedy the same.

AMENDMENT

     We, together with the Trustee, may amend or supplement our Indenture with LaSalle National Bank or our 10 7/8% Convertible Subordinated Notes with the written consent of the holders of at least a majority in principal amount of the outstanding Notes. The holders of a majority in principal amount of the outstanding Notes may waive our compliance in a particular instance with any provision of our Indenture with LaSalle National Bank or our 10 7/8% Convertible Subordinated Notes without notice to any holder. However, without the consent of the holder of each Note affected thereby, an amendment, supplement or waiver may not:

     - reduce the percentage of the principal amount of outstanding Notes whose holders must consent to an amendment, supplement or waiver;

     - reduce the rate of or change the time for payment of interest on any Note;

     - reduce the principal of or premium on or change the fixed maturity of any of our 10 7/8% Convertible Subordinated Notes, or change the definition of "Change in Control" or "Change in Control Purchase Date" applicable to any of our 10 7/8% Convertible Subordinated Notes or the amount payable by us to the holder of any Note upon a Change in Control, or alter any of the other Change in Control provisions or any of the redemption provisions in a manner adverse to the holder of any of our 10 7/8% Convertible Subordinated Notes;

     - alter the conversion provisions with respect to any of our 10 7/8% Convertible Subordinated Notes in a manner adverse to the holder thereof;

     - waive a default in the payment (whether at maturity, upon redemption, on an interest payment date, on a Change in Control Purchase Date or otherwise) of the principal of or premium or interest on any Note;

     - reduce the percentage of our 10 7/8% Convertible Subordinated Notes necessary to waive defaults or Events of Default;

     - modify any of the subordination provisions in our Indenture with LaSalle National Bank in a manner adverse to the holders of our 10 7/8% Convertible Subordinated Notes; or

     - make any of our 10 7/8% Convertible Subordinated Notes payable in money other then that stated in our 10 7/8% Convertible Subordinated Notes.

     We, together with the Trustee, may amend or supplement our Indenture with LaSalle National Bank or our 10 7/8% Convertible Subordinated Notes without notice to or consent of any holder in certain events, such as to comply with the conversion, adjustment, liquidation and merger provisions described in our Indenture with LaSalle National Bank, to cure any ambiguity, defect or inconsistency or to make any other change that does not adversely affect the rights of the holders, to comply with the provisions of the Trust Indenture Act or to appoint a successor Trustee.

     No amendment may be made that adversely affects the rights under the provisions described under "Subordination of Notes" above of a holder of an issue of our Senior Indebtedness unless the holders of that issue, pursuant to its terms, consent to such amendment.

SATISFACTION AND DISCHARGE

     If all of our 10 7/8% Convertible Subordinated Notes have been delivered to the Trustee for cancellation (subject to certain limited exceptions) or if all of our 10 7/8% Convertible Subordinated Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year at their stated maturity or upon redemption, then we may terminate all of our obligations under our Indenture with LaSalle National Bank, other than our obligation to pay the principal of and interest on our 10 7/8% Convertible Subordinated Notes and certain other obligations (including our obligation to deliver
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shares of common stock upon conversion of our 10 7/8% Convertible Subordinated
Notes and our obligation to purchase our 10 7/8% Convertible Subordinated Notes following a Change in Control), at any time, by depositing with the Trustee or a paying agent other than us, money sufficient to pay the principal of and interest on our 10 7/8% Convertible Subordinated Notes then outstanding to maturity or redemption.

MERGERS AND CONSOLIDATIONS

     Subject to the right of the holders to require us to purchase our 10 7/8% Convertible Subordinated Notes in the event of a Change in Control, we may consolidate or merge with or into any other corporation, and we may sell, lease, convey, assign or otherwise transfer all or substantially all our property and assets to any other corporation, provided:

     - either we are the resulting or surviving corporation, or the successor corporation is organized and existing under the laws of the United States of America, any state thereof or the District of Columbia which expressly assumes, by supplemental indenture executed and delivered to the Trustee, payment of the principal of and interest on our 10 7/8% Convertible Subordinated Notes and performance and observance of every covenant of ours in our Indenture with LaSalle National Bank and our 10 7/8% Convertible Subordinated Notes (including, without limitation, the agreement to deliver shares of common stock upon conversion of our 10 7/8% Convertible Subordinated Notes);

     - immediately after giving effect to such transaction, no default or Event of Default shall have occurred and be continuing; and

     - certain other conditions are met.

     Thereafter, in any such transaction (other than a lease) in which we are not the surviving or resulting corporation, we shall be released from all of our obligations under our Indenture with LaSalle National Bank and our 10 7/8% Convertible Subordinated Notes.

CONCERNING THE TRUSTEE

     LaSalle National Bank has agreed to serve as the Trustee under our Indenture with LaSalle National Bank. The Trustee will be permitted to deal with us and any of our Affiliates with the same rights as if it were not Trustee; provided, however, that under the Trust Indenture Act, if the Trustee acquires any conflicting interest (as defined in the Trust Indenture Act) and there exists a default with respect to our 10 7/8% Convertible Subordinated Notes, it must eliminate such conflict or resign.

     The holders of a majority in principal amount of all outstanding of our 10 7/8% Convertible Subordinated Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee, provided that such direction does not conflict with any law or our Indenture with LaSalle National Bank, is not unduly prejudicial to the rights of another holder or the Trustee and does not involve the Trustee in personal liability.

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                         DESCRIPTION OF EXISTING NOTES

     We issued the existing notes under an indenture, dated as of November 23, 1998, between us and LaSalle National Bank, as trustee. The following description is a summary of the material provisions of the existing notes and the indenture. This summary is subject to and is qualified by reference to all the provisions of the existing notes indenture.

     As used in this "Description of Existing Notes" section, references to "we," "our" or "us" refer solely to Beyond.com Corporation and not its subsidiaries.

GENERAL

     Our 7 1/4% Convertible Subordinated Notes:

     - are general unsecured obligations of ours;

     - mature on December 1, 2003;

     - bear interest at a rate of 7 1/4% per year from November 23, 1998;

     - rank behind all of our existing and future senior indebtedness (as defined below) and any of our subsidiaries in right of payment;

     - will be issuable in denominations of $1,000 principal amount and integral multiples thereof; and

     - have been issued only in fully registered book entry form, without coupons, and will be represented by one or more permanent Global Notes (referred to in this Section as "Global Notes").

     A holder of our 7 1/4% Convertible Subordinated Notes may serve notices and demands to or upon us in respect of our 7 1/4% Convertible Subordinated Notes and our Indenture with LaSalle National Bank at our office or agency maintained for that purpose in Chicago, Illinois. In the event that Depository Trust Company issues physical or "definitive" notes (referred to in this Section as "Definitive Notes"), holders of our 7 1/4% Convertible Subordinated Notes may surrender their 7 1/4% Convertible Subordinated Notes for payment, conversion, registration of transfer or exchange at our office or agency maintained for that purpose in Chicago, Illinois. In addition, in our Indenture with LaSalle National Bank we have agreed to, if Definitive Notes are issued, maintain an office or agency for the foregoing purposes in the Borough of Manhattan, The City of New York. In our Indenture with LaSalle National Bank, we agreed to at all times maintain a paying agent, Conversion Agent and Registrar for our 7 1/4% Convertible Subordinated Notes in Chicago, Illinois, and, if Definitive Notes are issued under the limited circumstances described below, in the Borough of Manhattan, The City of New York. The Trustee will initially act as paying agent, Conversion Agent (as defined below) and Registrar (as defined below) in Chicago, Illinois.

INTEREST

     $63,250,000 principal amount of our 7 1/4% Convertible Subordinated Notes bear interest from November 23, 1998 at 7 1/4% per year. We will pay interest semi-annually on December 1 and June 1 of each year, commencing June 1, 1999. We will make interest payments to holders of record at the close of business on November 15 or May 15 preceding each interest payment date. We will compute the interest on the basis of a 360 day year composed of twelve 30 day months. We will pay principal of and interest on our 7 1/4% Convertible Subordinated Notes at the office of the paying agent. The Trustee will initially act as the paying agent. At our option, we may pay interest either by check mailed to the address of the person entitled thereto as it appears in the Note register or by transfer to an account located in the United States such person maintains. However, we will make any payments to The Depository Trust Company, New York, New York by wire transfer of immediately available funds to the account of the Depository Trust Company or its nominee. For purposes of this discussion, we refer to the Depository Trust Company as "DTC" and LaSalle National Bank as "Trustee."

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FORM, DENOMINATION AND REGISTRATION

     Except under the limited circumstances described below, the Trustee will issue our 7 1/4% Convertible Subordinated Notes only in fully registered book entry form which will be represented by one or more permanent Global Notes without coupons deposited with a custodian for and registered in the name of a nominee of DTC. Our 7 1/4% Convertible Subordinated Notes will be issuable in denominations of $1,000 principal amount and integral multiples thereof. The records of DTC will reflect holdings of beneficial interests in any Global Note. DTC will effectuate any transfer of a beneficial interest through its records, or through records of DTC's direct and indirect participants. Beneficial interests may not be exchanged for Definitive Notes except under the limited circumstances described below. Except as described below, the record ownership of Global Notes may be transferred, in whole or in part, only to DTC, another nominee of DTC, or to a successor of DTC or its nominee.

     We will not charge for any registration of transfer or exchange of our 7 1/4% Convertible Subordinated Notes but we may require you to pay an amount sufficient to cover any applicable tax or other governmental charge.

     In case any of our 7 1/4% Convertible Subordinated Notes you own becomes mutilated or defaced, we will execute and, on our request, the Trustee will authenticate and deliver a new substantially identical 7 1/4% Convertible Subordinated Note, dated the date of its authentication in exchange and substitution for your canceled original 7 1/4% Convertible Subordinated Note. In case any of our 7 1/4% Convertible Subordinated Notes you own becomes destroyed, lost or stolen:

     - you must give us and the Trustee such security or indemnity as we may require to hold us both harmless; and

     - you must furnish to us satisfactory evidence of the destruction, loss or theft of such 7 1/4% Convertible Subordinated Note and your ownership thereof.

     When we issue any substituted 7 1/4% Convertible Subordinated Note, we may require you to pay us an amount sufficient to cover applicable fees and expenses.

BOOK ENTRY NOTES

     If and when DTC issues Global Notes, DTC will credit, on its internal system, the respective principal amounts of the individual beneficial interests represented by such Global Notes to the accounts of persons who have accounts with DTC. Only the following persons may own beneficial interests in a Global
Note:

     - persons who have accounts with DTC;

     - persons who hold beneficial interests through participants; or

     - certain banks, brokers, dealers, trust companies and other parties that clear their transactions through or maintain a custodial relationship with a participant, either directly or indirectly, and have indirect access to the DTC system.

     Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of these ownership interests will be effected through, records DTC maintains (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC or its nominee is the registered owner or holder, as defined on our Indenture with LaSalle National Bank, of a Global Note, DTC or the nominee will be considered the sole owner or holder of our 7 1/4% Convertible Subordinated Notes represented by the Global Note for all purposes under our Indenture with LaSalle National Bank and our 7 1/4% Convertible Subordinated Notes. With limited exceptions, if you own beneficial interests in the Global Notes, then you:

     - will not be entitled to have certificates registered in your name;

     - will not receive or be entitled to receive physical delivery of certificates in definitive form; and

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

     - will not be considered the owner or holder of our 7 1/4% Convertible Subordinated Notes represented by such Global Notes.

     If you are the beneficial owner of an interest in a Global Note, you will not be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under our Indenture with LaSalle National
Bank).

     DTC may discontinue providing its services as depository with respect to our 7 1/4% Convertible Subordinated Notes at any time. As an owner of beneficial interests in the Global Note, you will be entitled to receive physical delivery of Definitive Notes in certificated form under the following limited circumstances:

     - DTC or any successor depository notifies us that it is unwilling or unable to continue as depository for a Global Note;

     - DTC ceases to be a "clearing agency" registered under the Exchange Act and we do not appoint a successor depository within 90 days; or

     - an Event of Default, as defined on our Indenture with LaSalle National Bank, has occurred and is continuing

     If DTC issues Definitive Notes in certificated form under such circumstances, then the certificates shall be registered in the names DTC shall direct. We expect that such instructions will be based upon directions received by DTC from its participants.

     We will make payments on Global Notes to DTC or its nominee as the registered owner thereof. Neither we, the Trustee nor any paying agent will have any responsibility or liability for:

     - any aspect of the records relating to beneficial ownership interest in the Global Notes;

     - payments made on account of beneficial ownership interests in the Global Notes; or

     - maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment regarding a Global Note held by it or its nominee, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants to indirect participants and by participants and indirect participants to owners of beneficial interests in such Global Note will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees. Such payments, however, will be the responsibility of the applicable participants and indirect participants.

     To convert your beneficial ownership of interests in Global Notes into common stock, you should contact your broker or other participant or indirect participant through whom you hold beneficial interests. Your broker, participant or indirect participant, as the case may be, shall provide you with information on procedures, including proper forms and cut off times, for submitting requests for conversion.

     DTC will effect transfers between participants in accordance with DTC rules and will settle these transfers in same day funds. However, the laws of some states may require that certain persons take physical delivery of securities in definitive form. Such laws may impair your ability to transfer or pledge your beneficial interests in the Global Notes.

     DTC will take any action a holder of our 7 1/4% Convertible Subordinated Notes is permitted to take (including the presentation of our 7 1/4% Convertible Subordinated Notes for conversion) only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes. DTC will only take such action in respect of that portion of principal amount of our 7 1/4% Convertible Subordinated Notes as to which the participant, or participants, has given direction.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book entry changes to accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of our 7 1/4% Convertible Subordinated Notes. Some participants (or their representatives), together with other entities, own DTC. Other entities such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly have indirect access to the DTC system.

     Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time. If we intend to redeem our 7 1/4% Convertible Subordinated Notes, we will send redemption notices with respect to Global Notes to DTC or its nominee. If we intend to redeem less than all of our 7 1/4% Convertible Subordinated Notes evidenced by a Global Note, DTC will reduce the amount of the interest of each participant in such 7 1/4% Convertible Subordinated Notes in accordance with its procedures.

     Although voting with respect to our 7 1/4% Convertible Subordinated Notes is limited, in those cases that require a vote, neither DTC nor its nominee will itself consent or vote with respect to Global Notes. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns DTC or its nominee consenting or voting rights to those participants to whose accounts our 7 1/4% Convertible Subordinated Notes are credited on the record date listed in the omnibus proxy. We believe that the arrangements among DTC, its participants and indirect participants, and beneficial owners will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of our 7 1/4% Convertible Subordinated Notes.

     We obtained the information in this section concerning DTC and DTC's book entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

CONVERSION RIGHTS

     You may, at any time prior to the close of business on December 1, 2003, convert the principal amount of any of our 7 1/4% Convertible Subordinated Notes (or any portion thereof equal to $1,000 or any integral multiple thereof) into shares of our common stock at the conversion price of $18.34 per share, subject to adjustment as described below. However, your right to convert a 7 1/4% Convertible Subordinated Note previously called for redemption will terminate at the close of business on the business day immediately preceding the redemption date for the 7 1/4% Convertible Subordinated Notes. Your right to convert a 7 1/4% Convertible Subordinated Note also will terminate on any earlier date on which you present the 7 1/4% Convertible Subordinated Note for redemption (unless we have defaulted in making the redemption payment when due, in which case your conversion right shall terminate at the close of business on the date the default is cured and the 7 1/4% Convertible Subordinated Note is redeemed).

     If you exercise your option to require us to purchase any of our 7 1/4% Convertible Subordinated Notes and you deliver a "change in control purchase notice," you may convert your 7 1/4% Convertible Subordinated Note only if you withdraw your notice by a "written notice of withdrawal" delivered to a paying agent prior to the close of business on the business day prior to the change in control purchase date in accordance with our Indenture with LaSalle National Bank.

     We will make no payment or adjustment for dividends or distributions with respect to shares of our common stock issued upon conversion of a 7 1/4% Convertible Subordinated Note. Except as otherwise provided in our Indenture with LaSalle National Bank, we will not pay interest accrued on converted 7 1/4% Convertible Subordinated Notes. However, we will pay interest accrued to but excluding December 6, 2001, on any of our 7 1/4% Convertible Subordinated Notes called for redemption and converted on or before the close of business on the business day immediately preceding December 6, 2001. If you surrender any of our 7 1/4% Convertible Subordinated Notes for conversion between the record date for the payment of an installment of interest and the related interest payment date, then notwithstanding such conversion, we will pay the person in whose name such 7 1/4 Convertible Subordinated Note was registered at the close of business on the record date. In such event, unless your Note has been called for redemption, when you surrender your 7 1/4 Convertible Subordinated Note for conversion you must also pay us an amount equal to the interest payable on such interest payment date on the principal amount of your converted 7 1/4% Convertible Subordinated Note. We will not issue fractional shares upon conversion, but we will pay cash for any fractional interest based upon the closing price (as defined in our Indenture with LaSalle National Bank) of the common stock on the trading day immediately prior to the date of conversion.

     We will adjust the conversion price our 7 1/4% Convertible Subordinated Notes if certain events occur. These events include:

     - our issuance of shares of common stock as a dividend or distribution on our common stock;

     - our subdivision or combination of our outstanding common stock;

     - our issuance to all or substantially all holders of our common stock of rights or warrants entitling them to subscribe for or purchase our common stock at a price per share less than the then current market price per share (as defined in our Indenture with LaSalle National Bank);

     - our distribution to all or substantially all of our common stockholders of shares of our capital stock (other than common stock), evidence of indebtedness, or other non cash assets;

     - our distribution to all or substantially all of our common stockholders of rights or warrants to subscribe for our securities (other than those rights and warrants referred to above and other limited rights);

     - our distribution to all or substantially all of our common stockholders of cash in an aggregate amount that exceeds an amount equal to 12.5% of our market capitalization (determined as provided in our Indenture with LaSalle National Bank); and

     - our purchase of common stock pursuant to a tender offer made by us, or any of our Subsidiaries, to the extent that the tender offer involves aggregate consideration that exceeds an amount equal to 12.5% of our market capitalization (determined as provided in our Indenture with LaSalle National Bank) on the expiration date of the tender offer.

     Notwithstanding the foregoing, we will not adjust the conversion price for a transaction of the nature described above if all holders of our 7 1/4% Convertible Subordinated Notes are entitled to participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which common stockholders participate in the transaction.

     We need not adjust the conversion price for any issuance of common stock pursuant to a plan for reinvestment of dividends or interest or for a change in the par value of common stock. To the extent that our 7 1/4% Convertible Subordinated Notes become convertible into the right to receive cash, we need not adjust the conversion price thereafter as to the cash, and interest will not accrue on the cash. From time to time we may reduce the conversion price by any amount for any period of time if the period is at least 20 days or such longer period as may be required by law and if the reduction is irrevocable during the period.

     However, in no event may we reduce the conversion price to less than the par value of a share of common stock. We need not adjust the conversion price until the cumulative adjustments require an increase or decrease of at least 1% in the conversion price as last adjusted.

     We or our successor, purchaser or transferee corporation must execute a supplemental indenture if we experience any of the following:

     - a reclassification or change of shares of common stock (other than a change in par value, or as a result of a subdivision or combination, or any other change for which a conversion price adjustment is provided in our Indenture with LaSalle National Bank);

     - a consolidation or merger to which we are a party other than a merger in which we are the continuing corporation and which does not result in any reclassification of, or change (other than a change in name or par value, or as a result of a subdivision or combination) in, outstanding shares of common stock; or

     - a sale or conveyance of all or substantially all of our property and assets to any person.

     This supplemental indenture must provide that the holders of our 7 1/4% Convertible Subordinated Notes shall have the right to convert such 7 1/4 Convertible Subordinated Note into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such transaction by a holder of the number of shares of common stock deliverable upon conversion of such 7 1/4 Convertible Subordinated Note immediately prior to such transaction. This provision is subject to any applicable right of the holders upon a Change in Control (as defined below). Such supplemental indenture shall provide for adjustments to the conversion price which shall be as nearly equivalent as may be practicable to the adjustments of the conversion price provided by our Indenture with LaSalle National Bank.

     The term "all or substantially all" as used in the previous two paragraphs will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances, and there may be a degree of uncertainty in interpreting such phrase. As a consequence, in the event the holders of our 7 1/4% Convertible Subordinated Notes were to assert that an adjustment to the conversion price, or the conversion privilege of our 7 1/4% Convertible Subordinated Notes or the execution of a supplemental indenture was required under our Indenture with LaSalle National Bank, and we were to contest such assertion, then we cannot assure you as to how a court would interpret the phrase. This uncertainty may prevent the Trustee or the holders of our 7 1/4% Convertible Subordinated Notes from successfully asserting that the conversion price or the conversion privilege is subject to adjustment, or our 7 1/4% Convertible Subordinated Notes are convertible into other shares of stock and other securities and property that the holders would have owned immediately after the transaction if the holders had converted our 7 1/4% Convertible Subordinated Notes immediately before the effective date of the transaction.

     If we issue certain rights, warrant, evidences of indebtedness, securities or other property (including cash) to holders of the common stock and we make a corresponding adjustment to the conversion price, then you may face a constructive distribution taxable as a dividend.

OPTIONAL REDEMPTION

     We may redeem our 7 1/4% Convertible Subordinated Notes at our option on or after December 6, 2001, in whole or, from time to time, in part, upon not less than 30 nor more than 60 days' notice by mail.

PERIOD REDEMPTION PRICE

     The redemption prices (expressed as a percentage of principal amount) are as follows for our 7 1/4% Convertible Subordinated Notes we redeem during the periods set forth below:

December 6, 2001 through November 30, 2002..................  101.813%
December 1, 2002 and thereafter.............................  100.000%

     In each case these redemption amounts include accrued interest up to but not including the redemption date. However, we will pay installments of interest which are due and payable on interest payment dates falling on or before the relevant redemption date to holders in whose names such 7 1/4% Convertible Subordinated Notes are registered at the close of business on the relevant record dates.

     If we redeem less than all of our outstanding 7 1/4% Convertible Subordinated Notes, the Trustee shall select our 7 1/4% Convertible Subordinated Notes to be redeemed in principal amounts of $1,000 or multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a holder's 7 1/4% Convertible Subordinated Notes is selected for partial redemption and such holder converts a portion of our 7 1/4% Convertible Subordinated Notes, the converted portion shall be deemed to be of the portion selected for redemption.

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

     All of our 7 1/4% Convertible Subordinated Notes which we or any of our Subsidiaries redeem or otherwise acquire prior to maturity will be immediately canceled and may not be held, reissued or resold.

PURCHASE OF NOTES AT THE OPTION OF HOLDERS UPON A CHANGE IN CONTROL

     In the event of a Change in Control, each holder will have the option, subject to the terms and conditions of our Indenture with LaSalle National Bank, to require us to purchase all or any part of such holder's 7 1/4% Convertible Subordinated Notes. However, the principal amount of our 7 1/4% Convertible Subordinated Notes we repurchase must be $1,000 or an integral multiple thereof. We must then purchase the holder's 7 1/4% Convertible Subordinated Notes as of the date that is 30 business days after the occurrence of such Change in Control (referred to in this Section as the "Change in Control Purchase Date"). The purchase price we pay must be equal to 100% of the principal amount thereof, plus accrued interest up to but not including the Change in Control Purchase Date.

     Within 10 business days after the occurrence of a Change in Control, we shall mail to the Trustee and to each holder and cause to be published a written notice of the Change in Control, setting forth, among other things, the terms and conditions, and the procedures required for exercise of, such holder's right to require the purchase of such holder's 7 1/4% Convertible Subordinated Notes.

     To exercise the purchase right upon a Change in Control, a holder must deliver written notice of such exercise to a paying agent at any time prior to the close of business on the business day prior to the Change in Control Purchase Date, specifying our 7 1/4% Convertible Subordinated Notes with respect to which the purchase right is being exercised. The holder may withdraw such notice of exercise by a written notice of withdrawal delivered to a paying agent at any time prior to the close of business on the business day prior to the Change in Control Purchase Date.

     A Change in Control shall be deemed to have occurred if any of the following occurs after the initial sale of our 7 1/4% Convertible Subordinated
Notes:

     - any "person" or "group" is or becomes the "beneficial owner" (as such terms are defined below), directly or indirectly, of shares of our Voting Stock representing 50% or more of the total voting power of all outstanding classes of our Voting Stock (as defined below) or has the power, directly or indirectly, to elect a majority of the members of the Board of Directors, or

     - we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into us, in any such event other than pursuant to a transaction in which the persons that "beneficially owned" directly or indirectly, shares of our Voting Stock immediately prior to such transaction "beneficially own," directly or indirectly, shares of our Voting Stock representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving or transferee person; or

     - we liquidate or dissolve.

For purposes of this definition:

     (1) "person" and "group" have the meanings given such terms under Sections 13(d) and 14(d) of the Exchange Act, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d 5-(b)(I) under the Exchange Act;

     (2) a "beneficial owner" shall be determined in accordance with Rule 13d-3 under the Exchange Act, except that the number of shares of our Voting Stock shall be deemed to include, in addition to all outstanding shares of our Voting Stock and unissued shares deemed to be held by the "person" or "group" (as such terms are defined above) or other person with respect to which the Change in Control determination is being made, all unissued shares deemed to be held by all other persons;

     (3) the term "beneficially owned" shall have a meaning correlative to that of beneficial owner; and

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

     (4) "unissued shares" means shares of Voting Stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a Change in Control.

Notwithstanding the foregoing, we will deem a Change in Control not to have occurred if:

     - the closing price (as defined in our Indenture with LaSalle National
       Bank) of our common stock for any five trading days during the ten trading days immediately preceding the Change in Control is at least equal to 105% of the conversion price in effect immediately preceding the Change in Control;

     - at least 90% of the consideration (excluding cash payments for fractional shares or cash payments for appraisal rights) in the transaction or transactions constituting the Change in Control consists of shares of common stock or securities convertible into shares of common stock that are, or upon issuance will be, traded on a national securities exchange in the United States of America or through the Nasdaq National Market.

     We believe the term "all or substantially all" as used in the definition of Change in Control will likely be interpreted under applicable state law and its meaning will be dependent upon particular facts and circumstances. We believe there may be a degree of uncertainty in interpreting such phrase. As a consequence, in the event that holders of our 7 1/4% Convertible Subordinated Notes elect to exercise their rights under our Indenture with LaSalle National Bank following the occurrence of a transaction which they believe constitutes a transfer of "all or substantially all of the assets" within the meaning above and we elect to contest such attempted exercise, there can be no assurance as to how a court would interpret the phrase. This uncertainty may prevent the Trustee or the holders of our 7 1/4% Convertible Subordinated Notes from successfully asserting that a Change in Control has occurred.

     We will comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act, will file Schedule 13E-4 or any successor or similar schedule if required thereunder, and will otherwise comply with all federal and state securities laws in connection with any offer we make to purchase Notes at the option of the holders upon a Change in Control.

     The Change in Control purchase feature of our 7 1/4% Convertible Subordinated Notes may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management. We are not aware of any specific effort to accumulate shares of common stock or to obtain control of our company by means of a merger, tender offer, solicitation or otherwise, nor is the Change in Control purchase feature part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a result of negotiations between us and the initial purchasers of our 7 1/4% Convertible Subordinated Notes.

     Subject to the limitation on mergers and consolidations discussed below, we could, in the future, enter into transactions, including recapitalizations, that would not constitute a Change in Control under our Indenture with LaSalle National Bank, but that would increase the amount of indebtedness (including Senior Indebtedness) outstanding or otherwise adversely affect the holders of our 7 1/4% Convertible Subordinated Notes. The Indenture does not restrict our ability, or that of our subsidiaries, to create additional indebtedness (including Senior Indebtedness). If we take on significant amounts of additional indebtedness, it could have an adverse effect on our ability to repay the principal and interest on our indebtedness, including our 7 1/4% Convertible Subordinated Notes.

     If a Change in Control were to occur, we cannot assure that we would have sufficient funds to pay the Change in Control Purchase Price for the tendered
7 1/4% Convertible Subordinated Notes. In addition, other indebtedness which we may incur in the future may have similar change of control provisions permitting the holders thereof to accelerate or require us to repurchase such indebtedness upon the occurrence of events similar to a Change in Control. If we fail to repurchase our 7 1/4% Convertible Subordinated Notes when required following a Change in Control, it will result in an Event of Default under our Indenture with LaSalle National Bank whether or not such repurchase is permitted by the subordination provisions thereof.

     Other than granting holders the option to require us to purchase all or part of their 7 1/4% Convertible Subordinated Notes upon the occurrence of a Change in Control as described above, our Indenture with LaSalle National Bank does not contain any covenants or other provisions designed to afford holders protection in the event of takeovers, recapitalizations, highly leveraged transactions or similar restructurings we may undertake.

     In the event that DTC issues Definitive Notes under the limited circumstances herein, holders electing to exercise the option to have their Notes repurchased following a Change in Control must surrender such Definitive Notes, together with such additional documents as are required by our Indenture with LaSalle National Bank, at the office of a paying agent. Where not all of our 7 1/4% Convertible Subordinated Notes represented by a Definitive Note are submitted for purchase, a new Definitive Note in respect of the principal amount of our 7 1/4% Convertible Subordinated Notes that have not been so submitted for purchase will be issued to the holder.

SUBORDINATION OF NOTES

     As set forth in our Indenture with LaSalle National Bank, our 7 1/4% Convertible Subordinated Notes are subordinated in right of payment to the prior payment in full of all of our Senior Indebtedness, whether outstanding on the date of our Indenture with LaSalle National Bank or thereafter created, assumed or guaranteed. If we pay or distribute any assets in any dissolution, winding up, liquidation or reorganization (whether in insolvency or bankruptcy proceedings or otherwise), we must repay all Senior Indebtedness in full before we make any payment in respect of our 7 1/4% Convertible Subordinated Notes. In the event we default in payment (whether at maturity or at a date fixed for prepayment or by acceleration or otherwise) of principal, premium, if any, or interest on Senior Indebtedness, we cannot make any payment in respect of our 7 1/4% Convertible Subordinated Notes until we have paid in full the Senior Indebtedness then due or the cure, waiver or cessation of the default. Unless and until such default has been cured, waived or has ceased to exist, we may not make any payment on our 7 1/4% Convertible Subordinated Notes if an event of default occurs with respect to any Senior Indebtedness (other than a default in the payment of principal, premium, if any, or interest on Senior Indebtedness) which permits a holder thereof to accelerate its maturity, and the holder delivers written notice of such default to the Trustee and to us. However, nothing in the sentence will prevent us from making previous payment (which is not otherwise prohibited) on our 7 1/4% Convertible Subordinated Notes for a period of more than 180 days after the date such written notice of default is given unless the maturity of such Senior Indebtedness has been accelerated. If the holder accelerates the Senior Indebtedness, we cannot make any payment on our 7 1/4% Convertible Subordinated Notes until such acceleration has been waived, rescinded or annulled or such Senior Indebtedness has been paid in full. Notwithstanding the provisions described in the preceding sentences, not more than one written notice of default shall be given with respect to the same issue of Senior Indebtedness within a period of 360 consecutive days, and no event of default which existed on the date of any written notice of default and was known to the holders of any issue of Senior Indebtedness shall be made the basis for the giving of a subsequent written notice of default by the holders of such issue of Senior Indebtedness.

     We may not make any payment or distribution of assets of any kind to the Trustee, any paying agent or any holder of our 7 1/4% Convertible Subordinated Notes in violation of any of the subordination provisions of our Indenture with LaSalle National Bank, whether in cash, property or securities, in respect of our 7 1/4% Convertible Subordinated Notes before we have repaid all Senior Indebtedness in full. If we do so, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

     Because of the subordination provisions described above, in the event of our bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more ratably, and holders of our 7 1/4% Convertible Subordinated Notes may receive less ratably, than our other creditors. Such subordination will not prevent the occurrence of any Event of Default under our Indenture with La Salle National Bank.

     The Indenture does not limit the amount of indebtedness, including Senior Indebtedness, that we, or any subsidiary, can create, incur, assume or guarantee. As of December 31, 1998, we had no Senior Indebtedness outstanding.

CERTAIN DEFINITIONS

     For purposes of this description, the following terms have the meanings set forth below.

     "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Conversion Agent" means an office or agency that we maintain where securities may be presented for conversion.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect us against fluctuations in currency values.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable from time to time and are consistently applied.

     "Indebtedness" means, with respect to any person, without duplication, (a) all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade accounts payable and other current liabilities incurred in the ordinary course of business; (b) all obligations of such person evidenced by bonds, notes, debentures, or other similar instruments; (c) all Capitalized Lease Obligations of such person; (d) all guarantees of Indebtedness referred to in this definition by such person;
(e) all obligations of such person under or in respect of Currency Agreements and Interest Rate Protection Obligations of such person; and (f) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) through (e) above.

     "Interest Rate Protection Agreement" means any arrangement between us and any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Interest Rate Protection Obligations" means the obligations we have pursuant to an Interest Rate Protection Agreement.

     "paying agent" means an office or agency that we maintain where securities may be presented for payment.

     "Registrar" means an office or agency that we maintain where securities may be presented for registration of transfer or for exchange.

     "Senior Indebtedness" means the principal of and premium, if any, interest and other amounts payable on or in respect of any of our Indebtedness, whether outstanding on the date of our Indenture with LaSalle National Bank or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to, or shall be junior in right of payment to, or shall be pari passu in right of payment with, our 7 1/4% Convertible Subordinated Notes. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (a) Indebtedness evidenced by our 7 1/4% Convertible Subordinated Notes, (b) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code (or any successor provision thereto), is without recourse to us, (c) trade accounts payable or other current liabilities incurred in the ordinary course of business, (d) Indebtedness of or amounts we owe for compensation to employees or for services rendered to us, (e) any liability for federal, state, local or other taxes owed or owing by us, (f) our Indebtedness to a Subsidiary of ours and (g) amounts owing under leases (other than Capitalized Lease Obligations).

     "Significant Subsidiary" means any Subsidiary of Beyond.com which is a "significant subsidiary" within the meaning of Rule 1-02 under Regulation SX promulgated by the Commission, as such Rule is in effect on the date of our Indenture with LaSalle National Bank, but substituting 50% for 10% in each instance that 10% appears in such Rule.

     "Subsidiary" means, with respect to any person, a corporation a majority of whose outstanding Voting Stock is at the time of determination thereof, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more of its Subsidiaries, and any other person (other than a corporation), including, without limitation, a joint venture, in which such person, one or more Subsidiaries of such person or such person and one or more of its Subsidiaries, directly or indirectly, at the date of determination thereof, owns at least a majority of the ownership interests entitled to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions). For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof under ordinary circumstances have the power to vote in the election of the board of directors, managers or trustees of any person (or other persons performing similar functions), irrespective of whether or not, at the time, Capital Stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

EVENTS OF DEFAULT; NOTICE AND WAIVER

     If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary) occurs and is continuing, the Trustee may, by notice to us, declare all unpaid principal of and accrued interest to the date of acceleration on our 7 1/4% Convertible Subordinated Notes then outstanding to be due and payable immediately. Also, in such event, the holders of at least 25% in principal amount of our 7 1/4% Convertible Subordinated Notes then outstanding may, by notice to us and the Trustee, declare all unpaid principal of and accrued interest to the date of acceleration on our 7 1/4% Convertible Subordinated Notes then outstanding to be due and payable immediately. If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary occurs, all unpaid principal of and accrued interest on our 7 1/4% Convertible Subordinated Notes then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

     Our Indenture with LaSalle National Bank provides that the holders of a majority in principal amount of our outstanding 7 1/4% Convertible Subordinated Notes may on behalf of all holders waive any existing default or Event of Default and its consequences except a default or Event of Default in the payment of principal of or accrued interest on our 7 1/4% Convertible Subordinated Notes or any default in respect of any provision of our Indenture with LaSalle National Bank that cannot be modified or amended without the consent of the holder of each Note affected.

     The following will be "Events of Default" under our Indenture with LaSalle National Bank:

     - our failure to pay any interest on our 7 1/4% Convertible Subordinated Notes for 30 days after the same is due or our failure to pay any principal of or premium, if any, on our 7 1/4% Convertible Subordinated Notes when due;

     - our failure to comply with any of our other agreements contained in our 7 1/4% Convertible Subordinated Notes or our Indenture with LaSalle National Bank for 60 days after receipt of notice of such failure from the Trustee or the holders of not less than 25% in aggregate principal amount of our 7 1/4% Convertible Subordinated Notes then outstanding;

     - our default under any bond, debenture, note or other evidence of indebtedness for money borrowed or that of any Significant Subsidiary having an aggregate outstanding principal amount in excess of $10 million, which default shall have resulted in such indebtedness being accelerated, without such indebtedness being discharged, or such acceleration having been rescinded or annulled, within ten days from the date of such acceleration; and

     - certain events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary.

     The Trustee shall, within 90 days after the occurrence of any default known to it, give to the holders notice of such default; provided that, except in the case of a default in the payment of principal of or interest on any of our 7 1/4% Convertible Subordinated Notes, the Trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interests of the holders.

     No holder may pursue any remedy under our Indenture with LaSalle National Bank or our 7 1/4% Convertible Subordinated Notes against us (except actions for payment of overdue principal or interest or for the conversion of our 7 1/4% Convertible Subordinated Notes), unless:

     - the holder gives to the Trustee written notice of a continuing Event of Default;

     - the holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy;

     - such holder or holders offer satisfactory indemnity to the Trustee against any loss, liability or expense;

     - the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

     - the Trustee shall not have received during such 60 day period a contrary direction from the holders of at least a majority in principal amount of the outstanding Notes.

     We must deliver an Officers' Certificate to the Trustee within 90 days after the end of each fiscal year as to the signers' knowledge of our compliance with all conditions and covenants contained in our Indenture with LaSalle National Bank, and stating whether or not the signers know of any default or Event of Default. If any such signer knows of such a default or Event of Default, the Officers' Certificate shall describe the default or Event of Default and the efforts to remedy the same.

AMENDMENT

     We, together with the Trustee, may amend or supplement our Indenture with LaSalle National Bank or our 7 1/4% Convertible Subordinated Notes with the written consent of the holders of at least a majority in principal amount of the outstanding Notes. The holders of a majority in principal amount of the outstanding Notes may waive our compliance in a particular instance with any provision of our Indenture with LaSalle National Bank or our 7 1/4% Convertible Subordinated Notes without notice to any holder. However, without the consent of the holder of each Note affected thereby, an amendment, supplement or waiver may not:

     - reduce the percentage of the principal amount of outstanding Notes whose holders must consent to an amendment, supplement or waiver;

     - reduce the rate of or change the time for payment of interest on any Note;

     - reduce the principal of or premium on or change the fixed maturity of any of our 7 1/4% Convertible Subordinated Notes, or change the definition of "Change in Control" or "Change in Control Purchase Date" applicable to any of our 7 1/4% Convertible Subordinated Notes or the amount payable by us to the holder of any Note upon a Change in Control, or alter any of the other Change in Control provisions or any of the redemption provisions in a manner adverse to the holder of any of our 7 1/4% Convertible Subordinated Notes;

     - alter the conversion provisions with respect to any of our 7 1/4% Convertible Subordinated Notes in a manner adverse to the holder thereof;

     - waive a default in the payment (whether at maturity, upon redemption, on an interest payment date, on a Change in Control Purchase Date or otherwise) of the principal of or premium or interest on any Note;

     - reduce the percentage of our 7 1/4% Convertible Subordinated Notes necessary to waive defaults or Events of Default;

     - modify any of the subordination provisions in our Indenture with LaSalle National Bank in a manner adverse to the holders of our 7 1/4% Convertible Subordinated Notes; or

     - make any of our 7 1/4% Convertible Subordinated Notes payable in money other then that stated in our 7 1/4% Convertible Subordinated Notes.

     We, together with the Trustee, may amend or supplement our Indenture with LaSalle National Bank or our 7 1/4% Convertible Subordinated Notes without notice to or consent of any holder in certain events, such as to comply with the conversion, adjustment, liquidation and merger provisions described in our Indenture with LaSalle National Bank, to cure any ambiguity, defect or inconsistency or to make any other change that does not adversely affect the rights of the holders, to comply with the provisions of the Trust Indenture Act or to appoint a successor Trustee.

     No amendment may be made that adversely affects the rights under the provisions described under "Subordination of Notes" above of a holder of an issue of our Senior Indebtedness unless the holders of that issue, pursuant to its terms, consent to such amendment.

REGISTRATION RIGHTS

     On the initial sale of our 7 1/4% Convertible Subordinated Notes, we entered into a registration rights agreement with the initial purchasers of our 7 1/4% Convertible Subordinated Notes. Under this agreement, we must register for resale under the Securities Act our 7 1/4% Convertible Subordinated Notes and the shares of common stock into which our 7 1/4% Convertible Subordinated Notes are convertible within 60 days of the latest date of original issuance of the Notes. This registration statement was declared effective by the staff of the Commission on March 23, 1999. We will use our reasonable efforts to keep it effective until the earliest of:

     - two years after the filing date;

     - the date when all the applicable securities have been registered under the Securities Act and disposed of; and

     - the date on which all the applicable securities have been sold to the public pursuant to Rule 144 under the Securities Act.

     If you hold securities and sell them under this registration statement, you will be required to provide certain information with respect to yourself and the specifics of the sale. You will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreement which are applicable to you (including certain indemnification obligations). At least five business days prior to any intended resale you must notify us of such intention and provide us with such information with respect to such holder and the intended distribution as may be reasonably required to amend the shelf registration statement or supplement the prospectus.

     We may suspend the use of this prospectus which is a part of the registration statement for limited periods under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. Subject to certain limitations, we have agreed to pay liquidated damages to all holders of our 7 1/4% Convertible Subordinated Notes or common stock into which our 7 1/4% Convertible Subordinated Notes may convert that have requested to sell pursuant to this registration statement if the registration statement is not timely filed or declared effective, or if a stop order suspending this registration statement or proceedings therefor have been initiated under the Securities Act, or if the related prospectus is
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

unavailable for periods in excess of those set forth in the registration rights agreement. We have further agreed, if such failure to file or unavailability continues for an additional 30 day period, to pay liquidated damages to all such holders, whether or not such holder has requested to sell pursuant to this registration statement. Liquidated damages will accrue until such time as there are no triggering events which have occurred and are continuing at a rate equal to one half of one percent (0.50%) per annum of the principal amount of our 7 1/4% Convertible Subordinated Notes and will be payable on the interest payment dates for our 7 1/4% Convertible Subordinated Notes to the persons in whose names the relevant securities were registered at the close of business on the immediately preceding regular record dates for our 7 1/4% Convertible Subordinated Notes.

     With respect to each holder, our obligations to pay liquidated damages remains in effect only so long as our 7 1/4% Convertible Subordinated Notes and the common stock issuable upon the conversion of our 7 1/4% Convertible Subordinated Notes held by such holder are "Registrable Securities" within the meaning of the registration rights agreement. We will pay all expenses of this registration statement and provide each holder that is selling hereunder copies of this prospectus and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the applicable securities.

     This summary of certain provisions of the registration rights agreement is not complete, and we qualify it in its entirety by reference to all the provisions of the registration rights agreement, a copy of which is available upon request.

SATISFACTION AND DISCHARGE

     If all of our 7 1/4% Convertible Subordinated Notes have been delivered to the Trustee for cancellation (subject to certain limited exceptions) or if all of our 7 1/4% Convertible Subordinated Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year at their stated maturity or upon redemption, then we may terminate all of our obligations under our Indenture with LaSalle National Bank, other than our obligation to pay the principal of and interest on our 7 1/4% Convertible Subordinated Notes and certain other obligations (including our obligation to deliver shares of common stock upon conversion of our 7 1/4% Convertible Subordinated Notes and our obligation to purchase our 7 1/4% Convertible Subordinated Notes following a Change in Control), at any time, by depositing with the Trustee or a paying agent other than us, money sufficient to pay the principal of and interest on our 7 1/4% Convertible Subordinated Notes then outstanding to maturity or redemption.

MERGERS AND CONSOLIDATIONS

     Subject to the right of the holders to require us to purchase our 7 1/4% Convertible Subordinated Notes in the event of a Change in Control, we may consolidate or merge with or into any other corporation, and we may sell, lease, convey, assign or otherwise transfer all or substantially all our property and assets to any other corporation, provided:

     - either we are the resulting or surviving corporation, or the successor corporation is organized and existing under the laws of the United States of America, any state thereof or the District of Columbia which expressly assumes, by supplemental indenture executed and delivered to the Trustee, payment of the principal of and interest on our 7 1/4% Convertible Subordinated Notes and performance and observance of every covenant of ours in our Indenture with LaSalle National Bank and our 7 1/4% Convertible Subordinated Notes (including, without limitation, the agreement to deliver shares of common stock upon conversion of our 7 1/4% Convertible Subordinated Notes);

     - immediately after giving effect to such transaction, no default or Event of Default shall have occurred and be continuing; and

     - certain other conditions are met.

     Thereafter, in any such transaction (other than a lease) in which we are not the surviving or resulting corporation, we shall be released from all of our obligations under our Indenture with LaSalle National Bank and our 7 1/4% Convertible Subordinated Notes.
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

CONCERNING THE TRUSTEE

     LaSalle National Bank has agreed to serve as the Trustee under our Indenture with LaSalle National Bank. The Trustee will be permitted to deal with us and any of our Affiliates with the same rights as if it were not Trustee; provided, however, that under the Trust Indenture Act, if the Trustee acquires any conflicting interest (as defined in the Trust Indenture Act) and there exists a default with respect to our 7 1/4% Convertible Subordinated Notes, it must eliminate such conflict or resign.

     The holders of a majority in principal amount of all outstanding of our 7 1/4% Convertible Subordinated Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee, provided that such direction does not conflict with any law or our Indenture with LaSalle National Bank, is not unduly prejudicial to the rights of another holder or the Trustee and does not involve the Trustee in personal liability.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     We are authorized to issue up to 70,000,000 shares of common stock and 15,000,000 shares of preferred stock. The following description of our capital stock is not complete and is qualified in its entirety by our certificate of incorporation and bylaws, both of which are included as exhibits to the registration statement of which this prospectus forms a part, and by applicable Delaware laws.

COMMON STOCK

     As of May 31, 2000, there were 35,907,657 shares of common stock outstanding held of record by approximately 107 stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, our board of directors may declare a dividend out of funds legally available and the holders of common stock are entitled to receive ratably any such dividends. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of our common stock have no preemptive rights or other subscription rights to convert their shares into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock and the shares of common stock to be issued upon conversion of our 10 7/8% Convertible Subordinated Notes will be fully paid and nonassessable.

PREFERRED STOCK

     Our board of directors has the authority, without further action by our stockholders, to issue up to 15,000,000 shares of preferred stock in one or more series and to fix the privileges and rights of each series. These privileges and rights may be greater than those of the common stock. Our board of directors, without further stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. This type of "blank check preferred stock" makes it possible for us to issue preferred stock quickly with terms calculated to delay or prevent a change in our control or make removal of our management more difficult. Additionally, if we issue this preferred stock, then the market price of common stock may decrease, and voting and other rights may decrease. We currently have no plans to issue any of this preferred stock.

WARRANTS

     Concurrent with the purchase of 238,949 shares of our common stock at a price per share equal to our initial public offering price (less underwriters' discounts) by America Online in June 1998, we issued to America Online a non-forfeitable warrant for 358,423 shares of common stock at a per share exercise price of $8.37, which vests in increments of 1/36 per month commencing March 1, 1998.

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

               BOOK-ENTRY SYSTEM -- THE DEPOSITORY TRUST COMPANY

     The exchange notes will be evidenced by a global security initially deposited with The Depository Trust Company, and registered in the name of Cede & Co., as The Depository Trust Company's nominee. Except as set forth below, the global security may be transferred only to another nominee of The Depository Trust Company or to a successor of The Depository Trust Company or its nominee.

     Holders of exchange notes may hold their interests in the global security directly through The Depository Trust Company or indirectly through organizations which are participants in The Depository Trust Company (called "participants"). Transfers between participants will be affected in the ordinary way in accordance with The Depository Trust Company rules and will be settled in clearinghouse funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, holders may be unable to transfer beneficial interests in the global security to those persons.

     Holders that are not participants may beneficially own interests in the global security held by The Depository Trust Company only through participants or indirect participants, including banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant. So long as Cede & Co., as the nominee of The Depository Trust Company, is the registered owner of the global security, Cede & Co. will be considered the sole holder of the global security for all purposes. Except as provided below, owners of beneficial interests in the global security will not:

     - be entitled to have certificates registered in their names.

     - be entitled to receive physical delivery of certificates in definitive form, and

     - be considered registered holders.

     We will make payments of interest on and principal of and the redemption or repurchase price of the global security to Cede & Co., the nominee for The Depository Trust Company, as the registered holder of the global security. We will make these payments by wire transfer of immediately available funds. Neither we, the trustee nor any paying agent will have any responsibility or liability for:

     - records or payments on beneficial ownership interests in the global security; or

     - maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     We have been informed that The Depository Trust Company's practice is to credit participants' accounts on the payment date. These payments will be made in amounts proportionate to participants' beneficial interests in the exchange notes. Payments by participants to owners of beneficial interests in the exchange notes represented by the global security held through participants will be the responsibility of those participants.

     We will send any redemption notices to Cede & Co. We understand that if less than all of the exchange notes are being redeemed, The Depository Trust Company's practice is to determine by lot the amount of the holdings of each participant to be redeemed. We also understand that neither The Depository Trust Company nor Cede & Co. will consent or vote with respect to the exchange notes. We have been advised that under its usual procedures, The Depository Trust Company will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those participants to whose accounts the exchange notes are credited on the record date identified in a listing attached to the omnibus proxy.

     A person having a beneficial interest in existing notes represented by the global security may be unable to pledge that interest to persons or entities that do not participate in The Depository Trust Company system, or to take other actions in respect of that interest, because that interest is not represented by a physical certificate.

     The Depository Trust Company has advised us that it is:

     - a limited purpose trust company organized under the laws of the State of New York;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the Uniform Commercial Code, and

     - a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     The Depository Trust Company was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. Some of the participants, together with other entities, own The Depository Trust Company. Indirect access to The Depository Trust Company system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a participant, either directly or indirectly.

     The Depository Trust Company is under no obligation to perform or continue to perform the above procedures. The Depository Trust Company may discontinue these at any time. If The Depository Trust Company is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause existing notes to be issued in definitive form in exchange for the global security.

                                 LEGAL MATTERS

     The validity of the exchange notes will be passed upon for us by Morrison & Foerster LLP, Palo Alto, California. As of the date of this prospectus, Richard Scudellari, a partner in that firm, owns 40,000 shares of our common stock. Customary legal matters will be passed upon for the dealer manager by Shearman & Sterling, Washington, D.C.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule as of December 31, 1998 and 1999 and for the three years ended December 31, 1999, as set forth in their report. We have included our consolidated financial statements and schedule in this prospectus and elsewhere in the registration statement in reliance upon Ernst & Young LLP's report, given upon their authority as experts in accounting and auditing.

                              The exchange agent:

                             LaSalle National Bank

       By Registered & Certified Mail:             By Regular Mail or Overnight Courier:
      135 South LaSalle St. Suite 1960               135 South LaSalle St. Suite 1960
              Chicago, IL 60603                              Chicago, IL 60603

                            In Person by Hand Only:

                        135 South LaSalle St. Suite 1960
                               Chicago, IL 60603

                             For Information Call:

                                 (312) 904-5619

          By Facsimile Transmission (for Eligible Institutions only):

                     Attention: Corporate Trust Operations
                              Confirm by Telephone

                                 (312) 904-5619

                             The Information Agent:

                   Georgeson Shareholder Communications, Inc.
                          17 State Street, 10th Floor
                            New York, New York 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                         Call Toll Free: (800) 223-2064

                            ------------------------

     Any questions or requests for assistance or additional copies of this prospectus and the letter of transmittal may be directed to the information agent at its telephone number and location set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the exchange offer.

                   The dealer manager for the exchange offer:

                               ROBERTSON STEPHENS
                       555 California Street, Suite 2600
                            San Francisco, CA 94104
                                 (415) 781-9700
                         Call Toll Free: (800) 234-2663
              Attention: Mark McGlade, Convertible Securities Desk

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

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                         INDEX TO FINANCIAL STATEMENTS

                             BEYOND.COM CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Auditors...........   89
Consolidated Balance Sheets.................................   90
Consolidated Statements of Operations.......................   91
Consolidated Statements of Stockholders' Equity (Net Capital
  Deficiency)...............................................   92
Consolidated Statements of Cash Flows.......................   93
Notes to Consolidated Financial Statements..................   94

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Beyond.com Corporation

     We have audited the accompanying consolidated balance sheets of Beyond.com Corporation as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Beyond.com Corporation at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

San Jose, California
January 14, 2000, except for
Note 6, as to which the
date is March 27, 2000.

                             BEYOND.COM CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                DECEMBER 31,
                                                           ----------------------     MARCH 31,
                                                             1998         1999          2000
                                                           ---------    ---------    -----------
                                                                                     (UNAUDITED)
                                             ASSETS
Current assets:
  Cash and cash equivalents..............................  $ 81,548     $  11,539     $  18,460
  Short-term investments.................................        --        54,774        31,685
  Accounts receivable, net of allowances of $878, $992
     and $976 at December 31, 1998 and 1999 and March 31,
     2000, respectively..................................     8,785        13,843         6,530
  Note receivable from a director........................       270            --            --
  Prepaid partnership agreements.........................     4,091         5,151         1,003
  Prepaid expenses and other current assets..............     2,110         3,002         2,191
  Cost of deferred revenue...............................     5,255         9,388         4,641
                                                           --------     ---------     ---------
          Total current assets...........................   102,059        97,697        64,510
Property and equipment, net..............................     3,150        13,077        12,724
Goodwill and other intangible assets.....................        --       102,229        89,647
Other noncurrent assets..................................     4,695         7,373         6,823
                                                           --------     ---------     ---------
          Total assets...................................  $109,904     $ 220,376     $ 173,704
                                                           ========     =========     =========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................  $ 14,443     $  12,579     $   8,181
  Accrued employee expenses..............................       575         2,046         3,581
  Other accrued liabilities..............................     1,169         5,468        11,173
  Current obligations under capital leases...............        --           118            78
  Deferred revenue.......................................     5,744         9,393         4,049
                                                           --------     ---------     ---------
          Total current liabilities......................    21,931        29,604        27,062
Noncurrent obligations under capital leases..............        --            10            --
Convertible notes payable................................    63,250        63,250        63,250
Commitments and contingencies
Stockholders' equity:
  Common stock, no par value:
     Authorized shares -- 50,000,000 in 1998 and
       70,000,000 in 1999 and 2000.......................
     Issued and outstanding shares -- 27,424,763 in 1998,
       36,490,133 in 1999 and 37,834,055 in 2000.........    69,311       295,814       296,924
  Deferred compensation..................................    (2,226)       (1,444)         (622)
  Accumulated other comprehensive income.................        --           269            --
  Accumulated deficit....................................   (42,362)     (167,127)     (212,910)
                                                           --------     ---------     ---------
          Total stockholders' equity.....................    24,723       127,512        83,392
                                                           --------     ---------     ---------
          Total liabilities and stockholders' equity.....  $109,904     $ 220,376     $ 173,704
                                                           ========     =========     =========

                            See accompanying notes.

                             BEYOND.COM CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                THREE MONTHS ENDED
                                               YEARS ENDED DECEMBER 31,             MARCH 31,
                                           --------------------------------    --------------------
                                            1997        1998        1999         1999        2000
                                           -------    --------    ---------    --------    --------
                                                                                   (UNAUDITED)
Net revenues.............................  $16,806    $ 36,650    $ 117,282    $ 19,102    $ 31,339
Cost of revenues.........................   14,873      31,074      101,290      16,204      27,162
                                           -------    --------    ---------    --------    --------
Gross profit.............................    1,933       5,576       15,992       2,898       4,177
Operating expenses:
  Research and development...............    1,060       4,140       10,385       1,731       3,680
  Sales and marketing....................    1,696      27,206       81,349      16,563      16,992
  General and administrative.............    1,087       3,801       12,319       2,258       3,700
  Goodwill and deferred compensation
     amortization........................       --       1,565       36,745         732      11,486
  Restructuring..........................       --          --           --          --      13,707
                                           -------    --------    ---------    --------    --------
          Total operating expenses.......    3,843      36,712      140,798      21,284      49,565
                                           -------    --------    ---------    --------    --------
Loss from operations.....................   (1,910)    (31,136)    (124,806)    (18,386)    (45,388)
Interest and other income................      173       1,356        5,131         858         876
Interest expense.........................       (6)     (1,293)      (5,090)     (1,268)     (1,271)
                                           -------    --------    ---------    --------    --------
Loss from continuing operations..........   (1,743)    (31,073)    (124,765)    (18,796)    (45,783)
Loss from discontinued operations........   (3,616)         --           --          --          --
                                           -------    --------    ---------    --------    --------
Net loss.................................   (5,359)    (31,073)    (124,765)    (18,796)    (45,783)
Accretion of premium on redemption of
  redeemable convertible preferred stock
  in excess of purchase price............     (101)        (51)          --          --          --
                                           -------    --------    ---------    --------    --------
Net loss applicable to common
  stockholders...........................  $(5,460)   $(31,124)   $(124,765)   $(18,796)   $(45,783)
                                           =======    ========    =========    ========    ========
Basic and diluted net loss per share from
  continuing operations..................  $ (0.21)   $  (1.65)   $   (3.67)   $  (0.66)   $  (1.23)
Basic and diluted net loss per share from
  discontinued operations................    (0.40)         --           --          --          --
                                           -------    --------    ---------    --------    --------
Basic and diluted net loss per share.....  $ (0.61)   $  (1.65)   $   (3.67)   $  (0.66)   $  (1.23)
                                           =======    ========    =========    ========    ========
Weighted average shares of common stock
  outstanding used in computing basic and
  diluted net loss per share.............    9,000      18,900       34,039      28,364      37,114
                                           =======    ========    =========    ========    ========

                            See accompanying notes.

                             BEYOND.COM CORPORATION

    CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (NET CAPITAL DEFICIENCY)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                                    TOTAL
                                                                                    ACCUMULATED                  STOCKHOLDERS
                                                COMMON STOCK                           OTHER                        EQUITY
                                            ---------------------     DEFERRED     COMPREHENSIVE   ACCUMULATED   (NET CAPITAL
                                              SHARES      AMOUNT    COMPENSATION      INCOME         DEFICIT     DEFICIENCY)
                                            ----------   --------   ------------   -------------   -----------   ------------
Balance at December 31, 1996..............   9,000,000   $     45     $    --          $  --        $  (2,454)    $  (2,409)
Issuance of common stock upon exercise of
  options under employee stock option
  plans...................................      70,000          2          --             --               --             2
Spin-off of CyberSource to stockholders on
  December 31, 1997.......................          --         --          --             --           (3,324)       (3,324)
Net loss and comprehensive loss...........          --         --          --             --           (5,359)       (5,359)
                                            ----------   --------     -------          -----        ---------     ---------
Balance at December 31, 1997..............   9,070,000         47          --             --          (11,238)      (11,191)
Issuance of common stock upon exercise of
  options under employee stock option
  plans...................................     166,852         28          --             --               --            28
Conversion of redeemable convertible
  preferred stock to common stock upon the
  initial public offering.................  12,198,962     15,540          --             --               --        15,540
Issuance of warrant to AOL................          --      1,075          --             --               --         1,075
Shares issued upon the initial public
  offering, net...........................   5,750,000     46,830          --             --               --        46,830
Shares issued in private placement........     238,949      2,000          --             --               --         2,000
Deferred compensation resulting from the
  grant of options........................          --      3,791      (3,791)            --               --            --
Amortization of deferred compensation.....          --         --       1,565             --               --         1,565
Net loss and comprehensive loss...........          --         --          --             --          (31,073)      (31,073)
                                            ----------   --------     -------          -----        ---------     ---------
Balance at December 31, 1998..............  27,424,763     69,311      (2,226)            --          (42,362)       24,723
Issuance of common stock upon exercise of
  options under employee stock option
  plans...................................   1,087,175      2,360          --             --               --         2,360
Common shares issued in second public
  offering, net...........................   3,000,000     98,499          --             --               --        98,499
Shares issued upon merger with
  BuyDirect.com, net......................   4,930,123    123,267          --             --               --       123,267
Deferred compensation resulting from the
  assumption of BuyDirect.com options.....          --      4,590      (4,590)            --               --            --
Write-off of deferred compensation for
  terminated employees....................          --     (2,826)      2,826             --               --            --
Shares issued upon purchase of
  SoftGallery, net........................      48,072        613          --             --               --           613
Amortization of deferred compensation.....          --         --       2,546             --               --         2,546
Unrealized gain on short-term
  investments.............................          --         --          --            269               --           269
Net loss..................................          --         --          --             --         (124,765)     (124,765)
                                            ----------   --------     -------          -----        ---------     ---------
Comprehensive loss........................          --         --          --             --               --      (124,496)
                                            ----------   --------     -------          -----        ---------     ---------
Balance at December 31, 1999..............  36,490,133   $295,814     $(1,444)         $ 269        $(167,127)    $ 127,512
Issuance of common stock upon exercise of
  options under employee stock option
  plans (unaudited).......................   1,290,684        723          --             --               --           723
Issuance of common stock under employee
  stock purchase plan (unaudited).........      53,238        283          --             --               --           283
Receipt of common stock contributed by
  Chairman for Chairman Grant Plan
  (unaudited).............................    (122,750)        --          --             --               --            --
Issuance of common stock under Chairman
  Grant Plan (unaudited)..................     122,750        637          --             --               --           637
Write-off of deferred compensation for
  terminated employees (unaudited)........          --       (533)        533             --               --            --
Amortization of deferred compensation
  (unaudited).............................          --         --         289             --               --           289
Unrealized loss on short-term investments
  (unaudited).............................          --         --          --           (269)              --          (269)
Net loss (unaudited)......................          --         --          --             --          (45,783)      (45,783)
                                            ----------   --------     -------          -----        ---------     ---------
Comprehensive loss (unaudited)............          --         --          --             --               --       (46,052)
                                            ----------   --------     -------          -----        ---------     ---------
Balance of March 31, 2000 (unaudited).....  37,834,055   $296,924     $  (622)         $  --        $(212,910)    $  83,392
                                            ==========   ========     =======          =====        =========     =========

                            See accompanying notes.

                             BEYOND.COM CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                 THREE MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,             MARCH 31,
                                                            --------------------------------    --------------------
                                                             1997        1998        1999         1999        2000
                                                            -------    --------    ---------    --------    --------
                                                                                                    (UNAUDITED)
OPERATING ACTIVITIES
Net loss..................................................  $(5,359)   $(31,073)   $(124,765)   $(18,796)   $(45,783)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization...........................       79         510        2,825         337         418
  Common shares issued for employee services..............       --          --           --          --         637
  Amortization of goodwill and deferred compensation......       --       1,565       36,745         755      12,871
  Amortization of debt issuance costs.....................       --         113          803         127         145
  Net loss of discontinued operations.....................    3,616          --           --          --          --
Changes in assets and liabilities:
  Accounts receivable.....................................     (750)     (7,604)      (4,888)      5,091       7,313
  Prepaid partnership agreements..........................     (396)     (3,695)         579      (5,779)      4,148
  Prepaid expenses and other current assets...............      (44)     (1,990)        (177)       (982)        811
  Cost of deferred revenue................................   (4,120)       (317)      (4,133)        778       4,747
  Other noncurrent assets.................................       --        (770)      (3,462)         90         405
  Accounts payable........................................    1,720      12,187       (3,042)     (9,310)     (4,398)
  Accrued employee expenses...............................       20         525        1,361         289       1,535
  Other accrued liabilities...............................      152         949       (4,489)      4,415       5,705
  Deferred revenue........................................    4,602         175        3,646      (1,228)     (5,344)
  Cash provided by discontinued operations................      181          --           --          --          --
                                                            -------    --------    ---------    --------    --------
Net cash used in operating activities.....................     (299)    (29,425)     (98,997)    (24,213)    (16,790)
INVESTING ACTIVITIES
Purchases of property and equipment.......................     (333)     (3,280)     (11,657)     (1,101)        (65)
Purchases of short-term investments.......................       --          --      (57,659)         --     (54,038)
Sale of short-term investments............................       --          --        3,154          --      76,858
Issuance of note receivable to director...................       --        (270)          --          --          --
Costs associated with the acquisition of BuyDirect.com....       --          --       (5,839)     (5,839)         --
Repayment of note receivable to director..................       --          --          270          --          --
Cash used for discontinued operations.....................   (4,611)         --           --          --          --
                                                            -------    --------    ---------    --------    --------
Net cash used in investing activities.....................   (4,944)     (3,550)     (71,731)     (6,940)     22,755
FINANCING ACTIVITIES
Proceeds from issuance of convertible notes payable.......       --      63,250           --          --          --
Payments for debt issuance costs..........................       --      (2,963)          --          --          --
Repayment of note payable to related party................      (45)        (60)          --          --          --
Repayment of capital lease obligations....................       (3)        (57)        (140)         --         (50)
Proceeds from sale of redeemable convertible preferred
  stock, net..............................................    6,069       2,924           --          --          --
Proceeds from sale of common stock, net...................       --      48,830       98,499          --          --
Proceeds from exercise of stock options...................        2          28        2,360          55         723
Proceeds from sale of common stock to employees...........       --          --           --          --         283
Cash used for discontinued operations.....................   (1,946)         --           --          --          --
                                                            -------    --------    ---------    --------    --------
Net cash provided by financing activities.................    4,077     111,952      100,719          55         956
                                                            -------    --------    ---------    --------    --------
Net increase (decrease) in cash and cash equivalents......   (1,166)     78,977      (70,009)    (31,098)      6,921
Cash and cash equivalents at beginning of period..........    3,737       2,571       81,548      81,548      11,539
                                                            -------    --------    ---------    --------    --------
Cash and cash equivalents at end of period................  $ 2,571    $ 81,548    $  11,539    $ 50,450    $ 18,460
                                                            =======    ========    =========    ========    ========
SUPPLEMENTAL SCHEDULES OF CASH FLOW INFORMATION
Interest paid.............................................  $     6    $     --    $   4,693    $      3    $     --
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES
Issuance of Warrant to AOL................................  $    --    $  1,075    $      --    $     --    $     --
Deferred compensation related to stock options............  $    --    $  3,791    $   4,590    $     --    $     --
Issuance of common stock upon conversion of preferred
  stock...................................................  $    --    $ 15,540    $      --    $     --    $     --
Issuance of common stock in conjunction with
  acquisitions............................................  $    --    $     --    $ 123,880    $120,542    $     --

                            See accompanying notes.

                             BEYOND.COM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITIED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Beyond.com Corporation ("Beyond.com" or the "Company") was incorporated in the state of California as CyberSource Corporation on August 12, 1994. In 1998, the Company reincorporated in Delaware as software.net Corporation. In December 1998, the Company changed its name to Beyond.com. On December 31, 1997, the Company distributed capital stock of its wholly owned subsidiary, CyberSource Corporation ("CyberSource"), in the form of a dividend to all existing stockholders of the Company. The accompanying consolidated financial statements reflect CyberSource as a discontinued operation (see Note 4).

  Basis of Presentation

     The accompanying consolidated financial statements reflect the financial position and results of operations of the Company and its wholly owned subsidiaries and include the results of operations of BuyDirect.com and SoftGallery from the date of acquisition (see Note 3). All intercompany transactions and balances have been eliminated.

  Interim Financial Statements

     In the opinion of management, the unaudited interim consolidated financial statements at March 31, 2000 and for the three months ended March 31, 1999 and 2000 include all adjustments necessary to present fairly the Company's financial position at March 31, 2000, and results of operations and cash flows for the three months ended March 31, 1999 and 2000. Results for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the entire year.

  Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     The Company's revenues are primarily derived from two sources: the operation of eStores and resale of computer software. The Company's revenues include sales of software to customers using credit cards, to corporate customers that are invoiced directly under credit terms, to U.S. Government agencies pursuant to contractual arrangements and, to a lesser extent, amounts received from software developers for advertising and promotion. Revenue from the sale of software, net of estimated returns, is recognized when persuasive evidence of an arrangement exists, either shipment of the physical product or delivery of the electronic product has occurred, fees are fixed and determinable and collectibility is considered probable. Sales of software under contracts with U.S. Government agencies require continuing service, support and performance by the Company. Accordingly, the related revenues and costs are deferred and recognized over the period the service, support and performance are provided. Revenues derived from software developers for advertising and promotion are recognized as the services are provided. Costs of deferred revenue relate to software licenses purchased from software developers for sales to U.S. Government agencies.

     The American Institute of Certified Public Accountants Statement of Position, "Software Revenue Recognition" (SOP 97-2) provides revised and expanded guidance on software revenue recognition and

                             BEYOND.COM CORPORATION

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITIED)

applies to all entities that earn revenue from licensing, selling, or otherwise marketing computer software. The application of SOP 97-2 has not had a material impact on the Company's results of operations.

  Foreign Currency Translation

     The financial statements of the Company's subsidiaries are translated into U.S. dollars in accordance with the Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." Assets and liabilities of the Company's subsidiaries are translated using exchange rates on the last day of the reporting period. Revenues and expenses are translated using the average exchange rates in effect during the period. Gains and losses from foreign currency translation were not material through December 31, 1999.

  Research and Development

     Research and development expenditures are generally charged to operations as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. In the Company's case, capitalization would begin upon completion of a working model, as the Company does not prepare detailed program designs as part of the development process. Through December 31, 1999 there were no significant capitalizable software development costs incurred and, as a result, all such costs have been expensed as incurred.

  Advertising Expense

     The costs of advertising are recorded as an expense when incurred or upon the first showing of the advertisement. Advertising costs for the years ended December 31, 1997, 1998, and 1999 were approximately $178,000, $8,500,000, and
$19,956,000, respectively. Amounts capitalized for future advertising were $515,000 at December 31, 1998. There were no amounts capitalized for future advertising at December 31, 1999.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. As of December 31, 1998 and 1999 and March 31, 2000, cash equivalents consist primarily of investments in money market accounts for which cost approximates fair market value. The Company places its cash and cash equivalents in high-quality U.S. financial institutions and, to date, has not experienced losses on any of its investments.

  Short-Term Investments

     Short-term investments are classified as available-for-sale and are carried at fair market value. Short-term investments are comprised primarily of commercial paper and corporate notes with an original maturity greater than three months and less than one year. Unrealized gains and losses on short-term investments, which represent the difference between the fair market value and the amortized or original cost, are approximately $269,000 as of December 31, 1999 and are included in accumulated other comprehensive income. There were no realized gains or losses from the sale of short-term investments during fiscal 1999.

                             BEYOND.COM CORPORATION

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITIED)

     The following is a summary of available for sale securities at December 31, 1999:

                                                                GROSS
                                              AMORTIZED       UNREALIZED         FAIR
                                                COST        GAINS/(LOSSES)       VALUE
                                             -----------    --------------    -----------
Obligations of government agencies.........  $11,498,000       $(18,000)      $11,480,000
Corporate obligations, principally
  commercial paper and corporate notes.....   43,007,000        287,000        43,294,000
                                             -----------       --------       -----------
     Total.................................  $54,505,000       $269,000       $54,774,000
                                             ===========       ========       ===========

     The Company held no short-term investments at December 31, 1998.

  Concentration of Credit Risk and Other Risks

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments, and accounts receivable. The Company operates in three business segments and sells software and advertising primarily in the United States to consumers, various companies across several industries and certain U.S. Government agencies. The Company generally does not require collateral. The Company maintains allowances for credit losses and customer returns, and such losses have been within management's expectations. For each of the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 2000, U.S. Government agencies accounted for 33%, 29%, 25% and 33% of revenues, respectively. No customer accounted for greater than 10% of the receivable balance at December 31, 1998. As of December 31, 1999, the Company had three U.S. Government agency customers that accounted for 65% of gross accounts receivable.

     The Company's contracts with U.S. Government agencies are subject to annual review and renewal by the applicable government entity, and may be terminated, without cause, at any time.

     The Company's success depends in large part on digital downloading as a method of selling Software over the Internet. If digital downloading does not achieve widespread market acceptance, the Company's results of operations will be materially adversely affected. In addition, there can be no assurance that the Company will overcome the substantial existing and future technical challenges associated with digital downloading reliably and consistently on a long-term basis.

  Property and Equipment

     Property and equipment are stated at cost and are depreciated on a straight-line basis over estimated useful lives of three years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful lives. Property and equipment consist of the following (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1999
                                                              ------    -------
Computer equipment and software.............................  $2,450    $12,779
Furniture and fixtures......................................   1,010      2,146
Office equipment............................................      77        401
Leasehold improvements......................................     221      1,169
                                                              ------    -------
                                                               3,758     16,495
Less accumulated depreciation and amortization..............    (608)    (3,418)
                                                              ------    -------
                                                              $3,150    $13,077
                                                              ======    =======

                             BEYOND.COM CORPORATION

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITIED)

  Long-Lived Assets

     The Company reviews its long-lived assets, including its goodwill and other intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

  Accounting for Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25), and related interpretations in accounting for its employee stock options because, as discussed in Note 9, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. See pro forma disclosures of applying FAS 123 included in
Note 10.

  Net Loss Per Share

     Net loss per share is presented under Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128). Basic earnings per share is computed using the weighted average number of common shares outstanding during the period and excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is computed using the weighted average number of common and dilutive common shares outstanding during the period. Due to the Company's net loss for the fiscal years ended December 31, 1997, 1998, and 1999 and the three months ended March 31, 1999 and 2000, potentially dilutive securities have been excluded from the computation as their effect is antidilutive.

     If the Company had reported net income, diluted net income per share would have included the shares used in the computation of net loss per share as well as the effect of approximately 7,120,000, 4,853,000, 1,016,000, 6,374,000, and
6,313,000 shares purchasable under outstanding options and warrants not included above for the years ended December 31, 1999, 1998, and 1997 and for the three months ended March 31, 2000 and 1999, respectively. The number of common equivalent shares from options and warrants would be determined on a weighted average basis using the treasury stock method. The convertible notes outstanding in 1998, 1999, and 2000 were also excluded from the common equivalent share calculation, as it would have been antidilutive.

  Income Taxes

     Income taxes are calculated under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). Under FAS 109, the liability method is used in accounting for income taxes, which includes the effects of temporary differences between financial and taxable amounts of assets and liabilities.

  Internally Used Software

     In fiscal 1999, the Company adopted American Institute of Certified Public Accountants Statement of Position, "Accounting for Computer Software Developed for or Obtained for Internal-Use" (SOP 98-1). SOP 98-1 provides revised guidance for the accounting treatment to all non-governmental entities for software which is internally developed, acquired, or modified solely to meet the entity's internal needs. SOP 98-1 did not have a material effect on the Company's financial statements or results of operations.

                             BEYOND.COM CORPORATION

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITIED)

  Comprehensive Loss

     Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income" establishes rules for the reporting and display of comprehensive income and its components. SFAS 130 requires unrealized gains or losses on the Company's available-for-sale securities, which were previously reported separately in stockholders' equity, to be included in other comprehensive loss. Comprehensive loss consists of the Company's net loss and other comprehensive income.

  New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," (SFAS 133). SFAS 133 establishes accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS 133 requires all companies to recognize derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after July 1, 2000. The Company is currently assessing the potential impact SFAS 133 will have on the Company's statement of financial position.

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101). The Company is required to adopt SAB 101 no later than its quarter ended December 31, 2000. The Company does not believe that the adoption of SAB 101 will have a material effect on its financial position or results of operations.

  Reclassifications

     Certain prior year balances have been reclassified to conform with current year's presentation.

2. RESTRUCTURING COSTS

     During the quarter ended March 31, 2000, Beyond.com Corporation (the "Company" or "Beyond.com") recorded a restructuring charge of $13.7 million. This was a result of a plan to refocus the Company's business from a consumer retail focused company to a business-to-business e-commerce services company. As part of this refocus, the Company reduced its workforce by approximately 75 employees in January 2000, or approximately 20% of its total workforce, consolidated facilities and disposed of excess capital assets. Additionally, the Company terminated its existing marketing agreements focused on generating consumer sales with AOL, CNET, Excite, Network Associates, Yahoo! and ZDNet during February and March 2000. The restructuring charges were comprised of approximately $10.1 million in termination fees and associated prepaid and intangible assets write-offs related to certain marketing agreements, $2.0 million in employee termination costs, $700,000 for the write-off of excess equipment and facilities consolidation, and $900,000 for the write-off of prepaid royalties and consultation expenses related to the Company's change in business focus. The remaining restructuring reserve, included in other accrued liabilities, as of March 31, 2000 of approximately $3.5 million will be drawn down over the next nine months with cash payments related to the termination of marketing agreements and employee severance and benefit costs.

                             BEYOND.COM CORPORATION

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITIED)

     The following table summarizes the Company's restructuring activities for the three months ended March 31, 2000:

                                                                            EXCESS
                                             MARKETING     SEVERANCE     EQUIPMENT AND
                                             AGREEMENTS   AND BENEFITS    FACILITIES     OTHER    TOTAL
                                             ----------   ------------   -------------   -----   -------
                                                                   (IN THOUSANDS)
Restructuring reserve recorded in quarter
  ended March 31, 2000.....................   $10,123       $ 2,002          $ 693       $ 889   $13,707
Cash charges...............................    (3,181)       (1,330)            --        (348)   (4,859)
Non-cash charges...........................    (4,100)           --           (693)       (541)   (5,334)
                                              -------       -------          -----       -----   -------
Reserve balance as of March 31, 2000.......   $ 2,842       $   672          $  --       $  --   $ 3,514
                                              =======       =======          =====       =====   =======

3. ACQUISITIONS

  BuyDirect.com

     On March 30, 1999, a wholly owned subsidiary of Beyond.com merged with and into BuyDirect.com, an online software retailer for consumers and business customers. BuyDirect.com was originally launched as a service of CNET and became a wholly owned subsidiary of Beyond.com in March 1998. Upon the closing of this merger, Beyond.com issued 4,930,123 shares of its common stock to BuyDirect.com's stockholders in exchange for their outstanding shares of BuyDirect.com common and preferred stock. Beyond.com assumed options to purchase 281,757 shares of its common stock in connection with the merger. The common stock issued was valued at $120.5 million based on the average closing price of the common stock for the five trading days immediately preceding and the five trading days following the announcement of the acquisition. The Company accounted for the merger using the purchase method of accounting. The purchase consideration of approximately $138.9 million included the fair market value of the common stock of $120.5 million, the fair value of the fully vested options assumed of $2.7 million, liabilities assumed of $13.0 million and the acquisition costs of $5.8 million incurred in connection with the merger. The fair value of the unvested options assumed of $4.6 million has been recorded as deferred compensation.

     The Company has allocated the purchase price to assets and liabilities based on management's best estimates of the respective fair values with the excess cost over the net assets acquired allocated to goodwill as follows (amounts in millions):

Current assets..............................................  $  1.6
Property and equipment......................................     1.1
Marketing agreements........................................     2.0
Customer base...............................................     2.0
Assembled workforce.........................................     1.1
Technology..................................................     1.6
Covenants not to compete....................................     6.5
Goodwill....................................................   123.0
                                                              ------
     Total purchase price...................................  $138.9
                                                              ======

     The intangible assets are being amortized to expense over the estimated useful lives of one to three and one half years. Fifteen percent of the shares issued to the BuyDirect.com stockholders are being held in escrow for a period not to exceed fifteen months after the date of the closing of the merger to secure indemnification

                             BEYOND.COM CORPORATION

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITIED)

obligations of the BuyDirect.com stockholders. At December 31, 1999 the balance of intangible assets and goodwill was $102.2 million, net of accumulated amortization of $34.1 million.

     The unaudited pro forma consolidated statement of operations data for the years ended December 31, 1998 and 1999 set forth below gives effect to the acquisition of BuyDirect.com as if it occurred on January 1, 1998. The unaudited pro forma results for 1998 and 1999 include an adjustment to reflect a full year of amortization of goodwill, intangible assets and deferred compensation recorded in conjunction with the acquisition. The basic and diluted net loss per share amounts are computed using the weighted average number of shares of common stock outstanding after the issuance of the Company's common stock to acquire the outstanding shares of BuyDirect.com.

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1998          1999
                                                              ----------    -----------
                                                                     (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT PER
                                                                   SHARE AMOUNTS)
Revenues....................................................   $ 41,297      $ 119,731
Net loss....................................................   $(86,059)     $(176,030)
Basic and diluted net loss per share........................   $  (3.61)     $   (3.88)

  SoftGallery SARL

     On October 20, 1999, Beyond.com acquired SoftGallery SARL, a Paris, France based, online software reseller of digitally downloadable software products. Under the terms of the acquisition, Beyond.com issued approximately 48,000 shares of its common stock to SoftGallery stockholders, paid cash of $500,000 and assumed liabilities of $167,000. In addition, Beyond.com is obligated to issue an additional 192,000 shares to SoftGallery stockholders, subject to SoftGallery meeting specific European revenue targets and employment contingencies. The European revenue contingencies are only applicable if Beyond.com meets certain marketing and business development commitments in Europe. These shares will be held in escrow and will be delivered in various intervals through October 2003 as SoftGallery meets the revenue targets and employment contingencies (See Note 14).

     The common stock issued on the date of the acquisition that was not subject to the revenue targets or employment contingencies was valued at approximately $600,000, based on the closing price on the date of the acquisition. The acquisition was accounted for using the purchase method of accounting. The total purchase price was approximately $1.4 million and included the fair value of the common shares issued of approximately $600,000, a cash payment of $500,000, liabilities assumed of $167,000 and acquisition costs of approximately $100,000. The purchase price was allocated to intangible assets and is being amortized over the estimated useful life of four years. On the date of the acquisition, Beyond.com did not record the value of the contingent consideration to be issued because these amounts were not earned and were subject to the revenue targets and employment contingencies. The value of the remaining shares subject to the revenue targets and employment contingencies will be recorded as compensation expense as the shares are earned pursuant to the terms of the agreement. As of December 31, 1999, no contingent shares had been earned. Pro forma information for the SoftGallery acquisition has not been presented because the effect of the acquisition was not considered material to the Company's consolidated financial position, results of operations, or cash flows.

4. DISCONTINUED OPERATIONS

     On December 31, 1997, the Company and its stockholders approved a transfer of assets and liabilities to its wholly owned subsidiary, CyberSource, and the distribution of CyberSource capital stock, (the "Spin-

                             BEYOND.COM CORPORATION

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITIED)

off"), in the form of a dividend to the Company's existing stockholders, on a pro rata basis such that the stockholders of CyberSource were the same as the stockholders of the Company at the time of the distribution. Revenues of CyberSource were $1,128,000 for the year ended December 31, 1997. The results of operation of the discontinued business have been presented as a loss from discontinued operations.

     The components of net assets at the time of the Spin-off on December 31, 1997 are summarized as follows (in thousands):

Assets:
  Cash and cash equivalents.................................  $2,000
  Accounts receivable.......................................     606
  Prepaid expenses and other assets.........................     118
  Property and equipment....................................   1,152
Less liabilities:
  Accounts payable and accrued liabilities..................     397
  Deferred revenue and other................................     155
                                                              ------
Net assets..................................................  $3,324
                                                              ======

5. SEGMENT INFORMATION

     Under Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (FAS 131), operating segments are identified as components of an enterprise for which separate discrete financial information is available that is evaluated by the chief operating decision maker or decision making group to make decisions about how to allocate resources and assess performance. The Company's chief operating decision maker is the Chief Executive Officer. At December 31, 1999, the Company reported its operations as three segments: eStores, Government Systems and website groups.

     The following table presents net revenues and cost of revenues of the Company's three segments for the three years ended December 31, 1999 and the three months ended March 31, 1999 and 2000. There were no inter-business unit sales or transfers. The Company does not report operating expenses, depreciation and amortization, interest income (expense), income taxes, capital expenditures, or identifiable assets by its industry segments to the Chief Executive Officer. The Company's Chief Executive Officer reviews the revenues from each of the Company's reportable segments, and all of the Company's expenses are managed by

                             BEYOND.COM CORPORATION

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITIED)

and reported to the Chief Executive Officer on a consolidated basis. Net revenues and cost of revenues are as follows (in thousands):

                                                                    THREE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,           DECEMBER 31,
                                  ------------------------------    ------------------
                                   1997       1998        1999       1999       2000
                                  -------    -------    --------    -------    -------
NET REVENUES
eStores.........................  $    --    $ 1,734    $ 25,041    $ 3,444    $ 9,177
Government Systems..............    5,573     10,503      29,718      3,064     10,192
Website.........................   11,233     24,413      62,523     12,594     11,970
                                  -------    -------    --------    -------    -------
     Total......................  $16,806    $36,650    $117,282    $19,102    $31,339
                                  =======    =======    ========    =======    =======
COST OF REVENUES
eStores.........................  $    --    $ 1,400    $ 20,873    $ 2,711    $ 7,844
Government Systems..............    5,053      9,631      27,006      2,808      9,428
Website.........................    9,820     20,043      53,411     10,685      9,890
                                  -------    -------    --------    -------    -------
     Total......................  $14,873    $31,074    $101,290    $16,204    $27,162
                                  =======    =======    ========    =======    =======

6. MARKETING AGREEMENTS

     During 1997, 1998 and 1999, the Company entered into marketing agreements with America Online Inc. ("AOL"), Excite Inc. ("Excite"), Netscape Communications Corporation ("Netscape"), Network Associates Inc. ("Network Associates") and Yahoo! Inc. ("Yahoo!"). In the first quarter of 2000, the Company terminated its agreements with AOL, Excite, Network Associates, and Yahoo! (See Note 2).

     The AOL agreement was for a term of 42 months beginning March 1998, unless earlier terminated, and provided for a marketing relationship between AOL and the Company. Pursuant to this agreement, the Company was the exclusive provider of electronically delivered Software on certain screens on the AOL Service and aol.com to AOL customers through links to the Company's Website from various AOL Web pages. During the term, AOL was obligated to deliver a cumulative number of impressions (as defined in the agreement), with various cumulative targets throughout the duration of the agreement term. If AOL did not provide certain cumulative targeted Impressions, AOL would be required to refund a portion of the fees paid by the Company under this agreement (or under some circumstances, as outlined in this agreement, AOL will have the option to extend the term and deliver the Impressions by the end of that extended term).

     The Excite agreement was for a term of 36 months beginning April 1998 pursuant to which the Company was the exclusive Software reseller on certain screens within certain channels of Excite's website.

     The Netscape agreement was for a term of 24 months beginning August 1997, pursuant to which the Company created and managed an online software store accessible through Netscape's Internet site. In compensation for sales of product offered by the Company on this online software store, the Company paid a commission to Netscape. These commissions were charged to sales and marketing expense. Under the agreement, the Company also paid Netscape a fee to license its trademarks for use on the Company's co-branded site.

     The Company entered into various contracts with Network Associates in 1997 and 1998. In September 1997, the Company and Network Associates entered into an agreement whereby the Company agreed to electronically distribute Network Associates products. In September 1998, the Company and Network Associates entered into agreements whereby the Company agreed to co-host certain Websites with Network

                             BEYOND.COM CORPORATION

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITIED)

Associates and whereby the Company agreed to operate and manage certain aspects of Network Associates' website. Pursuant to these agreements, the Company and Network Associates developed an interdependent relationship whereby the Company resells Network Associates' products. Furthermore, the Company had significant fixed financial obligations to Network Associates under the Co-Hosting Agreement based on certain exclusivity rights.

     In February 1999, the Company entered into an agreement with Yahoo!, a global Internet media company that offers a branded network of comprehensive information, communication and shopping services. Under this agreement, Yahoo! promoted and advertised Beyond.com as a premier software merchant by delivering page views across Yahoo!'s branded network of sites, including the Yahoo! home page, My Yahoo!, Yahoo! Shopping, Yahoo! Games, and relevant categories and search result pages in the Yahoo! directory. Over the 18 month term of the agreement, the Company was required to make fixed payments, augmented by certain performance-based payments.

     Under these agreements, once the Company had generated a certain cumulative net gross margin from software sales, the Company was required to pay specified percentages of the gross transaction margins from all subsequent software sales transactions and a percentage of certain advertising revenues. As of December 31, 1999, none of these net gross margin targets were achieved.

     The amounts paid under the AOL, Netscape and Network Associates agreements were amortized to sales and marketing expenses on a straight-line basis over the period from the launch dates to the termination dates of the services. The periods of amortization were March 1998 to March 2000, August 1997 to July 1999, and September 1998 to March 2000 for AOL, Netscape and Network Associates, respectively. The amounts paid under the Excite and Yahoo! agreements were expensed to sales and marketing expenses as the payments became due over the contract term beginning from the launch date of the services. The period of amortization for these agreements was April 1998 to March 2000 and February 1999 to March 2000 for Excite and Yahoo!, respectively. The Company expensed $14,818,000 and $6,700,000 related to these agreements in 1999 and 1998, respectively. Total amounts capitalized under these agreements at December 31, 1999 and 1998 were $3,990,000 and $4,100,000, respectively.

     The Company also entered into a Common Stock and Warrants Subscription Agreement, which provided for the sale of $2,000,000 of common stock to AOL immediately prior to the closing of an initial public offering ("IPO") at the price paid by the Underwriters in the IPO. At the completion of the IPO and the purchase by AOL of the $2,000,000 of common stock, the Company issued a common stock warrant (the "IPO Warrant"). The IPO Warrant vests in increments of 1/36 per month commencing March 1, 1998. The IPO Warrant was issued for the purchase of 358,423 shares of common stock at an exercise price per share of $8.37 and such shares are non-forfeitable.

     The Company determined the fair value of the IPO Warrant using the Black-Scholes model with the following assumptions: risk-free interest rate of 6.00%, no dividend yield, a volatility factor of 0.25, and an expected life of eight years based on the term of the warrant. The fair value of the IPO Warrant was determined at the time of issuance to be approximately $1,075,000 and was recorded as additional purchase price for the marketing rights under the marketing agreement. The value of the warrant is being amortized on a consistent basis with the marketing rights as described above. The Company amortized $656,000 of the IPO Warrant value to sales and marketing expense through 1999.

     As a result of the BuyDirect.com merger, the Company assumed marketing agreements with @Home Corporation (@Home), CNET Networks Inc. (CNET), ZD Inc. (ZDNet) and other partners In the first quarter of 2000, the Company terminated its agreements with CNET and ZDNet (See Note 2).

                             BEYOND.COM CORPORATION

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITIED)

     The @Home agreement is for a term of 36 months beginning in November 1998 and provides for the Company to become the exclusive software store promoted on the @Home Network. The amounts paid under this agreement are being amortized to sales and marketing expenses on a straight-line basis over the period from the launch date to the termination of the services. Additionally, under the terms of the @Home agreement, the minimum payments made by the Company may be reduced pursuant to an adjustment factor based on the average annual number of @Home subscribers and may be increased if gross profits earned by the Company on sales to @Home subscribers exceed certain levels.

     The CNET agreement was for a term of 24 months beginning in October 1998. Under the CNET agreement, Beyond.com received Internet and television promotions and exclusivity from CNET. The amounts paid under this agreement were amortized to sales and marketing expenses on a straight-line basis over the period from the launch date to the termination of the services. Additionally, the Company was required to pay certain actual click fees owed for customers delivered to the Company's sites directly from the CNET sites in the period incurred.

     The ZDNet agreement was for a term 36 months beginning in February 1999 and provided for certain promotion and advertising and on-line software content for use on the Company's website. The amounts paid under this agreement were amortized to sales and marketing expenses on a straight-line basis over the period from the launch date to the termination of the services.

     The Company expensed $6,674,000 related to the agreements assumed as a result of the BuyDirect.com merger in 1999. Total amounts capitalized under these agreements assumed as a result of the BuyDirect.com merger at December 31, 1999 were $1,161,000.

7. CONVERTIBLE NOTES PAYABLE

     In November and December 1998, the Company issued unsecured Convertible Subordinated Notes payable with an aggregate principal amount of $63,250,000. The notes bear an annual interest rate of 7.25% and mature on December 1, 2003. Interest on the notes is payable semi-annually commencing on June 1, 1999. The notes are convertible into common stock at the option of the holder at any time prior to December 2, 2003 at the conversion price of $18.34 per share. As of December 31, 1999, the fair value of the convertible notes based on quotes from a major brokerage firm was $37,065,000. There are no financial covenants associated with the notes payable.

     At any time on or after December 6, 2001, the notes will be redeemable at the option of the Company at the specified redemption price equal to a percentage of the principal amount, plus accrued interest. The Company shall redeem such notes at a price equal to 101.813% of the principal on or before November 30, 2002. Subsequent to this date the notes shall be redeemed at a price equal to 100% of the principal amount of the notes.

8. OPERATING LEASE COMMITMENTS

     The Company leases or subleases facilities and certain equipment under noncancelable operating leases expiring at various dates through 2004. In October 1999, the Company entered into a new facility lease agreement for approximately 105,000 square feet of office space in Santa Clara, California. The new lease expires in 2004. In addition to the base rent, the lease agreement requires the Company to pay taxes, insurance and maintenance expenses. Occupation of the new facility commenced in November 1999. Rental expense was approximately $3,353,000, $1,228,000, and $266,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

                             BEYOND.COM CORPORATION

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITIED)

     In September 1999, the Company issued a $1.0 million letter of credit in connection with the Company's new facility lease. The letter of credit designates the landlord as beneficiary and provide that the landlord may draw down the letter of credit in the amount equal to any default under the lease. As of December 31, 1999, no amounts have been advanced to the lessor from the letter of credit.

     The annual future minimum lease payments under all noncancelable operating leases at December 31, 1999, are as follows (in thousands):

2000........................................................  $ 3,385
2001........................................................    2,960
2002........................................................    2,981
2003........................................................    2,803
2004........................................................    2,433
                                                              -------
     Total minimum lease payments...........................  $14,562
                                                              =======

9. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     In March and April 1998, the Company sold a total of 1,153,846 shares of Series D redeemable convertible preferred stock at $2.60 per share. Each share of preferred stock was convertible at any time at the option of the holder into shares of common stock at the then effective conversion price. Upon the Company's initial public offering, all outstanding shares of preferred stock converted into 12,198,962 shares of common stock.

10. STOCKHOLDERS' EQUITY

  Common Shares

     The Company is authorized to issue 70,000,000 shares of common stock. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of the Company. Subject to the preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, that may be declared by the Board of Directors.

     The Company has reserved shares of common stock for future issuance at December 31, 1999 as follows:

1995, 1998, and 1999 Stock Option Plans (the Plans)
  Options outstanding.......................................   5,987,994
  Options available for future grant........................     946,008
Options granted outside of the Plans........................     773,728
Shares reserved for Employee Stock Purchase Plan............   1,000,000
Outstanding warrants........................................     358,423
Shares reserved for conversion of convertible notes
  payable...................................................   3,448,745
                                                              ----------
                                                              12,514,898
                                                              ==========

  Stock Option Plans

     The Company's 1995 Stock Option Plan was adopted by the Company on January 5, 1995. There are 3,000,000 shares of common stock authorized for issuance under such plan. On April 4, 1998, the Company's Board of Directors and stockholders adopted the 1998 Stock Option Plan and reserved an aggregate of 2,000,000 shares of common stock for grants of stock options under such plan. On March 17, 1999, the

                             BEYOND.COM CORPORATION

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITIED)

Company's Board of Directors and stockholders adopted the 1999 Non-Qualified Stock Option Plan and reserved an aggregate of 750,000 shares of common stock for grants of stock options under such plan. On March 17, 1999, the Company's Board of Directors and stockholders adopted the 1999 Incentive Stock Option Plan and reserved an aggregate of 2,000,000 shares of common stock for grants of stock options under such plan. The Plans provide for the issuance of common stock and granting of options to employees, officers, directors, consultants, independent contractors, and advisors of the Company. The exercise price of a nonqualifying stock option and an incentive stock option shall not be less than 85% and 100%, respectively, of the fair value of the underlying shares on the date of grant. Options granted under the Plans generally vest over four years at the rate of 25% one year from the grant date and ratably every month thereafter. Some of the options granted under the Plans vest over one year at the rate of 50% from the grant date and ratably every month thereafter.

     In conjunction with the Spin-off of CyberSource on December 31, 1997, employees of the Company maintained their outstanding options to purchase common shares of the Company and were granted additional stock options in CyberSource based on the extent that the employees original options were vested. Employees of CyberSource immediately following the Spin-off maintained their outstanding vested stock options in the Company (although these stock options will now be treated as nonqualified stock options subsequent to the Spin-off) and were granted additional incentive stock options in CyberSource. The exercise prices of the original and additional option grants were adjusted to reflect the allocation of the current fair market value per share price between the Company's and CyberSource's common stock based on an independent valuation of the respective fair market value of such shares of common stock. Options to purchase common shares of the Company held by the CyberSource employees that had not vested as of the date of the Spin-off were canceled. The following table summarizes option activity for the years ended December 31, 1997, 1998, and 1999, as has been adjusted to retroactively reflect the change in exercise prices of options to purchase common shares of the Company. The adjustments and Spin-off of options resulted in nonstapled options to the employees of

                             BEYOND.COM CORPORATION

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITIED)

each entity and were accounted for and in compliance with the guidelines in Emerging Issues Task Force Issue No. 90-9 and, therefore, no compensation expense was recorded.

                                                                          OPTIONS OUTSTANDING
                                                                      ----------------------------
                                                                                       WEIGHTED
                                                                                       AVERAGE
                                                          SHARES        NUMBER      EXERCISE PRICE
                                                        AVAILABLE     OF SHARES       PER SHARE
                                                        ----------    ----------    --------------
Balance at December 31, 1996..........................     851,500     1,148,500       $ 0.033
  Options granted.....................................    (750,700)      750,700       $ 0.156
  Options exercised...................................          --       (70,000)      $ 0.031
  Options Canceled....................................     110,000      (110,000)      $ 0.135
  Cancellation of unvested options held by CyberSource
     employees........................................     702,745      (702,745)      $ 0.097
                                                        ----------    ----------
Balance at December 31, 1997..........................     913,545     1,016,455       $ 0.068
  Additional Shares Reserved..........................   3,000,000            --            --
  Options granted.....................................  (3,868,946)    3,868,946       $ 5.162
  Options exercised...................................          --      (166,852)      $ 0.168
  Options canceled....................................     224,250      (224,250)      $ 5.775
                                                        ----------    ----------
Balance at December 31, 1998..........................     268,849     4,494,299       $ 4.163
  Additional Shares Reserved..........................   3,031,757            --            --
  Options granted.....................................  (3,528,457)    3,528,457       $19.391
  Options exercised...................................          --      (860,903)      $ 2.768
  Options canceled....................................   1,455,616    (1,455,616)      $12.983
  Options assumed as a result of the BuyDirect.com
     Merger...........................................    (281,757)      281,757       $ 1.328
                                                        ----------    ----------
Balance at December 31, 1999..........................     946,008     5,987,994       $11.113
                                                        ==========    ==========

     In connection with certain stock options granted in March and April 1998, the Company recorded deferred compensation for the estimated difference between the exercise price of the options and the deemed fair value of approximately $3,800,000 which is being amortized over the four year vesting period of the options.

     The following table summarizes information about options outstanding as of December 31, 1999:

                       NUMBER OF                    WEIGHTED         NUMBER OF
                        OPTIONS        WEIGHTED     AVERAGE           OPTIONS        WEIGHTED
                   OUTSTANDING AS OF   AVERAGE     REMAINING     EXERCISABLE AS OF   AVERAGE
                     DECEMBER 31,      EXERCISE   CONTRACTUAL      DECEMBER 31,      EXERCISE
 EXERCISE PRICE          1999           PRICE     LIFE (YEARS)         1999           PRICE
----------------   -----------------   --------   ------------   -----------------   --------
$0.0042 - $ 7.69       2,654,512        $ 2.79        7.90           1,329,078        $ 1.45
$  7.75 - $13.50       1,458,021        $ 9.92        9.51             156,254        $ 9.36
$ 13.75 - $26.00       1,377,286        $21.51        9.38              94,600        $22.37
$ 25.13 - $37.00         498,175        $29.67        9.31              11,350        $28.16
                       ---------                                     ---------
$0.0042 - $37.00       5,987,994        $11.11        8.67           1,591,282        $ 4.17
                       =========                                     =========

     As of December 31, 1998 and 1997, 647,341 and 666,448 options were exercisable at a weighted average price of $0.09 and $0.03, respectively.

                             BEYOND.COM CORPORATION

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITIED)

  Options Granted Outside of the Stock Options Plans

     On January 5, 1995, the Company granted options outside of the Plans to its Chief Technical Officer to purchase 1,000,000 shares of common stock of the Company at an exercise price of $0.004 per share. A total of 226,272 option shares have been exercised as of December 31, 1999. As of December 31, 1999, the remaining life of the options is approximately two years, and all options are exercisable.

  Employee Stock Purchase Plan

     In April 1999, the Company's Board of Directors and stockholders adopted its 1999 Employee Stock Purchase Plan and reserved 1,000,000 shares of common stock for issuance under this plan. In accordance with Section 423 of the Internal Revenue Code, this plan permits eligible employees to authorize payroll deduction of up to 10% of their base compensation to purchase shares of the Company's common stock at the lower of 85% of the fair market value of the common stock on the first day of the offering period or the purchase date. No shares have been issued under this plan as of December 31, 1999. The first seven month offering period ended on January 31, 2000.

  Chairman Grant Program

     In January 2000, the Company's Board of Directors adopted the Chairman Grant Program and reserved 1,000,000 shares of common stock for issuance to selected full-time employees under this plan. William S. McKiernan, the Company's Chairman of the Board, agreed to contribute 1,000,000 shares of the Company's common stock owned by him to the Plan over the one year term of the Plan. Shares will be issued on a quarterly basis, in the total amount of 250,000 shares per quarter. The shares shall be awarded to selected full time employees who have gone beyond normal expectations in their contributions to the Company's success as a whole. During the first quarter of 2000, the Company issued approximately 123,000 shares at a cost of approximately $637,000 and accrued approximately $1.6 million for an additional 377,000 shares to be issued related to employees service in the first quarter of 2000.

  Stock Based Compensation

     Pro forma information regarding net loss is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted under the fair value method of FAS 123. The fair value for options granted prior to the IPO were estimated at the date of grant using the minimum value method. Options granted subsequent to the IPO were valued using the Black-Scholes model based on the actual stock closing price on the day previous to the date of grant. The following weighted average assumptions were used to calculate the value of the options granted: risk-free interest rate of 6.1%, 5.2%, and 5.6% for 1997, 1998, and 1999, respectively, no dividend yield, no volatility factor for 1997; a volatility factor of 1.35 for 1998; and a volatility factor of 1.23 for 1999, of the expected market price of the Company's common stock, and a weighted average expected life of the option of 4.0 years for 1997, 5.43 years for 1998 and 5.34 years for 1999.

     The option valuation models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. Had compensation cost for the Company's stock-based compensation plans been determined using the fair value at the grant dates for awards under those Plans calculated using the minimum value method and

                             BEYOND.COM CORPORATION

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITIED)

the Black-Scholes model described above, the Company's net loss and pro forma basic and diluted net loss per share would have been increased to the pro forma amounts indicated below:

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                      1997        1998        1999
                                                     -------    --------    ---------
Pro forma net loss (in thousands)..................  $(5,364)   $(32,924)   $(142,559)
Pro forma basic and diluted net loss per share.....  $ (0.30)   $  (1.36)   $   (4.19)

     The weighted average fair value of options granted, which is the value assigned to the options under FAS 123, was $0.04, $6.48, and $17.05 for options granted during 1997, 1998 and 1999, respectively.

     The pro forma impact of options on the net loss for the years ended December 31, 1997, 1998, and 1999 is not representative of the effects on net income (loss) for future years, as future years will include the effects of options vesting as well as the impact of multiple years of stock option grants. The effect of FAS 123 will not be fully reflected until 2000.

11. RELATED PARTY TRANSACTIONS

     Pursuant to the terms of an agreement entered into in connection with the Spin-off of CyberSource, the Company uses services supplied to the Company by CyberSource on a non-exclusive basis. These services relate to credit card processing, fraud screening, export control, sales tax computation, electronic licensing, hosting of electronic downloads and fulfillment notification. Any discontinuation of such services, or any reduction in performance that requires the Company to replace such services, could be disruptive to the Company's business. The Company also received a non-exclusive license to certain CyberSource Technology. Under the services agreement, the Company is obligated to compensate CyberSource on a basis of services used per order or transaction. The Company recorded expenses of approximately $747,000 and $1.1 million related to such services in 1998 and 1999, respectively. As of December 31, 1998 and 1999, amounts owed to CyberSource were approximately $100,000 and $151,000, respectively. In June 1999, the Company granted a two-year exclusive license of proprietary risk management system software to Cybersource for a non-refundable license fee of $600,000.

     During the years ended December 31, 1997, 1998, and 1999, legal fees incurred were approximately, $304,000, $1,300,000, and $988,000, respectively, relating to a law firm in which the current secretary of the board of directors of the Company is a partner. As of December 31, 1998 and 1999, amounts owed to the law firm were approximately $147,000, and $69,000, respectively.

     On April 15, 1998, the Company issued a promissory note to a director and stockholder to whom it loaned an aggregate of $270,000. Interest accrued on the outstanding principal at a rate of 6.02% per annum. The note and related accrued interest was paid in full during 1999.

12. LITIGATION AND CONTINGENCIES

     From time to time, the Company may be involved in litigation relating to claims arising out of its ordinary course of business. The Company believes that there are no claims or actions pending or threatened against the Company, the ultimate disposition of which would have a material impact on the Company's financial position or results of operations.

13. INCOME TAXES

     No provision for income taxes has been recorded due to operating losses with no current tax benefit.

                             BEYOND.COM CORPORATION

                 (INFORMATION AS OF MARCH 31, 2000 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITIED)

     As of December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $135,000,000 and $38,000,000, respectively. The Company also had federal and state research credit carryforwards of approximately $374,000 and $435,000, respectively. The net operating loss carryforwards and tax credit carryforwards will expire at various dates beginning in 2002 through 2019, if not utilized.

     Utilization of the net operating losses and tax credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and tax credits before utilization.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets are as follows:

                                                          DECEMBER 31,    DECEMBER 31,
                                                              1998            1999
                                                          ------------    ------------
DEFERRED TAX ASSETS:
Net operating loss carryforwards........................  $ 14,507,000    $ 48,875,000
Research credit carryforwards...........................       491,000         809,000
Reversals and accruals..................................       807,000       1,048,000
                                                          ------------    ------------
     Total deferred tax assets..........................    15,805,000      50,732,000
Valuation allowance.....................................   (15,805,000)    (50,732,000)
                                                          ------------    ------------
Net deferred tax assets.................................  $         --    $         --
                                                          ============    ============

     Under Statement of Financial Accounting Standards No. 109 (FAS 109), deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and the laws that will be in effect when the differences are expected to reverse. In light of FAS 109 and based upon the weight of available evidence, which includes our historical operating performance, the reported net operating losses in the period 1997, 1998, and 1999, and the uncertainties regarding the future results of our operations, we have provided a full valuation allowance against our net deferred tax assets, as it is not more likely than not that such deferred tax assets will be realized. The valuation allowance increased by $12,659,000 during 1998 and increased by $34,927,000 during 1999.

14. EVENTS SUBSEQUENT TO THE DATE OF AUDITOR'S REPORT (UNAUDITED)

  SoftGallery

     On April 25, 2000, the Company entered into an agreement to return 80.01% of Beyond.com's ownership of SoftGallery to the previous SoftGallery stockholders. Under the terms of this agreement, Beyond.com issued approximately 177,000 shares of its common stock and paid cash of $125,000 to SoftGallery shareholders in order to replace and supercede obligations associated with the original acquisition. Beyond.com's cost basis for its remaining 19.99% investment in SoftGallery is $2.0 million which includes the cost of the initial purchase of approximately $1.4 million and the additional divestiture cost of approximately $600,000. Beyond.com retained no significant influence over the day-to-day operations of SoftGallery under terms of this agreement. The Company has accounted for its remaining 19.99% investment in SoftGallery under the cost method.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond the indemnification specifically provided by the current law.

     Article IX of our Certificate of Incorporation, as amended, provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VI of our Bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in, and not opposed to, our best interest and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     We have entered into indemnification agreements with our directors and executive officers, in addition to providing indemnification in our Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits: The Exhibit Index attached hereto is hereby incorporated to this item by reference thereto.

     (b) FINANCIAL STATEMENT SCHEDULES

                             BEYOND.COM CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                          BALANCE AT   CHARGED TO   BALANCE AT
                                                          BEGINNING    COSTS AND    DEDUCTION/   END OF
                      DESCRIPTION                         OF PERIOD     EXPENSES     WRITEOFF    PERIOD
                      -----------                         ----------   ----------   ----------   -------
Year ended December 31, 1997
  Accounts receivable allowances........................     $ 65         $240        $ (30)      $275
  Allowance for sales returns...........................       --           --           --         --
Period ended December 31, 1998
  Accounts receivable allowances........................      275          332          (31)       576
  Allowance for sales returns...........................       --          462         (160)       302
Period ended December 31, 1999
  Accounts receivable allowances........................      576          634         (809)       401
  Allowance for sales returns...........................      302          310          (21)       591

     All other schedules are omitted because they are inapplicable or the requested information is shown in the financial statements of the registrant or related notes thereto.

ITEM 22.  UNDERTAKINGS

     (a) The Undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement throughout the date responding to the request.

     (b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (c) The Undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to
Section 13(a) or 15(d) of the existing notes Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to
Section 15(d) of the existing notes Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time hall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 20 above, or otherwise, the registrants have each been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a) (3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and deviation from low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California on June 30, 1999.

                                          Beyond.com Corporation

                                          By:      /s/ RONALD S. SMITH
                                            ------------------------------------
                                                      Ronald S. Smith
                                             President, Chief Executive Officer
                                                        and Director

                               POWER OF ATTORNEY

     The undersigned hereby constitutes and appoints William S. McKiernan and C. Richard Neely, Jr. as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all capacities, to sign on his behalf the Registration Statement on Form S-4 in connection with the sale by the selling stockholders of offered securities, and to execute any amendments thereto (including post-effective amendments) or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorney in-fact and gents, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, jointly and severally, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

                     SIGNATURE                                     TITLE                      DATE
                     ---------                                     -----                      ----

              By: /s/ RONALD S. SMITH                                                     June 30, 2000
  ----------------------------------------------     President, Chief Executive
                  Ronald S. Smith                      Officer and Director

           By: /s/ WILLIAM S. MCKIERNAN                                                   June 30, 2000
  ----------------------------------------------     Chairman of the Board of
               William S. McKiernan                    Directors

              By: /s/ MARK W. BAILEY                                                      June 30, 2000
  ----------------------------------------------
                  Mark W. Bailey                     Director

             By: /s/ RONALD S. POSNER                                                     June 30, 2000
  ----------------------------------------------
                 Ronald S. Posner                    Director

            By: /s/ RICHARD SCUDELLARI                                                    June 30, 2000
  ----------------------------------------------
                Richard Scudellari                   Director

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  2.1*    Form of Dealer Manager Agreement.
  3.1     Certificate of Incorporation, as amended (Incorporated by
          reference from Beyond.com's Current Report on Form 8-K filed with the Commission on December 31, 1998, as amended.)
  3.2     Bylaws of the Registrant (Incorporated by reference from
          Beyond.com's Registration Statement on Form S-1 (Reg. No.
          333-51121), as amended, filed with the Commission on June
          17, 1998.)
  4.1     Form of exchange note indenture between the Registrant and
          LaSalle National Bank as exchange note trustee.
  4.3     Form of existing note indenture dated as of November 23,
          1998, by and between the Registrant and LaSalle National
          Bank Association (Incorporated by reference from
          Beyond.com's Registration Statement on Form S-1 (Reg. No.
          333-74545) filed with the Commission on March 23, 1999.)
  4.6     Form of Exchange Note (included in Exhibit 4.1)
  5.1*    Opinion of Morrison & Foerster LLP
 12.1     Statement regarding computation of ratios of earnings to
          fixed charges
 23.1     Consent of Ernst & Young LLP, independent auditors
 23.2*    Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
 24.1     Power of Attorney (included on signature page)
 25.1*    Form T-1 Statement of Eligibility under the Trust Indenture
          Act of 1939, as amended, of LaSalle National Bank
          Association
 99.1     Form of Letter of Transmittal
 99.2     Form of Notice of Guaranteed Delivery
 99.3     Form of Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and other Nominees
 99.4     Form of Letter to clients

------------------------

* To be filed by amendment.